Exhibit 2.1

ARRANGEMENT AGREEMENT

BY AND AMONG

ANALOGIC CORPORATION,

8385998 CANADA INC.,

ULTRASONIX MEDICAL CORPORATION,

AND

SCOTT RATUSHNY, RONALD POELZER AND LAURENT PELISSIER, SOLELY IN

THEIR CAPACITY AS REPRESENTATIVES

January 7, 2013

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2.21	Employees	31
2.22	Employee Benefits	34
2.23	Environmental Matters	37
2.24	Legal Compliance	38
2.25	Customers and Suppliers	39
2.26	Permits	40
2.27	Certain Business Relationships With Affiliates	40
2.28	Brokers’ Fees	40
2.29	Books and Records	40
2.30	Prepayments, Prebilled Invoices and Deposits	41
2.31	Government Contracts	41
2.32	Regulatory Matters	42
2.33	Disclosure	42

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT	42
3.1	Organization and Corporate Power	42
3.2	Authorization of Transaction	42
3.3	Noncontravention	43
3.4	Broker’s Fees	43
3.5	Funds Available	44
3.6	Litigation, etc	44
3.7	Investment Act Canada	44

ARTICLE IV	COVENANTS	45
4.1	Closing Efforts	45
4.2	Governmental and Third-Party Notices and Consents	45
4.3	Operation of Business	45
4.4	Access to Information	48
4.5	Notice of Breaches	48
4.6	Exclusivity	48
4.7	Expenses	49
4.8	Access to Customers and Suppliers	49
4.9	Termination of 401(k) Plan	49
4.10	Directors and Officers Insurance	49
4.11	Employees	49
4.12	Mutual Covenants Regarding Privacy Issues	50
4.13	Financial Statements	52

ARTICLE V	CONDITIONS TO THE ARRANGEMENT	52
5.1	Conditions to the Obligations of Each Party	52
5.2	Conditions to Obligations of the Buyer and Parent	53
5.3	Conditions to Obligations of the Company	54

ARTICLE VI	INDEMNIFICATION	55
6.1	Indemnification by the Company Shareholders	55

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6.2	Indemnification Claims	56
6.3	Survival of Representations and Warranties	59
6.4	Limitations	59

ARTICLE VII	TERMINATION	61
7.1	Termination of Agreement	61
7.2	Effect of Termination	61

ARTICLE VIII	DEFINITIONS	61

ARTICLE IX	MISCELLANEOUS	76
9.1	Press Releases and Announcements	76
9.2	No Third Party Beneficiaries	77
9.3	Entire Agreement	77
9.4	Succession and Assignment	77
9.5	Counterparts and Facsimile Signature	77
9.6	Headings	77
9.7	Notices	77
9.8	Governing Law	79
9.9	Amendments and Waivers	79
9.10	Severability	79
9.11	Submission to Jurisdiction	79
9.12	Construction	80

Exhibit A -	Plan of Arrangement
Exhibit B -	Form of Support Agreement
Exhibit C -	Form of Escrow Agreement
Exhibit D -	Form of Arrangement Resolution
Exhibit E -	Form of Opinion of Counsel to the Company
Exhibit F -	Form of Option Cancellation Agreement

Schedule I - Estimated Closing Adjustment Items
Schedule 5.2(b)(i) -	Required Third Party Consents
Schedule 5.2(b)(ii) -	Non-Required Third Party Consents
Schedule 5.2(g) -	Regulatory Approvals
Schedule 5.2(l) -	Required Estoppel Certificates

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ARRANGEMENT AGREEMENT

This Arrangement Agreement (the “Agreement”) is entered into as of January 7, 2013, by and among Analogic Corporation, a Massachusetts corporation (the “Parent”); 8385998 Canada Inc., a Canadian corporation (the “Buyer”) and a direct or indirect wholly owned subsidiary of Parent; Ultrasonix Medical Corporation, a Canadian corporation (the “Company”); and Scott Ratushny, Ronald Poelzer and Laurent Pelissier, solely in their capacity as the Representatives of the Company Shareholders (the “Representatives”). The Parent, the Buyer, the Company and the Representatives are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Parent wishes to acquire all of the US Assets and Buyer wishes to acquire all of the issued and outstanding Company Shares.

B. The board of directors of the Company deems it advisable and in the best interests of the Company and its shareholders that the Parent, Buyer and the Company engage in a business combination as contemplated herein.

C. The Parties intend to carry out the acquisition of the US Assets and the Company Shares contemplated by this Agreement by way of an arrangement under Section 192 of the CBCA on substantially the terms and conditions set forth in the Plan of Arrangement set forth in Exhibit A.

D. This Agreement has been approved by the boards of directors of the Buyer and the Parent and the board of directors of the Company.

E. Concurrently with the execution of this Agreement, as an inducement to the Buyer’s willingness to enter into this Agreement, certain of the Company Shareholders have entered into a support agreement in the forms of Exhibit B (the “Support Agreement”).

F. Concurrently with the execution of this Agreement, and as a condition of the willingness of the Buyer and Parent to enter into this Agreement, (i) certain of the Designated Employees are entering into non-competition and non-solicitation agreements with the Buyer or Parent, which agreements will take effect only upon the Plan of Arrangement becoming effective, and (ii) all holders of Company Options are entering into Option Cancellation Agreements pursuant to which such Company Options will be exercised or cancelled immediately prior to the Plan of Arrangement becoming effective.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

ARTICLE I

PURCHASE AND SALE

1.1 Plan of Arrangement.

(a) The parties agree to carry out the Arrangement and to use their commercially reasonable efforts to cause the Closing to occur on or about February 28, 2013 or as soon thereafter as reasonably practicable, and in any event by the Outside Date;

(b) The Company agrees that as soon as reasonably practicable after the date of this Agreement, but in any event prior to January 21, 2013, it will, in a manner reasonably acceptable to the Buyer and the Parent, pursuant to Section 192 of the CBCA and, in cooperation with the Buyer, prepare, file and diligently pursue an application for the Interim Order, which will provide, among other things:

(i) for the calling and holding of the Company Shareholder Meeting, including confirming the record date for determining the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholder Meeting and for the manner in which such notice is to be provided;

(ii) that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution by the Company Shareholders will be 66 2/3% or more of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or represented by proxy at the Company Shareholder Meeting, voting together as a single class;

(iii) for the grant of the Dissent Rights in the manner contemplated in the Plan of Arrangement and the Interim Order;

(iv) for the notice requirements with respect to the presentation of the application to the Court for a Final Order; and

(v) that the Company Shareholder Meeting may be adjourned or postponed from time to time by the Company with the consent of the Purchaser and the Buyer without the need for further approval from the Court.

(c) The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue and application for the Final Order pursuant to Section 192 of the CBCA as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is approved at the Company Shareholders Meeting as provided for in the Interim Order.

(d) On the Closing Date, the Articles of Arrangement (“Articles of Arrangement”), the Final Order and such other documents as may be required to give effect to the Arrangement will be filed with the Director who will then issue the Certificate of Arrangement. The Certificate of Arrangement will be conclusive evidence that the Arrangement has become effective on, and be binding on and after, the Effective Time.

1.2 Company Shareholder Meeting. The Company shall use its best efforts to take all such steps as are necessary to set the record date for the Company Shareholder Meeting as a date not later than February 27, 2013 and subject to the terms of this Agreement and in accordance with and compliance with the Interim Order, as promptly as practicable (and in any event no later than February 27, 2013) convene and hold the Company Shareholder Meeting in accordance with the Interim Order and applicable Law for the purpose of considering the Arrangement Resolution and, unless this Agreement has been validly terminated in accordance with Article VII, the Company will not cancel the Company Shareholder Meeting or fail to put the Arrangement Resolution before the Company Shareholders for their consideration without the Buyer’s and Parent’s prior written consent, other than as may be required under the Interim Order or applicable Law.

1.3 Information Circular. As promptly as practicable after the execution and delivery of this Agreement (and in any event by no later than ten (10) Business Days after the date of this Agreement), the Company will prepare the Circular, together with any other documents required by applicable Laws in connection with the Arrangement, and Parent and Buyer will cooperate in such preparation. As promptly as practicable after the receipt of the Interim Order (and in any event by no later than two (2) Business Days thereafter), the Company will deliver the final Circular to Parent. Parent shall have the right to review and approve any changes to the Circular made in connection with the Interim Order. As soon as practicable after Parent’s approval of the Circular (and in any event no later than three (3) Business Days thereafter), the Company shall cause the Circular and all other documentation required in connection with the Company Shareholder Meeting to be sent to each of the Company Shareholders and be filed as required by the Interim Order and applicable Law.

1.4 Preparation of Filings. The Company shall:

(a) prepare any application for the orders, rulings and consents and any other documents reasonably deemed by Parent, Buyer or the Company to be necessary to discharge their respective obligations under applicable Securities Laws in connection with the Arrangement and the other transactions contemplated hereby including, if applicable, the draft Circular including the draft Interim Order and Articles of Arrangement that are required by the CBCA to be sent to the director appointed pursuant to Section 260 of the CBCA in order for the Arrangement to be effective; and

(b) take all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, and Parent and Buyer will cooperate with the Company in completion of the above.

1.5 Information for Circular and Filings. Each of Parent, Buyer and the Company will furnish to the other all such information concerning it and its shareholders as may be reasonably required (and, in the case of its shareholders, available to it) for the completion of the actions described in Section 1.3 and Section 1.4, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

1.6 Changes in Information. Parent, Buyer and the Company will each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order or a consent described in Section 1.4 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application or consent. In any such event, Parent, Buyer and the Company will cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, will cause the same to be distributed to the Company Shareholders and filed, as required with the relevant securities regulatory authorities.

1.7 Compliance of Circular. The Company will ensure that the Circular complies with all applicable Laws including Securities Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Parent, Buyer or any third party that is not an Affiliate of the Company). Without limiting the generality of the foregoing, the Company will ensure that the Circular: (i) provides Company Shareholders entitled to vote with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Shareholder Meeting and Parent and Buyer will provide all information they reasonably believe is required of them in order for the Company to do so, at the Company’s request, (ii) includes a statement that the Company’s board of directors has unanimously determined that the Arrangement is in the best interests of the Company and its shareholders and recommends that the Company Shareholders vote in favor of the Arrangement Resolution and (iii) includes a statement that each director and senior officer of the Company intends to vote all of his or her Company Shares in favor of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement.

1.8 Compliance of Company Shareholder Meeting. The Company will diligently do all such acts and things as may be necessary to comply with applicable Laws (including Securities Laws and the articles of the Company) in relation to the Company Shareholder Meeting.

1.9 Solicitation of Proxies. Subject to Parent and Buyer complying with all applicable Laws, Parent and/or Buyer may at any time, directly or through a soliciting dealer, actively solicit proxies in favor of the Arrangement Resolution.

1.10 Withholding Rights. Each of Buyer, the Parent, the Paying Agent, the Escrow Agent and the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to the Company, any Company Equityholder or former Company Equityholder or other Person pursuant to this Agreement or the Option Cancellation Agreements such amounts as the Parent, the Buyer, the Paying Agent, the Escrow Agent or the Company determines are required or reasonably believes to be required to be deducted and withheld with respect to such payment under the Tax Act, the Code or any provision of federal, provincial, state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made provided that such amounts are actually remitted to the appropriate taxing authority.

1.11 Adjustment Before and After the Closing. The Purchase Price shall be subject to adjustment as follows:

(a) Not later than five (5) Business Days prior to the Effective Date, the Company shall prepare and deliver to the Parent and Buyer a statement (the “Estimated Closing Adjustment Statement”) setting forth the Estimated Closing Adjustment, together with all relevant backup materials, in detail reasonably acceptable to the Parent and Buyer. Schedule I attached hereto reflects the Closing Adjustment Items to be included in the Estimated Closing Adjustment Statement, including estimated amounts in respect thereof as of the date of this Agreement. If within two (2) Business Days following receipt of the Estimated Closing Adjustment Statement, the Parent and Buyer have not given the Company notice of their objection to the Estimated Closing Adjustment, the Base Purchase Price shall be adjusted as set forth in the Estimated Closing Adjustment Statement. If the Parent and Buyer give such notice of objection, the Company, the Parent and the Buyer will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed upon by the Parent, the Buyer and the Company shall be used to complete the Estimated Closing Adjustment. If the Parent, the Buyer and the Company are unable to resolve all such disputed issues by the end of the third (3rd) Business Day following the Parent’s and the Buyer’s receipt of the Estimated Closing Adjustment Statement, the Estimated Closing Adjustment shall be as determined by the Parent and the Buyer, acting reasonably.

(b) Not later than five (5) Business Days prior to the Effective Date, the Company shall prepare and deliver to the Parent and Buyer a statement (the “Estimated Net US Assets Proceeds Statement”) setting forth an estimate of the Net US Assets Proceeds (the “Estimated Net US Assets Proceeds”), together with all relevant backup materials, in detail reasonably acceptable to the Parent and Buyer. Such Estimated Net US Assets Proceeds shall be determined based on the Company’s most recent accounting and tax information available. If within two (2) Business Days following receipt of the Estimated Net US Assets Proceeds Statement, the Parent and Buyer have not given the Company notice of their objection to the Estimated Net US Assets Proceeds, the Estimated Net US Assets Proceeds shall be as set forth in the Estimated Net US Assets Proceeds Statement. If the Parent and Buyer give such notice of objection, the Company, the Parent and the Buyer will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amount as agreed upon by the Parent, the Buyer and the Company shall be the Estimated Net US Assets Proceeds. If the Parent, the Buyer and the Company are unable to resolve all such disputed issues by the end of the third (3rd)

Business Day following the Parent’s and the Buyer’s receipt of the Estimated Net US Assets Proceeds Statement, the Estimated Net US Assets Proceeds shall be as determined by the Parent and the Buyer, acting reasonably.

(c) Not later than 45 calendar days after the Closing Date, the Parent and Buyer shall deliver to the Representatives the Closing Adjustment Statement. The Closing Adjustment Statement shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP).

(d) The Closing Adjustment Statement delivered pursuant to paragraph (c) above shall be accompanied by (i) all relevant backup materials, in detail reasonably acceptable to the Representatives, and (ii) a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment.

(e) In the event that the Representatives dispute the Closing Adjustment Statement or the amount of the Closing Adjustment Items, the Representatives shall notify the Parent and Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Adjustment Statement. Any such Dispute Notice shall specify those items or amounts as to which the Representatives disagree, and the Representatives shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items delivered pursuant to Sections 1.11(c) and 1.11(d). In the event of such a dispute, the Parent, the Buyer and the Representatives shall first use their Reasonable Best Efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be less than the calculation by Parent and Buyer delivered pursuant to Section 1.11(c) nor more than the Representatives’ calculation delivered pursuant to this Section 1.11(e). If the Parent, the Buyer and the Representatives are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Representatives, the Parent and the Buyer or, if the Representatives, the Parent and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by the Representatives, the Parent or the Buyer, such an independent nationally recognized accounting firm shall be Ernst & Young LLP, or if such firm is unable to act, Deloitte & Touche LLP (the “Neutral Accountant”). All determinations and calculations pursuant to this paragraph (e) shall consider only those Closing Adjustment Items as to which the Representatives have disagreed, shall be in writing and shall be delivered to the Parent, the Buyer and the Representatives as promptly as practicable. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties and will not be subject to appeal, absent manifest error. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.11 may be entered in and enforced by any court having jurisdiction thereover. The Neutral Accountant shall be deemed to be acting as experts and not as arbitrators.

(f) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.11(e) shall be shared equally by the Representatives, on the one hand, and the Parent and Buyer, on the other hand; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the

Closing Adjustment Statement or the amount of the Closing Adjustment Items that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party.

(g) Immediately upon the expiration of the 30 calendar day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representatives to the Parent and Buyer that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.11, the Purchase Price shall be adjusted as follows (the “Adjusted Purchase Price”):

(i) If the amount of the Final Closing Adjustment exceeds the amount of the Estimated Closing Adjustment, the Parent and the Buyer shall be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement;

(ii) If the amount of the Final Closing Adjustment is equal to the amount of the Estimated Closing Adjustment, the Purchase Price shall not be adjusted; and

(iii) If the amount of the Estimated Closing Adjustment exceeds the Final Closing Adjustment, the Parent and/or the Buyer shall deliver to the Paying Agent an amount in immediately available funds equal to the amount of such surplus (the “Closing Adjustment Surplus”) and 87% of such Closing Adjustment Surplus shall be distributed by the Paying Agent to the former Company Shareholders (with each Company Shareholder entitled to receive his Pro Rata Share of such proceeds), 3% of such Closing Adjustment Surplus shall be distributed by the Paying Agent to the Financial Advisor and the Paying Agent shall deposit with the Escrow Agent 10% of such Closing Adjustment Surplus in escrow pursuant to the Escrow Agreement. Each Company Shareholder shall be entitled to receive its Pro Rata Share of the portion of such Closing Adjustment Surplus distributed to the Company Shareholders.

(h) Not later than 45 calendar days after the Effective Date, the Parent and Buyer shall deliver to the Representatives a statement setting forth the Net US Assets Proceeds (the “Net US Assets Proceeds Statement”). The Net US Assets Proceeds Statement shall be prepared in accordance with applicable Tax laws applied consistently with the Company’s past practices (to the extent such past practices are consistent with applicable Tax law).

(i) Sections 1.11(e) and (f) of this Agreement shall apply to the Net US Assets Proceeds Statement, mutatis mutandis, provided, however, that, among other changes, “Closing Adjustment Statement” shall be read as “Net US Assets Proceeds Statement”.

(j) Immediately upon the expiration of the 30 calendar day period for giving the Dispute Notice in connection with the Net US Assets Proceeds, if no such notice is given, or upon notification by the Representatives to the Parent and Buyer that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.11, the following shall occur:

(i) If the Estimated Net US Assets Proceeds exceed the Net US Assets Proceeds, the Parent and the Buyer shall be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement, which recovery shall only reduce the entitlements of the former holders of Elected Shares under the Escrow Agreement;

(ii) If the Net US Assets Proceeds is equal to the Estimated Net US Assets Proceeds, there shall be no adjustments; and

(iii) If the Net US Assets Proceeds exceed the Estimated Net US Assets Proceeds, the Parent and/or the Buyer shall deliver to the Paying Agent an amount in immediately available funds equal to the amount of such surplus (the “Closing Net US Assets Proceeds Surplus”) and 87% of such Closing Net US Assets Proceeds Surplus shall be distributed by the Paying Agent to the former holders of Elected Shares pro rata to the number of Elected Shares they held, 3% of such Closing Net US Assets Proceeds Surplus shall be distributed by the Paying Agent to the Financial Advisor and the Paying Agent shall deposit with the Escrow Agent 10% of such Closing Net US Assets Proceeds Surplus in escrow pursuant to the Escrow Agreement.

1.12 Appointment of Paying Agent. Prior to the Closing, the Parent, Buyer and the Company shall appoint the Paying Agent to effect the payment of the Purchase Price and, if and when payable in accordance with the terms of this Agreement, the Closing Adjustment Surplus and the Closing Net US Assets Proceeds Surplus. On the Closing Date, the Parent and the Buyer shall authorize and instruct the Paying Agent in writing to distribute the Purchase Price to the Company and the Company Shareholders as described in the Plan of Arrangement. Concurrently with the delivery of the Closing Adjustment Surplus and the Closing Net US Assets Proceeds Surplus to the Paying Agent pursuant to Section 1.11, the Buyer shall authorize and instruct the Paying Agent in writing to distribute such amounts in accordance with Section 1.11(g) (iii) and Section 1.11(j)(iii) of this Agreement.

1.13 Options. Prior to the Closing Date, the Company shall effect the cancellation of all Company Options in accordance with the terms of the Option Cancellation Agreements. The Parties acknowledge and agree that (a) the Arrangement will result in a “change of control” for purposes of the outstanding Company Options, (b) the Company’s board of directors has approved the vesting of all outstanding Company Options effective immediately prior to the Effective Time and conditional upon the subsequent consummation of the Arrangement and (c) the Company’s board of directors may approve such other matters as may be necessary in order that all such outstanding Company Options will be fully vested, and may be exercised before, the Effective Time in accordance with their terms or the Option Cancellation Agreements. The Parties acknowledge that no deduction will be claimed by the Company in respect of any payment made to a holder of Company Options in computing the Company’s taxable income under the Income Tax Act (Canada), and that holders of Company Options shall be entitled to claim any deductions available to such persons pursuant to the Income Tax Act (Canada) in respect of the calculation of any benefit arising from the surrender of Company Options.

1.14 Escrow Arrangements. On the Effective Date, the Parent and/or the Buyer shall deliver to the Escrow Agent the Original Escrow Amount for the purpose of (a) providing security for any adjustment to the amount of the Purchase Price pursuant to Section 1.11 and (b) securing the indemnification obligations of the Company Shareholders set forth in Article VI.

The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.15 Representatives.

(a) In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the Final Closing Adjustment and the Adjusted Purchase Price, (ii) the waiver of any condition to the obligations of the Company and the Company Shareholders to consummate the transactions contemplated hereby and (iii) the defense and/or settlement of any claims for which the Company Shareholders may be required to indemnify the Parent or the Buyer pursuant to this Agreement, the Representatives, by virtue of the approval of this Agreement and the transactions contemplated hereby, are irrevocably constituted and appointed (subject to Section 1.15(c)) as the true, exclusive and lawful representatives, attorneys-in-fact and agents for the Company Shareholders in connection with the provisions hereof.

(b) Representatives are hereby authorized (i) to make all decisions relating to the determination of the Final Closing Adjustment and the Adjusted Purchase Price pursuant to Section 1.11, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company and the Company Shareholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Company Shareholders may be required to indemnify the Parent or the Buyer pursuant to Article VI hereof, (iii) to give and receive all notices required to be given under the Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Shareholders by the terms of this Agreement.

(c) As long as there are three (3) Representatives, the Representatives shall act by majority action. If there are fewer than three (3) Representatives, the Representatives shall act by unanimous action. In the event that any Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Company Shareholders (acting pursuant to a written authorization from Company Shareholders who immediately prior to the Effective Time held at least a majority of the outstanding Company Shares on a fully diluted basis) may select another representative to fill the vacancy of the Representative initially appointed, and such substituted representative shall be deemed to be a Representative for all purposes of this Agreement and the documents delivered pursuant hereto. Until such time as the replacement Representative(s) shall have been appointed, the remaining Representative shall have the full power and authority, acting alone, to act for all the Representatives.

(d) A decision, act, consent, instruction or action of the Representatives, including any agreement among the Representatives, on the one hand, and the Parent and the Buyer, on the other hand, relating to the determination of the Final Closing Adjustment, the Adjusted Purchase Price or the defense or settlement of any claims for which the Company Shareholders may be required to indemnify the Parent or the Buyer pursuant to Article VI hereof, shall constitute a decision, act, consent, instruction or action of all Company Shareholders and shall be binding and conclusive upon each of such Company Shareholders and the Escrow Agent may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every such Company Shareholder. The Parent, the Buyer and the Escrow Agent are hereby relieved from any liability to any Company Shareholder for any acts done by them in accordance with such decision, act, consent, instruction or action of the Representatives.

(e) Without limiting the foregoing, it is hereby agreed that:

(i) the Parent and the Buyer shall be able to rely conclusively on the instructions and decisions of the Representatives as to the determination of the Final Closing Adjustment and the Adjusted Purchase Price, the settlement of any claims for indemnification by the Parent and the Buyer pursuant to Article VI or any other actions required or permitted to be taken by the Representatives hereunder, and no party shall have any cause of action against the Parent or the Buyer for any action taken by the Parent or the Buyer in reliance upon the instructions or decisions of the Representatives;

(ii) no Company Shareholder shall have any cause of action against any Representative for any action taken, decision made or instruction given by such Representative under this Agreement, except for fraud or willful breach of this Agreement by the Representative. The Representatives shall not be liable to any Company Shareholder for any action taken or omitted to be taken by them in connection with this Agreement in good faith and in the exercise of their reasonable judgment. The Representatives may, at their expense (subject to their rights of indemnification from the Company Shareholders below), at any time consult with independent legal counsel of their own choice in any such matters, shall, as among the Company Shareholders, have full and complete authorization and protection from any action taken or omitted by them in accordance with the advice of such legal counsel, and shall incur no liability to any Company Shareholder for any delay reasonably required to obtain the advice of any such legal counsel. The Company Shareholders shall be jointly and severally liable and shall indemnify the Representatives for, and hold them harmless against, any loss, liability, cost or expense (including reasonable fees and disbursements of legal counsel), reasonably incurred by them without gross negligence, bad faith, fraud or willful misconduct on their part, arising out of or in connection with this Agreement, the Plan of Arrangement or the Escrow Agreement, including the costs and expenses of defending themselves against any claim or liability in connection with any such matter and the Representatives shall first access the Representatives Escrow Amount and, if applicable, any portion of the Escrow Fund otherwise to be distributed to the Company Shareholders, to fund such indemnity before attempting to collect any claim directly from any Company Shareholder;

(iii) the provisions of this Section 1.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Shareholder may have in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;

(iv) remedies available at Law for any breach of the provisions of this Section 1.15 are inadequate; therefore, the Parent, the Buyer and the Representatives shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either of them brings an action to enforce the provisions of this Section 1.15; and

(v) the provisions of this Section 1.15 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Company Shareholder, and any references in this Agreement to a Company Shareholder or the Company Shareholders shall mean and include the successors to the Company Shareholder’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

1.16 Arrangement binding on Company Shareholders. For greater certainty:

(a) this Arrangement Agreement is intended to constitute a purchase and sale agreement relating to the US Assets and the Company Shares, the terms and conditions of which shall include the provisions of the Plan of Arrangement;

(b) subject to the Plan of Arrangement taking effect, the execution of this Agreement by the Representatives will be deemed to be and to have always been an execution of such purchase and sale agreement described in clause (a) on behalf of each Company Shareholder; and

(c) subject to the Plan of Arrangement taking effect, each such Company Shareholder will be deemed to be and to have always been a party to such purchase and sale agreement described in clause (a) effective on and after the date of this Agreement and, without limiting the generality of the forgoing, each such Company Shareholder shall be bound by the provisions of Article VI and Sections 1.15 and 1.16 of this Agreement.

1.17 Dissenting Shares. The Company shall promptly advise Buyer and Parent of any written notice of dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Law, will provide Parent and Buyer with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution. The Company shall not settle any claims with respect to the Dissent Rights without first receiving the approval of Parent and Buyer.

1.18 Parent Guarantee. The Parent hereby unconditionally and irrevocably guarantees in favour of the Company the due and punctual performance by the Buyer of each covenant and obligation of the Buyer arising under this Agreement and the Plan of Arrangement, including the due and punctual payment of the consideration required to acquire the Company Shares pursuant to the Arrangement. The Parent hereby agrees that the Company will not have to proceed first against the Buyer before exercising its rights under this guarantee against the Parent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Parent that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article II, and (b) other sections or paragraphs in this Article II to the extent that it is clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Canada. The Company is duly qualified to conduct business as now conducted and is in good standing under the Laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses as now conducted or the ownership or leasing of its properties requires such qualification. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Parent and the Buyer complete and accurate copies of its articles and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its articles or by-laws.

2.2 Capitalization.

(a) The authorized share capital of the Company consists of (i) an unlimited number of Common Shares, of which, as of the date of this Agreement, 18,644,707 Common Shares were issued and outstanding, and (ii) an unlimited number of Preferred Shares, of which, as of the date of this Agreement, none were issued and outstanding.

(b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of January 4, 2013, of the holders of shares in the capital of the Company, showing the number of shares, and the class or series of such shares, held by each shareholder and (for shares other than Common Shares) the number of Common Shares (if any) into which such shares are convertible. Section 2.2(b) of the Disclosure Schedule also indicates all outstanding Company Shares that constitute restricted stock or that are otherwise subject to a Company repurchase or redemption right, indicating the name of the applicable shareholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares in the capital of the Company have been offered, issued and sold by the Company in compliance with all applicable Securities Laws.

(c) Section 2.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans (other than any Company Stock Plans which have previously expired or have otherwise been terminated and under which the Company does not have any remaining rights or obligations), indicating for each Company Stock Plan the number of Company Shares issued to date under such Plan, the number of Company Shares subject to outstanding options under such Plan and the number of Company Shares reserved for future issuance under such Plan and (ii) all holders of outstanding Company Options, indicating with respect to each Company Option the Company Stock Plan under which it was granted, the number of Company Shares subject to such Company Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided to the Parent and the Buyer complete and accurate copies of all existing Company Stock Plans and forms of all stock option agreements evidencing outstanding Company Options. All of the shares in the capital of the Company subject to outstanding Company Options will be, upon issuance pursuant to the exercise of such instruments in accordance with their terms, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(d) With respect to the outstanding Company Options, (i) each grant was made in accordance with the terms of the applicable Company Stock Plan, and all applicable Laws, (ii) the per share exercise price of each Company Option was not less than the fair market value of a Company Share issuable upon exercise of the Option on the applicable grant date, and (iii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(e) Except as set forth in Sections 2.2(c) or 2.2(e) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares in the capital of the Company is authorized or outstanding pursuant to any arrangement to which the Company is a party or otherwise bound, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares in its capital any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares in the capital of the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(f) There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under applicable Securities Laws, or voting, of the shares in the capital of the Company.

2.3 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements to which it will be a party as contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements to which it will be a party as contemplated hereby and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, other than the approval of the Company Shareholders of the transactions contemplated hereby. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by the Company and constitutes or will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

2.4 Noncontravention.

(a) Subject to compliance with the applicable requirements of any applicable Securities Laws, neither the execution and delivery by the Company of this Agreement, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, will:

(i) conflict with or violate any provision of the articles or by-laws of the Company, each as amended or restated to date, or the articles or by-laws (or comparable organizational documents) of any Subsidiary, each as amended or restated to date;

(ii) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity;

(iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject;

(iv) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary; or

(v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets.

(b) Section 2.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

2.5 Subsidiaries.

(a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in corporate good standing under the Laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business as now conducted by it and is in corporate good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer and Parent complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under applicable Securities Laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in any other corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

2.6 Financial Statements.

(a) The Company has provided to the Buyer the Financial Statements. The Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise explicitly disclosed in such Financial Statements or the notes thereto, as applicable); provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, in the aggregate, will not be material) and do not include footnotes.

(b) Each of the Financial Statements fairly presents the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and the Subsidiaries. The accruals for vacation expenses, severance payments and Taxes are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with GAAP.

(c) The Company and each Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability for the assets of the Company and each Subsidiary, (iii) access to assets of the Company and each Subsidiary is permitted only in accordance with management’s general or specific authorization, (iv) the reporting of assets of the Company and each Subsidiary is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) The Company and each Subsidiary maintains disclosure controls and procedures that are designed to provide adequate assurance that all material information concerning the Company and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements. The Company has made available to the Parent and the Buyer copies of all written policies, manuals and other documents promulgating such disclosure controls and procedures.

(e) Section 2.6(e) of the Disclosure Schedule lists, and the Company has delivered to the Parent and the Buyer copies of the documentation creating or governing, all securitization transactions and “off balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company or any Subsidiary.

(f) Section 2.6(f) of the Disclosure Schedule identifies any outstanding loan or extension of credit maintained by the Company or any Subsidiary for any director or executive officer of the Company or any Subsidiary.

(g) KPMG LLP, the Company’s auditors, is and has been at all times since its engagement by the Company “independent” with respect to the Company and the Subsidiaries within the meaning of the rules of professional conduct prescribed by the Institute of Chartered Accountants of British Columbia, and there have been no reportable events (as defined in applicable Canadian Securities Laws) with the Company’s auditors in the two (2) most recently completed financial years or for any period subsequent to the last completed financial year.

2.7 Absence of Certain Changes. Since December 31, 2011, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (r) of Section 4.3.

2.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 2.8 of the Disclosure Schedule, (b) liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period, (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material and (d) contractual liabilities under the terms of this Agreement.

2.9 Tax Matters. The Company’s representations and warranties in this Section 2.9 do not reflect the Tax impact of the sale of the US Assets to the Parent in accordance with the provisions of the Plan of Arrangement and the Buyer and the Parent shall not be permitted to fail to close or seek any claim for indemnification as a result of any inaccuracy in or breach of the representations and warranties in this Section 2.9 to the extent arising as a result of the sale of the US Assets to the Buyer in accordance with the Plan of Arrangement.

(a) The Company and each Subsidiary has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete. No Subsidiary is or has ever been a member of a group of corporations (other than a group in which the Company is the parent corporation) with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company and the Subsidiaries have paid on a timely basis all Taxes (including installments on account of Taxes) that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business. Neither the Company nor any Subsidiary has any actual or potential liability under section 160 of the Tax Act, Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, provincial, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or a Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company and the Subsidiaries were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and the Company and each Subsidiary has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any past or present shareholder, director, officer, agent, employee, independent contractor, creditor, or other third party.

(b) The Company has delivered or made available to the Parent and the Buyer (i) complete and correct copies of all Tax Returns of the Company and the Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all advance tax rulings, private letter rulings, technical interpretation, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, objections, petitions, appeals, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or a Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The Canadian federal income Tax Returns of the Company and each Subsidiary have been assessed or audited by the Canada Revenue Agency or the relevant foreign Governmental Entity, as applicable, or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. No examination, audit assessment or reassessment of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened. Neither the Company nor any Subsidiary has been informed in writing by any jurisdiction in which the Company or any Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or such Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any Subsidiary has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment, reassessment or collection of any Taxes, which waiver or extension is still in effect, (y) requested any extension of time within which to file any Tax Return or objection, which Tax Return or objection has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority which is still in effect.

(c) The US Subsidiary has not made any payment, is not obligated to make any payment and is not a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). The US Subsidiary is not and has never been a member of a group of corporations with which it has filed (or been required to file) U.S. consolidated federal income Tax Return.

(d) None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(e) There is no contract, agreement, plan or arrangement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable Law other than reimbursements of a reasonable amount of entertainment expenses and other non-deductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

(f) Neither the Company nor any Subsidiary is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company are subject to an election under former Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g) The US Subsidiary has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h) The US Subsidiary has never participated in an international boycott as defined in Section 999 of the Code.

(i) Neither the Company nor any Subsidiary is a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(j) The US Subsidiary has never distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the US Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(k) Section 2.9(k) of the Disclosure Schedule sets forth each jurisdiction (other than its jurisdiction of incorporation or, with respect to a United States Subsidiary, other than United States federal) in which the Company and each Subsidiary files a Tax Return and each jurisdiction that has sent written notices or written communications of any kind requesting information relating to the Company’s nexus with such jurisdiction. Section 2.9(k) of the Disclosure Schedule lists all Tax Returns (and their respective due dates without regard to extensions) required to be filed by the Company or any Subsidiary for periods beginning before the Closing Date that will not be filed on or before the Closing Date.

(l) Neither the Company nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701, (iii) is or has ever been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is or has ever been a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code

(m) The US Subsidiary has never incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(n) Neither the Company nor any Subsidiary has or has had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the country under the laws of which it is resident and such foreign country.

(o) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(p) Neither the Company nor any Subsidiary has, prior to the Closing Date, claimed any reserve or deduction, accelerated any deduction or made any election under any provision of the Tax Act or the Code (or any other provincial, state, local or foreign Tax Law) that would have the effect of deferring income that has been economically accrued in a period ending on or prior to the Closing Date to a fiscal period ending after the Closing Date or accelerating a deduction from a fiscal period ending after the Closing Date to a period ending on or prior to the Closing Date. The US Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date or (v) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law).

(q) There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of section 17, subsection 18(4) or sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of the taxation legislation of any province or any other jurisdiction, to the Company or to any Subsidiary.

(r) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(s) No holder of Company Shares holds any Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(t) Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company and each Subsidiary has maintained contemporaneous documentation (including any applicable transfer pricing studies) in connection with any non-arm’s length or related party transactions in accordance with Sections 247 of the Tax Act and any comparable provisions of any other Tax Law.

(u) Neither the Company nor any Subsidiary has ever engaged in any “reportable transaction” or “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law. The Company and each Subsidiary has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(v) Section 2.9(v) of the Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.

(w) The Company Shares do not, and have not at any particular time during the sixty (60) months prior to the Closing Date, derived, directly or indirectly, more than 50% of their fair market value from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, or (iv) options in respect of, interests in or civil law rights in any of the foregoing, whether or not the property exists, as such terms are defined for purposes of the definition of “taxable Canadian property” in Subsection 248(1) of the Tax Act.

(x) The aggregate amount of expenditures qualifying as research and development expenditures under the Tax Act and the relevant provincial Tax Laws incurred by the Company in taxation years ending on or prior to December 31, 2011 which were not deducted for Canadian income tax purposes and are available to be applied against taxable income for taxation years subsequent to the taxation year ending December 31, 2011 for Canadian federal income tax purposes and for provincial income tax purposes have been provided to the Parent and the Buyer.

(y) All research and development investment tax credits were claimed by the Company in accordance with the Tax Act and the relevant provincial Tax Laws and the Company satisfied at all times the relevant criteria and conditions entitling it to such investment tax credits. All refunds of investment tax credits received or receivable by the Company in any taxation year were claimed in accordance with the Tax Act and the relevant provincial Tax Laws and the Company satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such investment tax credits.

(z) The Company has not made an election under Section 897(i) of the Code to be treated as a domestic corporation for U.S. tax purposes.

2.10 Assets.

(a) The Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Security Interests; provided that no representation is made in this sentence as to the Company Owned Intellectual Property. The Company and each Subsidiary owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Section 2.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries.

(c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

2.11 Owned Real Property. Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered;

(c) none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease;

(d)(i) there are no oral agreements or forbearance programs in effect as to such Lease and (ii) neither the Company nor any Subsidiary has any disputes with the landlord and, to the Knowledge of the Company, the landlord does not have any disputes with the Company or any Subsidiary;

(e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

(g) the Company or the applicable Subsidiary has adequate rights of ingress and egress into the properties leased thereunder for purposes of the operation of the business in the Ordinary Course of Business;

(h) the Company has no Knowledge of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or any Subsidiary of the property subject thereto;

(i) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary; and

(j) neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and, where registration of such assignments is necessary or useful to preserve the rights of Company or any Subsidary in the relevant Company Registration, recorded. All issued patents included in the Company Registrations are valid and enforceable. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations have been timely paid by or on behalf of the Company.

(b) The Company has not received notice of and has no Knowledge of any inventorship challenges, opposition, nullity, expungement or invalidity proceedings or interferences declared or commenced and to the Knowledge of the Company there are no such proceedings or interferences, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent or trademark office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no material misrepresentation in such applications. The Company has no Knowledge of any information that would preclude the Company or any Subsidiary from obtaining the rights granted by the Company Registrations or affecting the patentability or enforceability of the Company Registrations.

(c) Each item of Company Intellectual Property will be owned or available for use by the Buyer or Parent or a subsidiary of either of them following the Closing on substantially identical terms and conditions as it was available to the Company or a Subsidiary, as applicable, immediately prior to the Closing. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests, and all joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently, (ii) to Exploit the Internal Systems as they are currently used and (iii) otherwise to conduct the Company’s business in the manner currently conducted.

(d) The Company or the appropriate Subsidiary, as applicable, has taken all commercially reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary has complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third Person. The Company and each Subsidiary has complied with its obligations under the Trade Marks Act (Canada) and other applicable Canadian Law with respect to its Canadian registered Trademarks, and the Laws of Canada or other jurisdictions where its Trademarks are registered or where it has common law Trademarks, to control the quality of all goods and services sold, distributed or marketed under each such Trademark that it has licensed to others to ensure that such Trademarks are not deemed to be abandoned.

(e) None of the Customer Offerings, or the Exploitation thereof by the Company or the Subsidiaries or by any reseller, distributor, customer or user thereof, or any other activity of the Company or the Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Company’s or any Subsidiary’s past or current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with their business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Parent or the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions (provided to Buyer’s counsel to protect privilege), studies, market surveys and analyses relating to any such alleged or potential infringement, violation or misappropriation.

(f) To the Knowledge of the Company, no Person (including any current or former employee or consultant of Company or the Subsidiaries) or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary. The Company has provided to the Parent or the Buyer copies of all correspondence, analyses, legal opinions (provided to Buyer’s counsel to protect privilege), complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g) Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or any Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (other than non-exclusive licenses to end user customers entered into in the Ordinary Course of Business). Except as described in Section 2.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or otherwise with respect to any third party Intellectual Property rights. Except as set forth in Section 2.13(g) of the Disclosure Schedule, or pursuant to customer contracts entered into in the Ordinary Course of Business on the Company’s standard form of agreement (a true and correct copy of which has been made available to the Buyer), neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any Subsidiary Exploits it (excluding currently-available, off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company or any Subsidiary pursuant to “shrink wrap” or other standard form non-exclusive licenses, the total fees associated with which are less than $5,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems, except as specifically set forth in Section 2.13(h) of the Disclosure Schedule.

(i) Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and to the Knowledge of the Company there has been no distribution or disclosure by others (including its and the Subsidiaries’ employees and contractors) of, the Company Source Code to any Person, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Company and the Subsidiaries have taken all commercially reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and to the Knowledge of the Company no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code or any confidential information with respect thereto by the Company, the Subsidiaries, their escrow agent(s) or any other Person to any third party.

(j) Except for Company Licensed Intellectual Property, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary, waiving their non-assignable rights (including moral rights) in favor of the Company or a Subsidiary and its permitted assigns and licensees, and have no residual claim to such materials.

(k) Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Company or the Subsidiaries have utilized in any way in the Exploitation of Company Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including whether and how the Open Source Materials have been modified and/or distributed by the Company or the Subsidiaries. Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or any Subsidiary; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l) To the extent legally required to assign his or her rights, each current or former employee of the Company or any Subsidiary and each current or former independent contractor of the Company or any Subsidiary has executed a valid, binding and enforceable, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered, written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment and within the scope of such employee’s job description or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(m) The Customer Offerings, and the Internal Systems to the extent that they comprise the Company Owned Intellectual Property, are free from defects in design, workmanship and materials and conform to the written Documentation and specifications therefor. The Customer Offerings, the Internal Systems to the extent that they comprise the Company Owned Intellectual Property, and to the Company’s Knowledge with respect to the Internal Systems to the extent that they do not comprise the Company Owned Intellectual Property, do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company and the Subsidiaries have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 2.13(m) of the Disclosure Schedule.

(n) The Company and the Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

2.14 Inventory. All inventory of the Company and the Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced on an average cost basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.

2.15 Contracts.

(a) Section 2.15(a) of the Disclosure Schedule lists the following agreements (each a “Contract”) to which the Company or any Subsidiary is a party and under which the Company or any Subsidiary has any remaining rights or obligations:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers or employees of the Company or any Subsidiary set forth in the Company’s or the applicable Subsidiary’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to the Parent and the Buyer);

(vii) any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement;

(viii) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(ix) any agreement involving any current or former officer, director or shareholder of the Company or any Affiliate thereof;

(x) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xi) any agency, distributor, sales representative, franchise, OEM or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(xii) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xiii) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries or the Parent, the Buyer or any of their respective subsidiaries as currently conducted and as currently proposed to be conducted; and

(xiv) any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to the Parent and the Buyer a complete and accurate copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Contract.

(c) Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15(a) of the Disclosure Schedule under the terms of Section 2.15(a). Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

2.16 Accounts Receivable. Except in the case of the accounts receivable identified as “Deferred Accounts Receivable” in Section 2.16 of the Disclosure Schedule, all accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable as at October 31, 2012, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. Except for such deferred accounts receivable, all accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts related to such accounts receivable in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. All such deferred accounts receivable are valid receivables subject to no setoffs or counterclaims and are collectible within the earlier to occur of (a) the date set forth in Section 2.16 of the Disclosure Schedule and (b) the date 15 months after the Closing. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary, except for those that (a) do not empower the holder(s) thereof to bind the Company or any Subsidiary to any obligations other than monetary obligations that, in the aggregate for all such powers of attorney, do not exceed $50,000; or (b) are customary in connection with the representation of the Company or any Subsidiary before a Governmental Entity in connection with any Company Registration.

2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. All claims eligible to be asserted by the Company or any Subsidiary under any such policy have been asserted on a timely basis. There is no claim pending under any such policy as to which the underwriter has communicated to the Company or any Subsidiary that it is questioning, denying or disputing coverage. All premiums due and payable under all such policies have been paid or accrued, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.18 of the Disclosure Schedule identifies all claims asserted by the Company pursuant to any insurance policy since January 1, 2010 and describes the nature and status of each such claim.

2.19 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company or any Subsidiary. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

2.20 Warranties.

(a) No service or product provided, manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.20(a) of the Disclosure Schedule, and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability.

(b) Section 2.20(b) of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return, service level agreement credit and indemnity provisions during each of the fiscal years and the interim period through October 31, 2012; and the Company has no Knowledge of any reason why such expenses should significantly increase as a percentage of sales in the future.

(c) The reserve for warranty claims set forth on the Most Recent Balance Sheet and any reserves for warranty claims created by the Company in the Ordinary Course of Business subsequent to the Most Recent Balance Sheet Date are adequate and were calculated in accordance with GAAP consistently applied.

(d) Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company or a Subsidiary to provide the customer with any other services or products of the Company or a Subsidiary on pre-negotiated terms, including for upgrades to other services or products at prices below the Company’s or the Subsidiary’s, as the case may be, published price for such services or products. Neither the Company nor any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by the Company other than those arising in the Ordinary Course of Business.

2.21 Employees.

(a) Section 2.21(a) of the Disclosure Schedule contains a correct and complete list of each employee and independent contractor of the Company and each Subsidiary at November 30, 2012, whether actively at work or not, showing the position, date of hire, salary, wage rates, commissions and consulting fees, bonus arrangements, benefits, ages, employment status (including whether the person is full-time or part time and whether such person is on leave of absence and the dates of such leave), location of employment, cumulative length of service with the Company or the applicable Subsidiary and whether they are subject to a written employment contract. Section 2.21(a) of the Disclosure Schedule contains for each employee their annual vacation entitlement in days, their accrued and unused vacation days as of November 30, 2012, any other annual paid time off entitlement in days and their accrued and unused days of such other paid time off as of November 30, 2012.

(b) No employee of the Company or any Subsidiary has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(c) Each current employee and consultant of the Company or any Subsidiary, and each former employee and consultant of the Company or any Subsidiary who has contributed to the development of any Company Intellectual Property, has entered into the Company’s or such Subsidiary’s standard form of confidentiality and assignment of inventions agreement, the form of which has been delivered to the Parent and the Buyer. Each such Person has waived its non-assignable rights (including moral rights) in any Intellectual Property created by it on behalf of the Company or such Subsidiary.

(d) To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

(e) The Company and the Subsidiaries are in compliance with all terms and conditions of employment and all applicable Laws relating to the employment of employees, including the hiring, classification and termination of employees, consultants and independent contractors, pay equity, wages, hours of work, overtime, human rights and occupational health and safety and there are no outstanding claims, complaints, investigations or orders under any such Laws and there is no basis for such claim.

(f) Neither the Company nor any Subsidiary has or is engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against the Company or any Subsidiary.

(g) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement with respect to its employees nor is there any Contract with any employee association in respect of the employees of the Company or the Subsidiary.

(h) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Company or any Subsidiary by way of certification, interim certification, voluntary recognition, or succession rights or has applied, or, to the Knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of the Company or any Subsidiary. To the Knowledge of the Company, there are no threatened or pending union organizing activities involving any employees of the Company or any Subsidiary. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the Knowledge of the Company, threatened against the Company or any Subsidiary and no such event has occurred within the last five (5) years.

(i) No trade union has applied to have the Company or any Subsidiary declared a common or related employer pursuant to the Labour Relations Code (British Columbia) or any similar legislation in any jurisdiction in which the Company or any Subsidiary carries on business.

(j) None of the Company, any Subsidiary, any director, officer or other Designated Employee of the Company or any Subsidiary, or any Affiliate of any of the foregoing, has any existing undisclosed contractual relationship with the Company or a Subsidiary or owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company and the Subsidiaries.

(k) No employee of the Company or any Subsidiary is employed pursuant to a work permit issued by Canada Immigration or a temporary work authorization issued by the DOL or the United States Customs and Immigration Service, and Section 2.21(k) of the Disclosure Schedule discloses, in respect of each employee who is employed pursuant to any such work permit, the expiry date of such work permit and whether the Company or any Subsidiary has made any attempts to renew such work permit.

(l) All amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Company Plans have been paid or are accurately reflected in the books and records of the Company. The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(m) Section 2.21(m) of the Disclosure Schedule contains a complete and accurate list of all of the Company’s and each Subsidiary’s written employee handbooks, employment manuals, employment policies, or affirmative action plans. The Company does not have any unwritten employment policies, other than any such policies that do not provide benefits of more than $50,000 in the aggregate for all employees of the Company and its Subisdiaries for any calendar year.

(n) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or any other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any Subsidiary have been reassessed in the past three (3) years and to the Knowledge of the Company no audit of the Company or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or, to the Knowledge of the Company, potential claims which may adversely affect the Company’s or any Subsidiary’s accident cost experience in respect of the business.

(o) The Company has provided copies of all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”). There are no charges pending under OHSA. The Company and each Subsidiary has complied with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

2.22 Employee Benefits.

(a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past five years, (vi) all disclosures received by the Company with respect to ERISA Section 408(b)(2) or provided by a Company Plan pursuant to ERISA Section 404(a) and (vii) any written or electronic communications from or to the Internal Revenue Service, the DOL or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions), have been delivered to the Parent and the Buyer. All Company Plans comply with all applicable Law and have been established, registered, administered, communicated and invested in accordance with all applicable Law. No fact of circumstance exists which could adversely affect the registered status of any Company Plan. Neither (i) the Company or the Subsidiaries, nor (ii) any of their respective agents or delegates has breached any fiduciary obligation with respect to the administration or investment of any Company Plan.

(b) Each Company Plan has been administered in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto. The Company, the Subsidiaries, each ERISA Affiliate and each Company Plan, as applicable, are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder. All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the DOL have been timely submitted.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified United States relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability. No Company Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter or opinion letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter, or opinion letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost. There has been no termination or partial termination of such a Company Plan. Each Company

Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. Each Company Plan that provides for compliance with Section 404(c) of ERISA or is intended to comply with such provision, so complies. Each Company Plan is in compliance with ERISA Section 408(b)(2) (or other applicable exemption) and with ERISA Section 404(a).

(e) Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA. At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Plan is a “registered pension plan” as such term is defined under the Tax Act.

(f) No Company Plan that is funded has assets that include securities issued by the Company, any Subsidiary or any ERISA Affiliate.

(g) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. Neither the Company nor any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h) All group health plans of the Company, any Subsidiary and any ERISA Affiliate, as applicable, comply in all respects with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other applicable Laws. Neither the Company, any Subsidiary, nor any ERISA Affiliate has any liability under or with respect to COBRA for its own actions or omissions, or those of any predecessor. No Company Plan provides health care continuation coverage beyond termination of employment, except to COBRA qualified beneficiaries at their own, and not at the Company’s, expense. No Person (or any beneficiary of such Person) is entitled to receive any benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of employment, other than as applicable Law requires, and there have been no written or oral commitments inconsistent with the foregoing.

(i) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Parent, the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to (i) any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or any other applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(j) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(k) Each Company Plan is amendable and terminable unilaterally by the Company and any Subsidiary that is a party thereto or covered thereby at any time without liability or expense to the Company, any Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Subsidiary from amending or terminating any such Company Plan, or in any way limit such action.

(l) Section 2.22(l) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such shareholder, director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the US Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code without regard to Section 280G(b)(4); and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(m) Each individual who has received compensation for the performance of services on behalf of the Company, any Subsidiary or the ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.

(n) Section 2.22(n) of the Disclosure Schedule sets forth the policy of the Company and each Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of November 30, 2012.

(o) Section 2.22(o) of the Disclosure Schedule sets forth all bonuses earned by the Company’s or any Subsidiary’s employees through the Closing Date that are expected to be accrued on the Closing Adjustment Statement but unpaid as of the Closing Date.

(p) There are no loans or extensions of credit from the Company, any Subsidiary or any ERISA Affiliate to any employee of or independent contractor to the Company or any Subsidiary.

(q) There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Company or any Subsidiary.

(r) There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company or any Subsidiary or on any Company Shareholder.

(s) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been since January 1, 2005 in compliance with Code Section 409A and IRS Notice 2005-1 and has been in documentary compliance since January 1, 2009. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(t) No insurance policy or any other agreement affecting any Company Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of reserves under each Company Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(u) No advance tax rulings been sought or received in respect of any Company Plan.

(v) All employee data necessary to administer each Company Plan in accordance with its terms and conditions and all Laws is in possession of the Company or any Subsidiary and such data is complete, correct, and in a form which is sufficient for the proper administration of each Company Plan.

2.23 Environmental Matters.

(a) The Company and the Subsidiaries have complied with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of non-compliance, violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary or any Leased Property.

(b) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned, leased, occupied or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, any Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent and the Buyer.

(e) The Company has no Knowledge of any environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

(f) To the Knowledge of the Company, none of the Leased Properties is a “contaminated site” (as defined under the Environmental Management Act (British Columbia) or under any other applicable Law.

2.24 Legal Compliance.

(a) The Company and each Subsidiary is currently conducting, and has at all times since its inception conducted, its business in compliance with each applicable Law of any Governmental Entity. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Law.

(b) Neither the Company nor any Subsidiary has and, to the Company’s Knowledge, the directors, officers, agents, employees or representatives of the Company and the Subsidiaries have not, in the course of its, or their, actions for, or on behalf of, the Company or any Subsidiary: (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) unlawfully offered or provided, directly or indirectly, anything of value to, or received anything of value from, any, foreign or domestic, government employee, official or any other Person; (iii) violated any provision of the FCPA, the CFPOA, the Bribery Act, the SEMA, the FACFOA or other similar applicable Laws; (iv) directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws; or (v) engaged in any business with any Person with whom, or in any country in which, (A) it is prohibited for a United States person to engage under Law or under applicable United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or (B) it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law. Without limiting the foregoing, the Company’s books, records and accounts have at all times been kept in a manner which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Subsidiaries.

(c) The Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA, CFPOA, SEMA and FACFOA.

(d) To the Knowledge of the Company, none of the directors, officers, agents, employees or representatives of the Company or any Subsidiary is (i) a “specially designated national” or blocked person under United States sanctions administered by the OFAC, or (ii) a Person identified under SEMA, FACFOA or any United Nations resolution or regulation.

(e) With respect to each product that is, directly or indirectly, being distributed for commercial sale by the Company or any of the Subsidiaries (the “Products”): (i) the Company and the Subsidiaries have obtained all applicable approvals, clearances, authorizations, licenses and registrations required by Governmental Entities to permit the manufacture, distribution, sale, marketing or human research and development of such Product (collectively, “Approvals”); (ii) the Company and the Subsidiaries are in compliance with all terms and conditions of each Approval in each country in which such Product is marketed; and (iii) the Company and the Subsidiaries are in compliance with all applicable requirements (as set forth in relevant statutes and regulations) regarding registration, licensure or notification for each site (in any country) at which such Product is manufactured, processed, held for distribution or from which it is distributed. All manufacturing operations performed by or for the Company and the Subsidiaries are being, and have been, conducted in compliance with current quality system regulations, including the quality system regulations and guidance issued by the United States Food and Drug Administration and counterpart requirements in the European Union and other countries and there are no non-conformities noted, or to the Knowledge of the Company contemplated, by any auditor in connection with any audit of the Company or any of the Subsidiaries conducted pursuant to any international quality systems regulation, including ISO 13485.

(f) Neither the Company nor any Subsidiary has, and to the Company’s Knowledge, the directors, agents, employees or representative of the Company and the Subsidiaries have not, in the course of its or their actions, for, or on behalf of the Company, committed any act, made any statement, or failed to make any statement, in each case in violation of any provision of the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) and the Civil False Claims Act (31 U.S.C. Section 3729 et seq.) and the regulations promulgated pursuant to such statutes.

2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer of the Company or any Subsidiary during the last full fiscal year and the interim period through October 31, 2012 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or any Subsidiary. No such customer or supplier has provided written notice to the Company or any Subsidiary or, to the Knowledge of the Company has otherwise indicated, within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any Subsidiary. The Company and the Subsidiaries each have good relations with their customers. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture, provide or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. No purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary, as the case may be, is in compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.27 Certain Business Relationships With Affiliates. No officer, director or greater than five percent (5%) shareholder of the Company or any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with the Company or any Subsidiary. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company or any Subsidiary and any officer, director or greater than five percent (5%) shareholder thereof that occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28 Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.29 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries and have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

2.30 Prepayments, Prebilled Invoices and Deposits.

(a) Section 2.30(a) of the Disclosure Schedule sets forth all prepayments, prebilled invoices and deposits that have been received by the Company and the Subsidiaries as of October 31, 2012 from customers for products to be shipped, or services to be performed, after such date. The Most Recent Balance Sheet has properly accrued for all prepayments, prebilled invoices and deposits as of such date, in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.

(b) Section 2.30(b) of the Disclosure Schedule sets forth all prepayments, prebilled invoices and deposits in excess of $10,000 that have been made or paid by the Company and the Subsidiaries as of October 31, 2012 for products to be purchased, services to be performed or other benefits to be received after such date. The Most Recent Balance Sheet has properly accrued for all prepayments, prebilled invoices and deposits as of such date, in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.

2.31 Government Contracts.

(a) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been threatened or initiated or, to the Knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any Subsidiary or the Parent or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Parent or the Buyer). To the Knowledge of the Company, neither the Company nor any Subsidiary has been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the Knowledge of the Company, has any such audit or investigation been threatened. To the Knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Neither the Company nor any Subsidiary has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

(b) To the Knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections); and, except for any changes in funding made by any Governmental Entity for general budgetary reasons (and not for reasons specifically directed at the Company or any Subsidiary), the Company has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

2.32 Regulatory Matters.

(a) For the purposes of Section 110(3) of the Competition Act (Canada), the Company and all corporations controlled by the Company have a value of assets in Canada that is less than $CDN77 million and the gross revenues from sales in or from Canada that is generated from such assets is less than $CDN 77 million, calculated in accordance with Sections 110(8) and 110(9) of the Competition Act (Canada) and the regulations promulgated thereunder.

(b) For purposes of the Investment Canada Act (Canada), the value of assets of the Company does not exceed $CDN 330 million, calculated in accordance with the Investment Canada Act (Canada) and the regulations promulgated thereunder.

(c) Neither the Company nor the Subsidiaries controlled by the Company provide any of the services, or engage in any of the activities of a “cultural business” within the meaning of Section 14.1 of the Investment Canada Act (Canada) and the regulations promulgated thereunder.

2.33 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

Each of the Buyer and Parent represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1 Organization and Corporate Power. Each of the Buyer and Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Each of the Buyer and Parent has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authorization of Transaction. Each of the Buyer and Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and Parent of this Agreement and the Escrow Agreement and the consummation by the Buyer and Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Parent. This Agreement has been duly and validly executed and delivered by the Buyer and Parent and constitutes a valid and binding obligation of the Buyer and Parent, enforceable against them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

3.3 Noncontravention.

(a) Subject to compliance with the applicable requirements of any applicable Securities Laws, neither the execution and delivery by the Buyer and Parent of this Agreement or the Escrow Agreement, nor the performance by the Buyer and Parent of their respective obligations hereunder or thereunder, nor the consummation by the Buyer and Parent of the transactions contemplated hereby or thereby, will:

(i) conflict with or violate any provision of the charter or By-laws of the Buyer or Parent;

(ii) require on the part of the Buyer or Parent any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity;

(iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which the Buyer or Parent is a party or by which either of them is bound or to which any of their respective assets are subject;

(iv) violate any order, writ, notice, injunction, decree, statute, rule or regulation applicable to the Buyer or any of their respective properties or assets.

(b) Other than in connection with or in compliance with the provisions of Applicable Laws in relation to the completion of the Plan of Arrangement or which are required to be fulfilled post-closing, and except for the requisite approvals of the Court and Governmental Entities, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required of the Parent or the Buyer in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not, individually or in the aggregate, materially impede the ability of the Parent or the Buyer to consummate the Arrangement.

3.4 Broker’s Fees. Neither the Buyer nor Parent has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Funds Available. The Parent and the Buyer collectively have, and will have at the Effective Time, sufficient funds available to pay the Purchase Price payable by the Parent and the Buyer in accordance with the terms of this Agreement and the Plan of Arrangement.

3.6 Litigation, etc. There is no Legal Proceeding pending or, to the knowledge of the Parent or the Buyer, threatened against the Parent or the Buyer that, either individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Plan of Arrangement.

3.7 Investment Act Canada. Each of the Parent and the Buyer is a “WTO investor” within the meaning of the Investment Canada Act and each of the Purchaser and the Buyer is not owned or controlled directly or indirectly by a non-Canadian Governmental Entity.

3.8 Public Company Status. The Buyer is not, and at all times prior to the effective time of the acquisition of the Company Shares, and will not be a “public corporation” or controlled by a “public corporation” within the meaning of the Tax Act.

ARTICLE IV

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to cooperate with the other Parties, take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) each of their respective representations and warranties remain true and correct through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

(c) Each of the Parent, the Buyer and the Company will cooperate with each other, including by way of furnishing such information as may be reasonably requested by a Party, in connection with the preparation and submission of all applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Entity) as may be or become necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

4.3 Operation of Business. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article VII hereof (the “Pre-Closing Period”), the Company shall, and shall cause each Subsidiary to, conduct its operations only in the Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, during the Pre-Closing Period the Company shall not, and shall cause each Subsidiary not to, without the written consent of the Buyer:

(a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise or conversion of convertible promissory notes or Company Options outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Company Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on the date of this Agreement and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company or any Subsidiary);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases) other than (i) Company Transaction Expenses, (ii) Employee Amounts pursuant to agreements in effect as of the date of this Agreement and listed in Section 2.15 of the Disclosure Schedule, (iii) the Representatives Escrow Amount, (iv) the Options Purchase Price, (v) US Assets Sale Costs, (vi) trade payables incurred in the Ordinary Course of Business and (vii) indebtedness in the Ordinary Course of Business that would constitute Indebtedness in the calculation of the Closing Adjustment Items; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(d) enter into, adopt, terminate or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(l) or (except for normal salary increases in the Ordinary Course of Business for employees who are not officers, directors or greater than five percent (5%) shareholders) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers, consultants or employees, generally or individually, or pay any bonus or other benefit to its directors, officers, consultants or employees (except for existing payment obligations listed in Section 2.22(l) or (o) of the Disclosure Schedule or in connection with the Option Cancellation Agreements) or hire any new officers or (except in the Ordinary Course of Business) any new employees or consultants; amend or accelerate the payment, right to payment, or vesting of any compensation or benefits; or take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets to customers in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its articles, by-laws or other organizational documents;

(i) sell, assign, transfer, license or sublicense any Company Intellectual Property, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;

(j) change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(k) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(l) except as required for the sale of the US Assets in accordance with the terms of the Plan of Arrangement, make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

(n) make or commit to make any capital expenditure in excess of $25,000 per item or $50,000 in the aggregate;

(o) institute or settle any Legal Proceeding;

(p) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article V not being satisfied;

(q) fail to take any action necessary to preserve the validity of any Company Intellectual Property or Permit; or

(r) agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, the Company shall and shall cause each Subsidiary to (A) accept customer orders in the Ordinary Course of Business, and (B) continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any indebtedness, if any, in existence as of the date of this Agreement.

4.4 Access to Information.

(a) In connection with the implementation of the Plan of Arrangement, the Company shall cooperate with the Parent and the Buyer to provide an orderly transition of control. During the Pre-Closing Period, to the extent that it is not restricted from doing so pursuant to confidentiality or similar restrictions in effect on the date hereof, the Company shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Parent and the Buyer free and full access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Company and the Subsidiaries, that the Parent and the Buyer may reasonably request, so that the Parent and the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries, and the Parent and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Company shall (and shall cause each Subsidiary to) furnish to the Parent and the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request. The Parties shall use reasonable efforts to ensure that they take no actions, through the exchange of confidential information or otherwise, that would constitute a breach of any applicable competition Laws.

(b) Within ten (10) days after the end of each month ending prior to the Closing, beginning with January 1, 2013, the Company shall furnish to the Parent and the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

4.5 Notice of Breaches. During the Pre-Closing Period, the Company shall promptly deliver to the Parent and the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

4.6 Exclusivity.

(a) During the Pre-Closing Period, the Company shall not, shall require each of its officers and directors, representatives and agents not to, and shall direct its employees not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Parent, the Buyer or their respective representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary, (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Company Shares to any party (other than the Parent, the Buyer or their respective representatives) or (iii) engage in negotiations or enter into any agreement with any party (other than the Parent, the Buyer or their respective representatives) concerning any such transaction.

(b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one (1) Business Day after such receipt, notify the Parent and the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.7 Expenses. Except as otherwise expressly provided herein, the Parent and the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby.

4.8 Access to Customers and Suppliers. The Company shall, if requested by the Parent or the Buyer, introduce the Parent and the Buyer to customers and suppliers of the Company and the Subsidiaries for the purpose of facilitating the post-Closing integration of the Company and the Subsidiaries and their businesses into that of the Parent and the Buyer, as applicable.

4.9 Termination of 401(k) Plan. Upon the Buyer’s written request, prior to Closing, the Company shall terminate any and all Company Plans intended to qualify under Section 401(k) of the Code, or any successor statute, effective not later than the day immediately preceding the Closing Date. Upon the termination of such plans, the Company shall provide the Parent and the Buyer with evidence that such 401(k) plans have been terminated pursuant to resolution of the Company’s board of directors not later than the day immediately preceding the Closing Date.

4.10 Directors and Officers Insurance. Prior to the Effective Time, the Company shall procure six (6) year insurance “tail” policies with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “Tail Policy”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the date of this Agreement under the Company’s directors’ and officers’ liability insurance policy. The cost of any such Tail Policy shall constitute a Company Transaction Expense. The Buyer and the Parent agree not to take any action to cancel or modify such Tail Policy for a period of six (6) years following the Closing Date.

4.11 Employees.

(a) From and after the Effective Time, the Buyer will cause each employee of the Company or its Subsidiaries as of the Effective Time (the “Company Employees”) that become employees of the Buyer or the Company at the Effective Time to be covered, at Buyer’s election, either by (i) the Company Plans or (ii) employee benefit plans that provide benefits that are substantially similar, in the aggregate, to the benefits provided under the Company Plans. To the extent permitted under the terms of the Buyer’s employee benefits plans, from and after the Effective Time, the Buyer will, or will cause the Company to, recognize the prior service with the Company or its Subsidiaries of each Company Employee in connection with all employee benefit plans of the Buyer or the Company in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting, and levels of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). To the extent permitted under the terms of the Buyer’s employee benefits plans, from and after the Effective Time, the Buyer will, or will cause the Company to, use reasonable efforts to (A) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Company) under any group health, dental, or vision plans of the Buyer to be waived with respect to Company Employees and their eligible dependents and (B) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which evidence of payment is timely provided in a commercially acceptable format to the Buyer.

(b) Except as specifically set forth herein, nothing contained in this Agreement is intended to require the Buyer to establish or maintain any specific Company Plan for any length of time. Nothing contained in this Agreement is intended to create a Company Plan or amend any Company Plan. This Section 4.11 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Company Employee, any participant in any Company Plan or any beneficiary or trustee thereof. Furthermore, nothing contained in this Agreement, express or implied, is intended to confer upon any Person any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment. In addition, nothing contained in this Agreement shall be construed to indicate the existence of employment relations between the Company and any of its service providers (including contractors and consultants).

4.12 Mutual Covenants Regarding Privacy Issues.

(a) For the purposes of this Section 4.12, the following definitions will apply:

(i) “applicable laws” means, in relation to any Person, transaction or event, all applicable provisions of applicable Laws by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii) “applicable privacy laws” means any and all applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(iii) “authorized authority” means, in relation to any Person, transaction or event, any (A) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (B) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (D) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

(iv) “Personal Information” means information (other than business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) about an identifiable individual disclosed or transferred to the Parent or the Buyer by the Company in accordance with this Agreement and/or as a condition of the Arrangement.

(b) The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use or disclosure of Personal Information disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c) Prior to the completion of the Plan of Arrangement, neither Party will use or disclose the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Plan of Arrangement. After the completion of the transactions contemplated herein, a Party may only collect, use and disclose the Disclosed Personal Information for the purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates or for the completion of the transactions contemplated herein, unless (i) either Party will have first notified such individual of such additional purpose, and where required by applicable laws, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Laws, without notice to, or consent from, such individual.

(d) Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Parties will proceed with the Plan of Arrangement, and that the Disclosed Personal Information relates solely to the carrying on of the business or the completion of the Arrangement.

(e) Each Party acknowledges and confirms that it has taken and will continue to take reasonable steps to, in accordance with applicable Laws, prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f) Subject to the following provisions, each Party will at all times keep strictly confidential all Disclosed Personal Information provided to it, and will instruct those Employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Prior to the completion of the Plan of Arrangement, each Party will take reasonable steps to ensure that access to the Disclosed Personal Information will be restricted to those Employees or advisors of the respective Party who have a bona fide need to access to such information in order to complete the Plan of Arrangement.

(g) Where authorized by applicable laws, each Party will promptly notify the other Party to this Agreement of all inquiries, complaints, requests for access, variations or withdrawals of consent and claims of which the Party is made aware in connection with the Disclosed Personal Information. To the extent permitted by applicable laws, the Parties will fully cooperate with one another, with the Persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims.

(h) Upon the termination of this Agreement, or otherwise upon the reasonable request of either Party, the other Party will forthwith cease all use of the Disclosed Personal Information acquired by it in connection with this Agreement and will return to the requesting Party or, at the requesting Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof) in its possession.

4.13 Financial Statements. Promptly following the date of this Agreement, the Company shall, in good faith, engage its independent accounting firm, in accordance with the terms of an engagement letter reasonably satisfactory to the Buyer, to commence the preparation of audited consolidated financial statements for the Company for the 2012 fiscal year (the “2012 Financial Statements”).

4.14 Subsection 256(9). The Buyer will not file any election pursuant to subsection 256(9) of the Tax Act in the Tax Returns for the taxation year ending on the acquisition of control by Buyer of the Company.

ARTICLE V

CONDITIONS TO THE ARRANGEMENT

5.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Buyer to consummate the Arrangement are subject to the satisfaction of the following mutual conditions at or prior to the Effective Time:

(a) The Arrangement, in the manner contemplated by the Plan of Arrangement, shall have been approved by the Company Shareholders in the manner required by applicable Laws (including any conditions under the Interim Order);

(b) The Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of Buyer, Parent and Company, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise; and

(c) There will be no action taken under any existing Laws, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Entity, that makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement.

5.2 Conditions to Obligations of the Buyer and Parent. The obligation of the Buyer and Parent to consummate the Arrangement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer and Parent:

(a) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer and Parent) (i) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 5.2(a)(i) and (ii) all other waivers, permits, consents, approvals, authorizations, registrations, filings and notices which are necessary for the consummation of the transactions contemplated by this Agreement or that are material to the conduct of the Company’s business, it being agreed that the waivers, permits, consents, approvals, authorizations, registrations, filings and notices set forth on Schedule 5.2(a)(ii) are not necessary for the consummation of the transactions contemplated by the Agreement and are not material to the conduct of the Company’s business;

(b)(i) each of the Fundamental Representations of the Company and each of the representations of the Company set forth in this Agreement that are qualified by a reference to materiality, GAAP or Company Material Effect will, in each case, be true and accurate in all respects on the Closing Date with the same force and effect as if made at and as of the Closing Date, and (ii) each of the other representations and warranties of the Company set forth in this Agreement will be true and accurate in all material respects on the Closing Date with the same force and effect as if made at and as of the Closing Date;

(c) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) holders of not more than two percent (2%) of the outstanding Company Shares (calculated on a fully diluted basis immediately prior to the Effective Time) shall have exercised, or remain entitled to exercise, Dissent Rights with respect to Company Shares;

(e) there shall have occurred no change, event, circumstance or development which, individually or taken together with all other changes, events, circumstances or developments, has had, or would reasonably be expected in the future to have, a Company Material Adverse Effect;

(f) no judgment, order, decree, stipulation or injunction shall be in effect, and no Legal Proceeding that shall be pending, that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect;

(g) the Company shall have delivered to the Buyer the Company Certificate;

(h) the Buyer and Parent shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer or Parent designates, by written notice to the Company, as unnecessary);

(i) the Buyer and Parent shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Representatives;

(j) the Buyer and Parent shall have received from Burnet, Duckworth & Palmer LLP, counsel to the Company, an opinion in the form attached hereto as Exhibit E addressed to the Parent and the Buyer and dated as of the Closing Date;

(k) the Buyer and Parent shall have received the 2012 Financial Statements;

(l) the Buyer and Parent shall have received estoppel certificates from each lessor listed on Schedule 5.2(l) consenting to the acquisition of the Company by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company or any Subsidiary under such Lease;

(m) all Company Options shall have been exercised or terminated in accordance with the provisions of the Option Cancellation Agreements;

(n) the employment agreements between the Company and each of Laurent Pelissier and Don Wright shall have been terminated; and

(o) the Buyer and Parent shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company and the Representatives:

(a) the representations and warranties of the Buyer and Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent any such inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement;

(b) the Buyer and Parent shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) the Buyer and Parent shall have delivered to the Representatives the Buyer Certificate;

(d) the Representatives shall have received a counterpart of the Escrow Agreement executed by the Buyer and Parent and the Escrow Agent;

(e) the Representatives shall have received evidence of delivery of the Escrow Fund to the Escrow Agent;

(f) the Purchaser shall have deposited or caused to be deposited in escrow with the Paying Agent on the Closing Date (upon the Parties confirmation that all other conditions to Closing have been satisfied) the aggregate amount that will be payable to the Company Shareholders under the Arrangement (other than the Escrow Fund); and

(g) the Representatives shall have received such other certificates and instruments (including certificates of good standing of the Buyer and Parent in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as they shall reasonably request in connection with the Closing.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Company Shareholders. From and after the Closing, the Company Shareholders shall, jointly and severally (except as otherwise provided in clauses (d) and (e) below), indemnify the Buyer and Parent in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Buyer, Parent or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Parent and the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer and Parent pursuant to this Agreement;

(c) any Pre-Closing Tax Relief or Post-Closing Tax Relief or any liabilities or obligations of the Company for Taxes in connection with any period ending on or prior to the Closing Date other than as fully recorded as a liability for Taxes payable in the Closing Adjustment Statement.

(d) any liabilities or obligations of the Company for Taxes in connection with the US Assets Sale, if and to the extent that such liabilities and obligations were not fully taken into account in the Net US Assets Proceeds Statement (with respect to which only the former holder of Elected Shares shall be liable);

(e) any failure of any Company Shareholder to have good, valid and marketable title to the Company Shares issued in the name of such Company Shareholder, free and clear of all Security Interests (with respect to which the Company Shareholders’ indemnification obligation shall be several and not joint);

(f) any claim by a shareholder or former shareholder of the Company, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a shareholder (other than the right to receive any of the Purchase Price, if any, to which such Person is entitled pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the articles or by-laws of the Company; (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or (v) any amount paid on the exercise of Dissent Rights by any Company Shareholder in excess of the portion of the Purchase Price otherwise payable under this Agreement with respect to a Company Share;

(g) any claim for fraud or a Knowing Misrepresentation arising in connection with the transactions contemplated by this Agreement;

(h) any Litigation Matter;

(i) the matter set forth in Section 2.22(d) of the Disclosure Schedule; or

(j) all reasonable costs and expenses incurred by the Buyer, the Company and/or the Parent to remediate any deficiencies existing as of the Closing Date identified in connection with that certain quality system audit of the Company (including any nonconformance arising from any EN62304 noncompliance) currently scheduled for January, 2013 (but for the avoidance of doubt, whenever such audit actually occurs).

The right to indemnification under Section 6.1(c) through (f) and (h) through (j) exists notwithstanding Section 6.3 and notwithstanding any representation and warranty in Article II.

6.2 Indemnification Claims.

(a) The Buyer or Parent shall give written notification to the Representatives of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Buyer or Parent of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer or Parent) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Buyer or Parent in so notifying the Representatives shall relieve the Company Shareholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Representatives may, upon written notice thereof to the Buyer and Parent, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer and Parent; provided that (i) the Representatives may only assume control of such defense if (A) they acknowledge in writing to the Buyer and Parent on behalf of all of the Company Shareholders that any damages, fines, costs or other liabilities that may be assessed against the Buyer or Parent in connection with such Third Party Action constitute Damages for which the Buyer or Parent shall be indemnified pursuant to this Article VI, (B) the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance of the Escrow Fund, and (C) an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Buyer or Parent or the business, operations or future conduct of the Buyer or Parent and (ii) the Representatives may not assume control of the defense of any Third Party Action involving Taxes or criminal liability or in which equitable relief is sought against the Buyer or Parent or any of its subsidiaries. If the Representatives do not, or are not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer and/or Parent shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Buyer and Parent with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer or Parent controls the defense of such Third Party Action pursuant to the terms of this Section 6.2(a) or (ii) the Representatives assume control of such defense and the Buyer or Parent reasonably concludes that the Company Shareholders and the Buyer or Parent have conflicting interests or different defenses available with respect to such Third Party Action. Neither the Company Shareholders nor the Representatives shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer and Parent, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer and Parent shall not be required if the Representatives, on behalf of all of the Company Shareholders, agree in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer and Parent from further liability and has no other adverse effect on the Buyer or Parent. Except as provided in Section 6.2(e) below, the Buyer and Parent shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Representatives, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI, the Buyer or Parent shall deliver a Claim Notice to the Representatives.

(c) Within 20 days after delivery of a Claim Notice, the Representatives shall deliver to the Buyer or Parent, as applicable, a Response, in which the Representatives, on behalf of all of the Company Shareholders, shall: (i) agree that the Buyer or Parent, as applicable, is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a letter from the Representatives instructing the Escrow Agent to disburse to the Buyer or Parent, as applicable, from the Escrow Fund an amount in cash equal to the Claimed Amount), (ii) agree that the Buyer or Parent, as applicable, is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a letter from the Representatives instructing the Escrow Agent to disburse to the Buyer or Parent, as applicable, from the Escrow Fund an amount in cash equal to the Agreed Amount) or (iii) dispute that the Buyer or Parent, as applicable, is entitled to receive any of the Claimed Amount. The Representatives may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer or Parent, as applicable, is entitled to indemnification under this Article VI. If no Response is delivered by the Representatives within such 20-day period, the Company Shareholders shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer or Parent, as applicable. Acceptance by the Buyer or Parent, as applicable, of partial payment of any Claimed Amount shall be without prejudice to the Buyer’s or Parent’s right to claim the balance of any such Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Representatives and the Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, any party may commence an action to resolve such Dispute in a court of competent jurisdiction in the Province of Alberta in accordance with Section 9.11. If the Buyer is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Representatives and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) Notwithstanding the other provisions of this Section 6.2, if a third party asserts (other than by means of a lawsuit or a tax reassessment) that the Buyer is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Representatives, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Representatives, on behalf of the Company Shareholders, to dispute the Buyer’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(f) The Representatives shall have full power and authority on behalf of each Company Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Shareholders under this Article VI. The Representatives shall have no liability to any Company Shareholders for any action taken or omitted on behalf of the Company Shareholders pursuant to this Article VI.

6.3 Survival of Representations and Warranties.

(a) Unless otherwise specified in this Section 6.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until 60 days after the expiration of the applicable statute of limitations; provided, however, that except for claims based on fraud or a Knowing Misrepresentation, all representations and warranties that are covered by the indemnification obligations in Section 6.1(a) shall expire on the date that is 15 months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.9 and 2.22 (to the extent related to Tax) (the “Fundamental Representations”) shall survive until 60 days after the expiration of the applicable statute of limitations.

(b) If the Buyer delivers to the Representatives, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Representatives. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.4 Limitations.

(a) With respect to claims for Damages arising under Section 6.1(a), the Company Shareholders shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds the Deductible (at which point the Company Shareholders shall become liable for all Damages under Section 6.1(a) in excess of the Deductible); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or Knowing Misrepresentation, (ii) any claim pursuant to Section 6.1(a) relating to a breach of Section 2.16 or any of the Fundamental Representations or (iii) any single claim in excess of $250,000.

(b) Except for (i) claims based on fraud or Knowing Misrepresentation, (ii) claims based on a breach of any of the Fundamental Representations, (iii) claims under Sections 6.1(b) through Section 6.1(h), the Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI from any Company Shareholder. In the case of (A) claims based on fraud or Knowing Misrepresentation, (B) claims under Sections 6.1(b) through Section 6.1(h), (C) claims based on a breach of any of the Fundamental Representations, the Company Shareholders shall have personal liability for all Damages incurred by the Buyer, subject to the limitations set forth in Section 6.4(c). Notwithstanding the foregoing, the Buyer shall not attempt to collect any Damages directly from any Company Shareholder unless there are insufficient unclaimed Escrow Funds remaining to satisfy such Damages pursuant to the Escrow Agreement.

(c) Notwithstanding anything to the contrary herein, except for claims based on fraud or a Knowing Misrepresentation, the aggregate liability of each Company Shareholder for Damages under this Article VI shall not exceed the portion of the Purchase Price such Company Shareholder is entitled to receive pursuant to this Agreement.

(d) No Company Shareholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(e) Except with respect to claims based on fraud or a Knowing Misrepresentation, and claims for specific performance and other equitable relief, after the Closing, the rights of the Buyer under this Article VI shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or any Company Shareholder contained in this Agreement.

(f) Any payments made to a Party pursuant to this Article VI or pursuant to the Escrow Agreement shall be treated as an adjustment to the Adjusted Purchase Price or the US Assets Purchase Price, as applicable, for tax purposes to the extent permitted by Law.

(g) Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision, or in respect of any Claim Notice, and that sum is subject to a charge to Taxes in the hands of the recipient (other than Taxes attributable to a payment being properly treated as an adjustment to the Purchase Price paid by the Buyer for the Company Shares) the sum payable shall be increased to such sum as will ensure that after payment of such Taxes (and after giving credit for any Relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that would have received in the absence of such a charge to Taxes.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a) the Parties may terminate this Agreement by written consent among the Buyer, Parent, the Company and the Representatives;

(b) the Buyer or Parent may terminate this Agreement by giving written notice to the Company and the Representatives in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b), (c) or (e) of Section 5.2 not to be satisfied and (ii) is not cured within 15 days following delivery by the Parent or the Buyer to the Company of written notice of such breach;

(c) the Company and the Representatives may terminate this Agreement by giving written notice to the Buyer and Parent in the event the Buyer or Parent is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 15 days following delivery by the Company and the Representatives to the Buyer and Parent of written notice of such breach;

(d) the Buyer or Parent may terminate this Agreement by giving written notice to the Company and the Representatives if the Closing shall not have occurred on or before the Outside Date, by reason of the failure of any condition precedent under Section 5.1 or Section 5.2 (unless the failure results primarily from a breach by the Buyer or Parent of any representation, warranty or covenant contained in this Agreement); or

(e) the Company and the Representatives may terminate this Agreement by giving written notice to the Buyer and Parent if the Closing shall not have occurred on or before the Outside Date, by reason of the failure of any condition precedent under Section 5.1 or Section 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful or knowing breaches of this Agreement or for breaches of Section 4.6).

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“$CDN” shall mean Canadian dollars.

“2012 Financial Statements” shall have the meaning set forth in Section 4.13.

“Adjusted Purchase Price” shall have the meaning set forth in Section 1.5(g).

“Affiliate” shall have the meaning set forth in the CBCA.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“Approvals” shall have the meaning set forth in Section 2.24(e).

“Arrangement” shall mean the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Arrangement, or made at the direction of the Court in the Final Order.

“Arrangement Resolution” shall mean the special resolutions of the Company Shareholders approving the Plan of Arrangement, to be considered at the Company Shareholder Meeting, substantially in the form and content of Exhibit D attached hereto.

“Articles of Arrangement” shall have the meaning set forth in Section 1.4(a).

“Base Purchase Price” shall mean $83,000,000.

“Bribery Act” shall mean the Bribery Act 2010 (United Kingdom), 2010 Chapter 23.

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Calgary, Alberta are authorized or required by applicable Law to close.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate delivered by the Parent and the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Parent and the Buyer by an authorized officer thereof, to the effect that each of the conditions specified in clauses (a) and (b) of Section 6.2 is satisfied in all respects.

“CBCA” shall mean the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate of Arrangement” shall mean the certificate of arrangement issued pursuant to section 192 of the CBCA.

“CFPOA” shall mean the Corruption of Foreign Public Officials Act, S.C. 1998, c.34.

“Circular” shall mean the notice of the Company Shareholder Meeting and accompanying management proxy circular, including all schedules and exhibits thereto, to be sent by the Company to the Company Shareholders in connection with the Company Shareholder Meeting.

“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Buyer and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Buyer is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Buyer in connection with a claim for indemnification pursuant to Article VI.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Adjustment Items” shall mean (a) the Company Transaction Expenses, plus (b) the Employee Amount, plus (c) any Indebtedness outstanding at the Closing, plus (d) the Representatives Escrow Amount, plus (e) the Options Purchase Price minus (f) if Closing Net Working Capital exceeds the Working Capital Target, the amount of such excess, and plus (g) if the Working Capital Target exceeds Closing Net Working Capital, an amount (which, for the avoidance of doubt, shall reduce the Estimated Closing Adjustment and Final Closing Adjustment) equal to such shortfall.

“Closing Adjustment Statement” shall mean the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 1.11 hereof.

“Closing Adjustment Surplus” shall have the meaning set forth in Section 1.11 (g)(iii).

“Closing Date” shall mean the date two (2) Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Closing Net US Assets Proceeds Surplus” shall have the meaning set forth in Section 1.11 (j)(iii).

“Closing Net Working Capital” shall mean the Company’s consolidated current assets (consisting of cash and cash equivalents, trade accounts receivable, SR&ED and other receivables, prepaids and deposits, inventories of raw materials and inventories of finished goods) less the Company’s consolidated current liabilities (consisting of accounts payable, accrued liabilities, accrued warranty expense, customer deposits and deferred revenue ) as of the Closing (each determined in accordance with GAAP, consistently applied with the Financial Statements). For the avoidance of doubt, Company Transaction Expenses, the Employee Amount, Indebtedness, the Contingent Financial Advisory Fee, the Representatives Escrow Amount, the Options Purchase Price, the US Assets Sale Costs and any Tax arising from the sale of the US Assets are not included in Closing Net Working Capital.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall mean the common shares of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in clauses (a) through (g) and (o) of Section 5.2 is satisfied in all respects.

“Company Employees” shall have the meaning set forth in Section 4.11(a).

“Company Equityholders” shall mean the Company Shareholders and the holders of Company Options immediately prior to the Closing.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or any Subsidiary by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Buyer to operate the business of the Company and the Subsidiaries immediately after the Closing or (c) the ability of the officers of the Buyer, following the Closing, to certify without qualification to the Parent’s financial statements or filings made with the SEC as they relate to the business or operations previously conducted by the Company and the Subsidiaries, other than, in the case of clause (a) above, any material adverse change, event, circumstance or development first arising after the date of this Agreement to the extent resulting from: (i) conditions affecting the medical device industry generally in jurisdictions in which the Company or its Subsidiaries carry on business, and not specifically relating to the Company or its Subsidiaries, including changes in applicable Laws or Taxes (other than any such change in applicable Laws or Taxes that results in a material increase to the direct acquisition cost of the Company to the Parent or the Buyer); or (ii) general economic, financial, currency exchange, securities or commodity prices in Canada or elsewhere; provided, however, that the change, event, circumstance or development referred to in clauses (i) or (ii) above does not have a disproportionate impact on the Company and its Subsidiares, taken as a whole, compared to other entities in the same industry, in which case the relevant exclusion from this definition of Company Material Adverse Effect referred to in (i) or (ii) above will not be applicable. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Option” shall mean each option to purchase or acquire Company Shares.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any Subsidiary, in whole or in part.

“Company Plan” shall mean any Employee Benefit Plan maintained, sponsored or contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of or relating to any current or former employee, officer, director or independent contractor of the Company, any Subsidiary or any ERISA Affiliate, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, under which the Company, any Subsidiary or any ERISA Affiliate may have any liability, contingent or otherwise.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.

“Company Shareholder Meeting” shall mean the special meeting of Company Shareholders called pursuant to the Interim Order, including any adjournment thereof, to be held to consider and, if deemed advisable, approve, among other things, the Arrangement and all other matters requiring Company Shareholder approval pursuant to the terms and conditions of this Agreement, or the Interim Order.

“Company Shareholders” shall mean the shareholders of record of the Company immediately prior to the Effective Time.

“Company Shares” shall mean the Common Shares.

“Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Transaction Expenses” shall mean all third-party transaction expenses unpaid as of the Closing and incurred by the Company in connection with the transactions contemplated by this Agreement other than the US Asset Sale Costs.

“Contingent Financial Advisory Fee” shall mean three (3%) percent of the Original Escrow Amount, the Closing Adjustment Surplus and the Closing Net US Assets Proceeds Surplus, if any, that is required to be released or paid to the Company Shareholders pursuant to the Escrow Agreement, this Agreement or the Plan of Arrangement and which shall instead be released or paid to the Financial Advisor in satisfaction of the contingent fee payable to the Financial Advisor.

“Contract” shall have the meaning set forth in Section 2.15(a).

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Court” shall mean the Court of Queen’s Bench of Alberta.

“Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties or (ii) has provided or made available to third parties within the previous six years. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.

“Damages” shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures).

“Deductible” shall mean $500,000.

“Designated Employees” shall mean Laurent Pelissier, Don Wright, James Branman, Grieg Hyland, Kris Dickie, Franck Labbe, David Woodhead, Anita Whistler, John Hughes, James Chung, Marcia Figueiredo, Raffaello Acquino, Neena Rahemtulla, Anna Sun, Eilleen McDougall, Chris Cheung and Linda Pendziwol.

“Director” shall mean the Director under the CBCA.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer and Parent on the date hereof and accepted in writing by the Buyer and Parent.

“Dispute” shall mean the dispute resulting if the Representatives in a Response dispute the liability of the Company Shareholders for all or part of a Claimed Amount.

“Dispute Notice” shall have the meaning set forth in Section 1.11(e).

“Dissent Rights” shall mean the right to dissent in connection with the Plan of Arrangement granted to Company Shareholders by the Court.

“Dissenting Shares” shall mean Company Shares for which a registered Company Shareholder has duly and validly exercised its Dissent Rights in respect of such holder’s Company Shares and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“DOL” shall mean the United States Department of Labor.

“Effective Date” means the date on which the Arrangement is effective under the CBCA.

“Effective Time” shall mean the time at which the Articles of Arrangement are filed with the Director on the Effective Date.

“Elected Shares” means a number of Company Shares equal to the US Assets Purchase Price divided by the Purchase Price Per Share, held by Pelissier Holdings Ltd., rounded to the nearest whole number.

“Employee Amount” shall mean the aggregate amount payable to employees of the Company or any of the Subsidiaries pursuant to any change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company or any Subsidiary, in each case payable solely as a result of the transactions contemplated by this Agreement.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) and any other written or unwritten plan, policy, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, change in control benefits, disability benefits, deferred compensation, bonuses, fringe benefits, stock options, stock purchase, phantom stock, stock appreciation, savings or other forms of incentive compensation or post-termination compensation, and all employment agreements providing for terms of compensation.

“Environmental Law” shall mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, disposals, discharges, injections, spills, escapes, introductions or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.

“Escrow Agent” shall mean JPMorgan Chase Bank N.A.

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit C by and among the Buyer, the Representatives and the Escrow Agent.

“Escrow Fund” shall mean the Original Escrow Amount held and disposed of in accordance with the terms of the Escrow Agreement, together with (a) any additional amounts deposited in escrow pursuant to Section 1.11(f)(iii)and (b) any interest thereon.

“Escrow Period” shall mean the period during which Escrow Fund is to be held in escrow, as set forth in the Escrow Agreement.

“Estimated Closing Adjustment” shall mean the sum of the Closing Adjustment Items estimated as of the Closing Date pursuant to the Estimated Closing Adjustment Statement in accordance with the provisions of Section 1.11(a).

“Estimated Closing Adjustment Statement” shall have the meaning set forth in Section 1.11(a).

“Estimated Net US Assets Proceeds” shall have the meaning specified in Section 1.11(b).

“Estimated Net US Assets Proceeds Statement” shall have the meaning specified in Section 1.11(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FACFOA” shall mean the Freezing Assets of Corrupt Foreign Officials Act, S.C. 2011, c.10.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977 (United States), 5 U.S.C. § 78dd-1, et seq.

“Final Closing Adjustment” shall mean the amount of the Closing Adjustment Items determined in accordance with the provisions of Section 1.11(d).

“Final Order” shall mean the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Closing Date, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Financial Advisor” means Leerink Swan LLC.

“Financial Statements” shall mean:

(a)	the consolidated audited balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2009, 2010 2011, as certified without qualification by KPMG LLP, the Company’s independent public accountants; and

(b)	the consolidated unaudited balance sheets of the Company for any interim periods, including at November 30, 2012, and any calendar month between the date of this Agreement and the Effective Date, and the related consolidated unaudited statements of operations, changes in shareholders’ equity and cash flows for each of the months then ended.

“Fundamental Representations” shall have the meaning set forth in Section 6.3(a) of this Agreement.

“GAAP” shall mean generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with Canadian accounting standards for private enterprises, at the relevant time, applied on a consistent basis.

“Governmental Entity” shall mean any federal, provincial, state, local or foreign government or any court, tribunal, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any provincial, state, local or foreign government.

“Indebtedness” with respect to any Person shall mean (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Security Interests; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)	Patent Rights;

(b)	Trademarks and all goodwill in the Trademarks;

(c)	copyrights, designs, industrial designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)	mask works and integrated circuit topographies, and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e)	inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)	other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered copyrights, designs and industrial designs, mask work registrations, integrated circuit topography registration, and applications for each of the foregoing.

“Interim Order” shall mean the interim order of the Court, as the same may be amended, in respect of the Arrangement, providing for, among other things, the calling and holding of the Company Shareholder Meeting.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or any Subsidiary or hosted at a third party site. All Internal Systems that are material to the business of the Company or any Subsidiary is listed and described in Section 2.13(c) of the Disclosure Schedule.

“Knowing Misrepresentation” shall mean that, to the Company’s actual knowledge, such representation or warranty was incorrect when made.

“Knowledge of the Company”, “Company’s Knowledge” and phrases of like import shall mean the knowledge of any of the Designated Employees. The Designated Employees will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the possession of such individual, including his or her personal files, (c) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in the customary performance of his or her duties or (d) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry.

“Law” shall mean any Canadian or United States federal, provincial, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” shall mean any lease or sublease pursuant to which the Company or any Subsidiary leases or subleases from another party any real property.

“Leased Property” shall mean the lands and premises, including leasehold improvements, subject to the Leases.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Litigation Matter” shall mean any Legal Proceedings set forth in Section 2.19 of the Disclosure Schedule.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean November 30, 2012.

“Net US Assets Proceeds” shall mean the net after-Tax US Assets Purchase Price, being (a) the US Assets Purchase Price, less (b) the aggregate Canadian federal and provincial income taxes arising from the sale of the US Assets described in the Plan of Arrangement. For greater certainty, income taxes referred to in clause (b) above shall take into account (and be reduced by) the Company’s remaining Canadian federal and provincial tax attributes available as a current deduction or as an offset against taxes in the year including the sale of the US Assets (including depreciation allowance, net tax losses, SR&ED expenditures, net tax loss carryforwards and unused SR&ED expenditures from previous taxation years, but excluding SR&ED receivables to the extent reflected in the Closing Net Working Capital), which tax attributes shall, for these purposes, be considered as being first used against any income of the Company for the year (from whatever source) other than the US Asset Purchase Price.

“Net US Assets Proceeds Statement” shall have the meaning set forth in Section 1.11(h).

“Neutral Accountant” shall have the meaning set forth in Section 1.11(e).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“OHSA” shall have the meaning set forth in Section 2.21(o).

“Open Source Materials” shall mean all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Option Cancellation Agreement” shall mean an agreement between the Company and each holder of a Company Option in the form attached hereto as Exhibit F.

“Options Purchase Price” shall mean the aggregate amount paid by the Company to repurchase all of the outstanding Company Options in accordance with the Option Cancellation Agreements.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Original Escrow Amount” shall mean $8,300,000 of the Base Purchase Price deposited in escrow pursuant to Section 1.5(a).

“Outside Date” shall mean April 1, 2013.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Paying Agent” shall mean Valiant Trust Company.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean an individual, a partnership, a corporation, an association, an unlimited liability company, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Plan of Arrangement” shall mean the plan of arrangement substantially in the form and content of Exhibit A attached hereto and any amendments of variations thereto made in accordance with the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Post-Closing Tax Relief” shall mean any Relief which arises in respect of a transaction, circumstance, act, event or omission of whatever nature occurring or in respect of a period ending after the Closing Date in circumstances where, but for the use or set-off of such Relief, the Company would have had a liability for Taxes in respect of which the Buyer would have been otherwise entitled to make a claim against the Sellers under this Agreement.

“PPACA” shall have the meaning set forth in Section 2.22(h).

“Pre-Closing Period” shall have the meaning set forth in Section 4.3.

“Pre-Closing Tax Relief” shall mean any Relief which arises or has arisen or would, but for the loss, use or set-off of such Relief, have arisen in respect of any transaction, circumstance,

act, event or omission of whatever nature occurring or in respect of any period ending on or before the Closing Date which would, were it not for a loss, use or set-off of such Relief, have been available to the Company following the Closing Date and which was taken into account as an asset in the Closing Adjustment Statement or which loss, use or set-off of Relief was not taken into account in the calculation of the provision for deferred income tax shown on the Closing Adjustment Statement.

“Preferred Shares” shall mean the preferred shares of the Company.

“Pro Rata Share” shall mean, with respect to any Company Shareholder, a fraction (a) the numerator of which is the number of Company Shares owned by such Company Shareholder immediately prior to the Effective Time and (b) the denominator of which is the number of Company Shares outstanding immediately prior to the Effective Time.

“Products” shall have the meaning set forth in Section 2.24(e).

“Proprietary Information” shall have the meaning set forth in Section 7.1(a).

“Purchase Price” shall mean (a) the Base Purchase Price, minus (b) the Estimated Closing Adjustment and minus (c) the Original Escrow Amount.

“Purchase Price Per Share” means the Purchase Price divided by the total number of Company Shares outstanding immediately prior to the Effective Time.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Relief” shall mean any allowance, credit, deduction, expense, depreciation, loss, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or saving of Tax, including the use of the tax attributes of the Company.

“Representatives” shall have the meaning set forth in the first paragraph of this Agreement.

“Representatives Escrow Amount” shall mean CDN$100,000.

“Response” shall mean a written response containing the information provided for in Section 6.2(c).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Law” shall mean (a) the Canadian provincial securities Laws, regulations and rules issued under such laws, and the published regulations, rules, policy statements, orders, instruments (including national and multilateral instruments), notices and rulings of the securities commissions or equivalent securities regulatory bodies in the Provinces and Territories of Canada and (b) the Securities Act and the Exchange Act and applicable rules and regulations thereunder, as applicable.

“Security Interest” shall mean any mortgage, hypothec, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and the Subsidiaries and not material to the Company and the Subsidiaries, taken as a whole.

“SEMA” shall mean the Special Economic Measures Act, S.C. 1992, c. 17.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Subsidiary” shall mean any corporation, partnership, trust, unlimited liability company, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Subsidiary Shares” shall mean shares in the capital stock of Ultrasonix Medical Corporation (U.S.A.), a wholly-owned Subsidiary of the Company.

“Tail Policy” shall have the meaning set forth in Section 4.10.

“Tax Act” shall mean the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, as amended.

“Tax Returns” shall mean any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

“Taxes” shall mean (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b); (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (d) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by the Buyer under Article VI.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“US Assets” shall mean all of the issued and outstanding Subsidiary Shares and customer lists, intangibles and goodwill related solely to sales destined to the United States.

“US Assets Purchase Price” shall mean $US 8,000,000.

“US Asset Sale Costs” means all reasonable third-party transaction expenses incurred by the Company in connection with the sale of the US Assets, not to exceed US$100,000.

“US Subsidiary” shall mean Ultrasonix Medical Corporation (U.S.A.).

“Working Capital Target” shall mean $CDN 12,000,000.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (a) any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and (b) the Parent, the Buyer and their respective Affiliates shall not be bound by the provisions of this Section 9.1 following the Closing Date.

9.2 No Third Party Beneficiaries. Except as provided in Section 4.10, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated July 21, 2010 between the Buyer and the Company shall remain in effect in accordance with its terms.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Parent or the Buyer may assign its rights, interests and obligations hereunder to an Affiliate of the Parent or the Buyer; provided, further that if such assignment takes place, the Parent will continue to be liable jointly and severally with such assignee for all of its obligations hereunder.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Parent or the Buyer:	with a copy to:

Analogic Corporation 8 Centennial Drive Peabody, MA 01960 Attn: President and Chief Executive Officer Telecopy: (978) 977-6811 Telephone: (978) 326-4000	Analogic Corporation 8 Centennial Drive Peabody, MA 01960 Attn: Senior Vice President and General Counsel Telecopy: (978) 977-6811 Telephone: (978) 326-4000

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Hal J. Leibowitz, Esq. Telecopy: (617) 526-5000 Telephone: (617) 526-6000

and to:

Stikeman Elliott LLP 1155 René Lévesque Blvd. West, 40th Floor Montreal, Quebec H3B 3V2 Attn: John W. Leopold Telecopy: (514) 397-3222 Telephone: (514) 397-3111

To the Company:	with a copy to:

Attn: Laurent Pellissier Telecopy: (604) 279-8559 Telephone: (604) 279-8550	Burnet, Duckworth & Palmer LLP 2400, 525 - 8th Avenue S.W. Calgary, Alberta T2P 1G1 Attn: Shannon M. Gangl Telecopy: (403) 260-0332 Telephone: (403) 260-0279

To the Representatives:	with a copy to:

Attn: Scott Ratushny Telecopy: (403) 290-0587 Attn: Laurent Pellissier Telecopy: (604) 279-8559 Attn: Ronald Poelzer Telecopy: (403) 262-5184	Burnet, Duckworth & Palmer LLP 2400, 525 - 8th Avenue S.W. Calgary, Alberta T2P 1G1 Attn: Shannon M. Gangl Telecopy: (403) 260-0332 Telephone: (403) 260-0279

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal Laws of the Province of Alberta without giving effect to any choice or conflict of law provision or rule (whether of the Province of Alberta or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the Province of Alberta.

9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any court of competent jurisdiction sitting in Calgary, Alberta in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Section 9.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law. Each Party waives any right it may have to require any other Party to post security for costs in any future proceedings between them in connection with this Agreement or any other agreement entered into in connection herewith.

9.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference herein to “including” shall be interpreted as “including without limitation”.

(c) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(d) When reference is made in this Agreement to information that has been “made available” to the Parent or the Buyer, that shall mean that such information was either (i) contained in the Company’s electronic data room or (ii) delivered to the Parent or the Buyer or its counsel, in each case, not less than two (2) Business Days prior to the date of this Agreement.

(e) All references to “$”, “Dollars” or “$US” refer to currency of the United States of America.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:

ANALOGIC CORPORATION

By:	/s/ James W. Green

Title:	President and CEO

BUYER:

8385998 CANADA, INC.

By:	/s/ James W. Green

Title:	President

COMPANY:

ULTRASONIX MEDICAL CORPORATION

By:	/s/ Laurent Pelissier

Title:	President

REPRESENTATIVES:

/s/ Scott Ratushny Scott Ratushny, solely in his capacity as a Representative

/s/ Laurent Pelissier Laurent Pelissier, solely in his capacity as a Representative

/s/ Ronald Poelzer Ronald Poelzer, solely in his capacity as a Representative

-Signature Page to Arrangement Agreement-

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Adjusted Purchase Price” has the meaning specified in Section 5.2(g);

(b)	“Amalgamation” means the amalgamation of the Company and the Canadian Subsidiary pursuant to the Arrangement;

(c)	“AmalgamationCo” means the corporation formed on the amalgamation of the Company and the Canadian Subsidiary pursuant to the Arrangement;

(d)	“Arrangement” means the arrangement of the Company made under Section 192 and following of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.1 hereof or made at the direction of the Court in the Final Order;

(e)	“Arrangement Agreement” means the Arrangement Agreement entered into as of January 7, 2013 among Parent, Buyer, the Company and the Representatives, as such agreement may be amended, supplemented and/or restated in accordance therewith prior to the Effective Time, providing for, among other things, the Arrangement;

(f)	“Arrangement Resolution” means the special resolutions of the Company Shareholders approving this Plan of Arrangement, to be considered at the Company Shareholder Meeting, substantially in the form and content of Exhibit A attached hereto;

(g)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be filed with the Director after the Final Order has been made to give effect to the Arrangement;

(h)	“Base Purchase Price” means US$83,000,000;

(i)	“Business Day” means a day, other than any Saturday, Sunday or other day on which commercial banks in New York, New York or Calgary, Alberta are authorized or required by applicable law to close;

(j)	“Buyer” means 8385998 Canada Inc., a corporation existing under the laws of Canada;

(k)	“Canadian Subsidiary” means 8240752 Canada Inc., a wholly-owned Subsidiary of the Company;

(l)	“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, including the regulations promulgated thereunder;

(m)	“Certificate of Arrangement” means the certificate which may be issued by the Director pursuant to subsection 192(7) of the CBCA;

(n)	“Closing” means the closing of the transactions contemplated by the Arrangement Agreement;

(o)	“Closing Adjustment Items” means (a) the Company Transaction Expenses, plus (b) the Employee Amount, plus (c) any Indebtedness outstanding at the Closing, plus (d) the Representatives Escrow Amount, plus (e) the Options Purchase Price minus (f) if Closing Net Working Capital exceeds the Working Capital Target, the amount of such excess, and plus (g) if the Working Capital Target exceeds Closing Net Working Capital, an amount equal to such shortfall;

(p)	“Closing Adjustment Surplus” has the meaning specified in Section 5.2(g)(iii);

(q)	“Closing Net US Assets Proceeds Surplus” has the meaning specified in Section 5.2(j)(iii);

(r)	“Closing Net Working Capital” means the Company’s consolidated current assets (consisting of cash and cash equivalents, trade accounts receivable, SR&ED and other receivables, prepaids and deposits, inventories of raw materials and inventories of finished goods) less the Company’s consolidated current liabilities (consisting of accounts payable, accrued liabilities, accrued warranty expense, customer deposits and deferred revenue) as of the Closing (each determined in accordance with GAAP, consistently applied with the Financial Statements) and, for the avoidance of doubt, Company Transaction Expenses, the Employee Amount, Indebtedness, the Contingent Financial Advisory Fee, the Representatives Escrow Amount, the Options Purchase Price, the US Assets Sale Costs and any Tax arising from the sale of the US Assets are not included in Closing Net Working Capital;

(s)	“Common Shares” means the common shares in the capital of the Company prior to the Amalgamation or, if the Amalgamation is effected, the common shares of AmalgamationCo subsequent to the Amalgamation;

(t)	“Company” means ULTRASONIX MEDICAL CORPORATION, a corporation existing under the laws of Canada;

(u)	“Company Options” means each option to purchase or acquire Company Shares;

(v)	“Company Shareholder Meeting” means the special meeting of Company Shareholders called pursuant to the Interim Order, including any adjournment thereof, to be held to consider and, if deemed advisable, approve, among other things, this Plan of Arrangement and all other matters requiring Company Shareholder approval pursuant to the terms and conditions of the Arrangement Agreement, or the Interim Order;

(w)	“Company Shareholders” means the registered holders of Company Shares immediately prior to the Effective Time;

(x)	“Company Shares” means the Common Shares;

(y)	“Company Transaction Expenses” means all third-party transaction expenses unpaid as of the Closing and incurred by the Company in connection with the transactions contemplated by the Arrangement Agreement other than the US Asset Sale Costs;

(z)	“Contingent Financial Advisory Fee” means three (3%) percent of the Original Escrow Amount, the Closing Adjustment Surplus and the Closing Net US Assets Proceeds Surplus, if any, that is required to be released or paid to the Company Shareholders pursuant to the Escrow Agreement, the Arrangement Agreement or this Plan of Arrangement and which shall instead be released or paid to the Financial Advisor in satisfaction of the contingent fee payable to the Financial Advisor;

(aa)	“Court” means the Court of Queen’s Bench of Alberta;

(bb)	“Director” means the Director appointed under section 260 of the CBCA;

(cc)	“Dissent Rights” means the dissent rights described in Section 4.1;

(dd)	“Dissenting Shareholder” means any registered Company Shareholder who has duly and validly exercised its Dissent Rights in respect of the holder’s Company Shares and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(ee)	“Dissenting Shares” means Company Shares for which a registered Company Shareholder has duly and validly exercised its Dissent Rights in respect of such holder’s Company Shares and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(ff)	“Effective Date” means the date on which the Arrangement is effective under the CBCA;

(gg)	“Effective Time” means the time at which the Articles of Arrangement are filed with the Director on the Effective Date;

(hh)	“Elected Shares” means a number of Company Shares equal to the US Assets Purchase Price divided by the Purchase Price Per Share, held by Pelissier Holdings Ltd., rounded to the nearest whole number;

(ii)	“Employee Amount” means the aggregate amount payable to employees of the Company or any of the Subsidiaries pursuant to any change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company or any Subsidiary, in each case payable solely as a result of the transactions contemplated by the Arrangement Agreement;

(jj)	“Escrow Agent” means JPMorgan Chase Bank N.A;

(kk)	“Escrow Agreement” means the escrow agreement in the form attached hereto as Exhibit B by and among the Buyer, the Representatives and the Escrow Agent;

(ll)	“Estimated Closing Adjustment” means the sum of the Closing Adjustment Items estimated as of the Effective Date pursuant to the Estimated Closing Adjustment Statement in accordance with the provisions of Section 5.2(a);

(mm)	“Estimated Net US Assets Proceeds” has the meaning specified in Section 5.2(b);

(nn)	“Final Closing Adjustment” means the amount of the Closing Adjustment Items determined in accordance with the provisions of Section 5.2(e);

(oo)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(pp)	“Financial Advisor” means Leerink Swan LLC;

(qq)	“Financial Statements” means: (i) the consolidated audited balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2009, 2010 and 2011, as certified without qualification by KPMG LLP, the Company’s independent public accountants; and (ii) the consolidated unaudited balance sheets of the Company for any interim periods, including at September 30, 2012, and any calendar month between the date of the Arrangement Agreement and the Effective Date, and the related consolidated unaudited statements of operations, changes in shareholders’ equity and cash flows for each of the months then ended;

(rr)	“Governmental Entity” means any federal, provincial, state, local or foreign government or any court, tribunal, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any provincial, state, local or foreign government;

(ss)	“Indebtedness” means, with respect to any Person: (i) any indebtedness or other obligation for borrowed money; (ii) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (iii) the face amount of all letters of credit issued for the account of such Person; (iv) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Security Interests; (v) capitalized lease obligations; (vi) all guarantees and similar obligations of such Person; (vii) all accrued interest, fees and charges in respect of any indebtedness; (viii) all bankers acceptances and overdrafts; and (ix) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness;

(tt)	“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, providing for, among other things, the calling and holding of the Company Shareholder Meeting;

(uu)	“Law” means any Canadian or United States federal, provincial, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law;

(vv)	“Net US Assets Proceeds” means the net after-Tax US Assets Purchase Price, being (i) the US Assets Purchase Price, less (ii) the aggregate Canadian federal and provincial income taxes arising from the sale of the US Assets described in Section 3.2(c). For greater certainty, income taxes referred to in (ii) above shall take into account (and be reduced by) the Company’s remaining Canadian federal and provincial tax attributes available as a current deduction or as an offset against taxes in the year including the sale of the US Assets (including depreciation allowance, net tax losses, SR&ED expenditures, net tax loss carryforwards and unused SR&ED expenditures from previous taxation years, but excluding SR&ED receivables to the extent reflected in the Closing Net Working Capital), which tax attributes shall, for these purposes, be considered as being first used against any income of the Company for the year (from whatever source) other than the US Asset Purchase Price;

(ww)	“Net US Assets Proceeds Statement” has the meaning specified in Section 5.2(h);

(xx)	“Option Cancellation Agreements” means the agreements between the Company and each holder of a Company Option in the form attached hereto as Exhibit C;

(yy)	“Options Purchase Price” means the aggregate amount paid by the Company to repurchase all of the outstanding Company Options in accordance with the Option Cancellation Agreements;

(zz)	“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount);

(aaa)	“Original Escrow Amount” means US$8,300,000 of the Base Purchase Price deposited in escrow pursuant to Section 1.14 of the Arrangement Agreement;

(bbb)	“Outstanding Shares” means the aggregate number of Company Shares outstanding immediately prior to the Effective Time;

(ccc)	“Parent” means Analogic Corporation, a corporation existing under the laws of Massachusetts;

(ddd)	“Paying Agent” means Valiant Trust Company;

(eee)	“Per Share Escrow Amount” means (i) the Original Escrow Amount, divided by (ii) the Outstanding Shares;

(fff)	“Permit” means all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under environmental Laws and those relating to the occupancy or use of owned or leased real property);

(ggg)	“Person” means an individual, a partnership, a corporation, an association, an unlimited liability company, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity;

(hhh)	“Plan of Arrangement” means this plan of arrangement as from time to time amended, supplemented or restated in accordance with the terms hereof;

(iii)	“Pro Rata Share” means, with respect to any Company Shareholder, a fraction (i) the numerator of which is the number of Company Shares owned by such Company Shareholder immediately prior to the Effective Time and (ii) the denominator of which is the total number of Company Shares outstanding immediately prior to the Effective Time.

(jjj)	“Purchase Price” means (i) the Base Purchase Price, plus or minus, as the case may be, (ii) the Estimated Closing Adjustment;

(kkk)	“Purchase Price Per Share” means the Purchase Price divided by the total number of Company Shares outstanding immediately prior to the Effective Time;

(lll)	“Reasonable Best Efforts” means best efforts, to the extent commercially reasonable;

(mmm)	“Representatives” means Scott Ratushny, Ronald Poelzer and Laurent Pelissier;

(nnn)	“Representatives Escrow Amount” means CDN$100,000;

(ooo)	“Security Interest” means any mortgage, hypothec, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (i) mechanic’s, material men’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and the Subsidiaries and not material to the Company and the Subsidiaries, taken as a whole;

(ppp)	“Share Purchase Price” means the Purchase Price per Share multiplied by the number of Transferred Shares;

(qqq)	“Subsidiary” means any corporation, partnership, trust, unlimited liability company, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity;

(rrr)	“Subsidiary Shares” means all of the issued and outstanding shares in the capital stock of the US Subsidiary;

(sss)

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (i) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party;

(ttt)	“Transferred Shares” means all of the Company Shares that are issued and outstanding immediately prior to the Effective Time, other than the Elected Shares;

(uuu)	“US Assets” means all of the issued and outstanding Subsidiary Shares and customer lists, intangibles and goodwill related solely to sales destined to the United States;

(vvv)	“US Assets Purchase Price” means US$8,000,000;

(www)	“US Asset Sale Costs” means all reasonable third-party transaction expenses incurred by the Company in connection with the sale of the US Assets, not to exceed US$100,000;

(xxx)	“US Subsidiary” means Ultrasonix Medical Corporation (U.S.A.) , a wholly-owned Subsidiary of the Company; and

(yyy)	“Working Capital Target” means $CDN 12,000,000.

1.2	Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time of the Essence

Time shall be of the essence in every matter or action contemplated hereunder.

1.6	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder and all amendments to such statute or regulations in force, from time to time, or any statute or regulations that supplement or supersede such statute or regulations.

1.7	Time

References in the Plan of Arrangement to times shall be deemed to be to Mountain Standard Time.

1.8	Exhibits

The following exhibits to this Plan of Arrangement are incorporated by reference herein and form part of this Plan of Arrangement:

Exhibit A – Arrangement Resolution

Exhibit B – Escrow Agreement

Exhibit C – Option Cancellation Agreement

ARTICLE 2

REPRESENTATIVES

2.1	Representatives

(a)	In order to efficiently administer the transactions contemplated by the Arrangement Agreement and this Plan of Arrangement, including (i) the determination of the Final Closing Adjustment and the Adjusted Purchase Price, (ii) the waiver of any condition to the obligations of the Company and the Company Shareholders to consummate the transactions contemplated by the Arrangement Agreement and this Plan of Arrangement and (iii) the defense and/or settlement of any claims for which the Company Shareholders may be required to indemnify the Parent or the Buyer pursuant to the Arrangement Agreement and this Plan of Arrangement, the Representatives, by virtue of the approval of this Plan of Arrangement by the Company Shareholders and the Court, are irrevocably constituted and appointed (subject to Section 2.1(c)) as the true, exclusive and lawful representatives, attorneys-in-fact and agents for the Company Shareholders in connection with the provisions of the Arrangement.

(b)	The Representatives are hereby authorized (i) to make all decisions relating to the determination of the Final Closing Adjustment and the Adjusted Purchase Price pursuant to Section 5.2, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company and the Company Shareholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Company Shareholders may be required to indemnify the Parent or the Buyer pursuant to Article VI of the Arrangement Agreement, (iii) to give and receive all notices required to be given under the Arrangement Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Shareholders by the terms of the Arrangement Agreement and this Plan of Arrangement.

(c)	As long as there are three (3) Representatives, the Representatives shall act by majority action. If there are fewer than three (3) Representatives, the Representatives shall act by unanimous action. In the event that any Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Company Shareholders (acting pursuant to a written authorization from Company Shareholders who immediately prior to the Effective Time held at least a majority of the outstanding Company Shares on a fully diluted basis) may select another representative to fill the vacancy of the Representative initially appointed, and such substituted representative shall be deemed to be a Representative for all purposes of the Arrangement Agreement and this Plan of Arrangement and the documents delivered pursuant thereto and hereto. Until such time as the replacement Representative(s) shall have been appointed, the remaining Representative shall have the full power and authority, acting alone, to act for all the Representatives.

(d)	A decision, act, consent, instruction or action of the Representatives, including any agreement among the Representatives, on the on the one hand, and the Parent and the Buyer, on the other hand, relating to the determination of the Final Closing Adjustment, the Adjusted Purchase Price or the defense or settlement of any claims for which the Company Shareholders may be required to indemnify the Parent or the Buyer pursuant to Article VI of the Arrangement Agreement, shall constitute a decision, act, consent, instruction or action of all Company Shareholders and shall be binding and conclusive upon each of such Company Shareholders and the Escrow Agent may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every such Company Shareholder. The Parent, the Buyer and the Escrow Agent are hereby relieved from any liability to any Company Shareholder for any acts done by them in accordance with such decision, act, consent, instruction or action of the Representatives.

(e)	Without limiting the foregoing, it is hereby agreed that:

(i)	the Parent and the Buyer shall be able to rely conclusively on the instructions and decisions of the Representatives as to the determination of the Final Closing Adjustment and the Adjusted Purchase Price, the settlement of any claims for indemnification by the Parent and the Buyer pursuant to Article VI of the Arrangement Agreement or any other actions required or permitted to be taken by the Representatives hereunder or thereunder, and no party shall have any cause of action against the Parent or the Buyer for any action taken by the Parent or the Buyer in reliance upon the instructions or decisions of the Representatives;

(ii)	no Company Shareholder shall have any cause of action against any Representative for any action taken, decision made or instruction given by such Representative under the Arrangement or this Plan of Arrangement, except for fraud or willful breach of the Arrangement or this Plan of Arrangement by the Representative. The Representatives shall not be liable to any Company Shareholder for any action taken or omitted to be taken by them in connection with the Arrangement or this Plan of Arrangement in good faith and in the exercise of their reasonable judgment. The Representatives may, at their expense (subject to their rights of indemnification from the Company Shareholders below), at any time consult with independent legal counsel of their own choice in any such matters, shall, as among the Company Shareholders, have full and complete authorization and protection from any action taken or omitted by them in accordance with the advice of such legal counsel, and shall incur no liability to any Company Shareholder for any delay reasonably required to obtain the advice of any such legal counsel. The Company Shareholders shall be jointly and severally liable and shall indemnify the Representatives for, and hold them harmless against, any loss, liability, cost or expense (including reasonable fees and disbursements of legal counsel), reasonably incurred by them without gross negligence, bad faith, fraud or willful misconduct on their part, arising out of or in connection with the Arrangement Agreement, this Plan of Arrangement and the Escrow Agreement, including the costs and expenses of defending themselves against any claim or liability in connection with any such matter and the Representatives shall first access the Representatives Escrow Amount and, if applicable, any portion of the Escrow Fund otherwise to be distributed to the Company Shareholders, to fund such indemnity before attempting to collect any claim directly from any Company Shareholder;

(iii)	the provisions of this Section 2.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Shareholder may have in connection with the transactions contemplated by the Arrangement Agreement and this Plan of Arrangement;

(iv)	remedies available at Law for any breach of the provisions of this Section 2.1 are inadequate; therefore, the Parent, the Buyer and the Representatives shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either of them brings an action to enforce the provisions of this Section 2.1; and

(v)

the provisions of this Section 2.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Company Shareholder, and any references in this Plan of Arrangement or the Arrangement Agreement to a Company Shareholder or the Company Shareholders shall mean and include the successors to the Company Shareholder’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

ARTICLE 3

ARRANGEMENT

3.1	Binding Effect

(a)	This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

(b)	This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate of Arrangement, will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) the Parent, (iii) the Buyer, (iv) all registered and beneficial holders of Company Shares, and (v), the Canadian Subsidiary, if applicable.

(c)	The Articles of Arrangement and Certificate of Arrangement shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

(d)	For greater certainty, the Arrangement Agreement is intended to constitute a purchase and sale agreement relating to the U.S. Assets and the Company Shares, as set out in the Arrangement Agreement and this Plan of Arrangement, and, upon this Plan of Arrangement taking effect:

(i)	the execution of the Arrangement Agreement by the Representatives will be deemed to be and to have always been an execution of such purchase and sale agreement described in clause (a) on behalf of each Company Shareholder; and

(ii)	each such Company Shareholder will be deemed to be and to have always been a party to such purchase and sale agreement described in clause (i) effective on and after the Effective Time and, without limiting the generality of the forgoing, each such Company Shareholder shall be bound by the provisions of Article VI and Sections 1.15 and 1.16 of the Arrangement Agreement.

3.2	Arrangement

The Arrangement involves a number of steps, as described herein, which will be deemed to occur sequentially at the times specified without any further authorization, act or formality of or by the Company, Parent, Buyer or any other Person:

(a)	At 11:50 p.m. on the Effective Date, each Company Shareholder shall be deemed to have appointed the Representatives to act on its, his or her behalf in accordance with Section 2.1, and to have authorized the Representatives to enter into the Escrow Agreement on behalf of such Company Shareholder and upon execution by the Representatives on behalf of all Company Shareholders, the Company, Parent and Buyer and the Escrow Agent, such Escrow Agreement shall be binding on each Company Shareholder as if it had been entered into by such Company Shareholder directly.

(b)	At 11:51 p.m. on the Effective Date, the Representatives Escrow Amount shall be deposited by the Company in trust with a trustee or escrow agent and on terms acceptable to the Representatives to fund, in whole or in part, as the case may be, any costs and expenses and indemnity obligations of the Representatives arising pursuant to the Arrangement Agreement, the Escrow Agreement and this Plan of Arrangement.

(c)	At 11:59 p.m. on the Effective Date, all of the US Assets, including the Subsidiary Shares, shall be and be deemed to be irrevocably transferred to Parent, free and clear of all Security Interests, in exchange for the US Assets Purchase Price. In connection therewith, the Company shall, at or prior to 11:59 p.m. on the Effective Date, deliver to Parent (i) a bill of sale and such other instruments of transfer as Buyer may request for the US Assets (other than the Subsidiary Shares) and (ii) certificates representing all of the Subsidiary Shares duly endorsed in blank or accompanied by stock powers duly executed in blank.

(d)	Upon the transfer of all US Assets to Parent as of 11:59 p.m. on the Effective Date:

(i)	the Company shall cease to be the holder of such US Assets and in particular, with respect to the Subsidiary Shares shall cease to have any rights as holders of such Subsidiary Shares other than the right to be paid the portion of the US Assets Purchase Price allocable to such Subsidiary Shares;

(ii)	the Company’s name shall be removed from the applicable securities register of Subsidiary Shares; and

(iii)	legal and beneficial title to such Subsidiary Shares will vest in Parent and Parent will be and be deemed to be the transferee and legal and beneficial owner of such Subsidiary Shares and will be entered in the applicable securities register of the US Subsidiary as the sole shareholder thereof.

(e)	Unless otherwise determined by the Company on or before the last Business Day preceding the Effective Date not to proceed with this step, at 12:01 a.m. on the day immediately following the Effective Date, the Company and the Canadian Subsidiary shall be amalgamated and continued as one corporation, AmalgamationCo, in accordance with the following:

(i)	the stated capital of all of the shares of the Canadian Subsidiary shall be reduced to $1.00 in the aggregate immediately prior to the Amalgamation;

(ii)	the articles of AmalgamationCo shall be the same as the articles of the Company and the name of AmalgamationCo shall be “Ultrasonix Medical Corporation”;

(iii)	the shares of the Canadian Subsidiary shall be cancelled without any repayment of capital;

(iv)	the property of the Canadian Subsidiary and of the Company shall continue to be the property of AmalgamationCo;

(v)	AmalgamationCo shall continue to be liable for the obligations of the Canadian Subsidiary and of the Company;

(vi)	any existing cause of action, claim or liability to prosecution of the Canadian Subsidiary and of the Company shall be unaffected;

(vii)	any civil, criminal or administrative action or proceeding pending by or against the Canadian Subsidiary or the Company may be continued to be prosecuted by or against AmalgamationCo;

(viii)	a conviction against, or ruling, order or judgment in favour of or against the Canadian Subsidiary or the Company may be enforced by or against AmalgamationCo;

(ix)	the Articles of Amalgamation of AmalgamationCo shall be deemed to be the Articles of Incorporation of AmalgamationCo and the Certificate of Amalgamation of AmalgamationCo shall be deemed to be the Certificate of Incorporation of AmalgamationCo;

(x)	the by-laws of AmalgamationCo shall be the by-laws of the Company until repealed, amended, altered or added to;

(xi)	the first directors of AmalgamationCo shall be the directors of the Company

(xii)	the first officers of AmalgamationCo shall be the officers of the Company;

(xiii)	the registered office of AmalgamationCo shall be the registered office of the Company; and

(xiv)	the Amalgamation shall be deemed to be effective at 12:01 a.m. on the day immediately following the Effective Date.

(f)	At 12:02 a.m. on the day immediately following the Effective Date, each Dissenting Share held by Dissenting Shareholders who have exercised Dissent

Rights which remain valid immediately prior to 12:02 a.m. on the day immediately following the Effective Date shall, as of 12:02 a.m. on the day immediately following the Effective Date, be and be deemed to be irrevocably transferred to the Company free and clear of all Security Interests for cancellation, in exchange for the right to be paid the fair value for such Dissenting Shares.

(g)	Upon the transfer of all Dissenting Shares to the Company, as of 12:02 a.m. on the day immediately following the Effective Date:

(i)	each holder of such Dissenting Shares shall cease to be the holder of such Dissenting Shares and to have any rights as holders of such Dissenting Shares other than the right to be paid the fair value of such Dissenting Shares; and

(ii)	such holder’s name shall be removed from the applicable securities register of Company Shares; and

(iii)	such Dissenting Shares will be cancelled and cease to be outstanding.

(h)	Commencing at 12:05 a.m. on the day immediately following the Effective Date, each of the Elected Shares shall be and be deemed to be transferred to the Company, free and clear of all Security Interests, for cancellation, in exchange for an amount equal to the sum of: (i) the Estimated Net US Assets Proceeds divided by the total number of Elected Shares (minus the Per Share Escrow Amount to be deposited in escrow with respect to each Elected Share in accordance with this Plan of Arrangement), and (ii) the value for each Elected Share as at the Effective Date of the rights and obligations of the holders of Elected Shares under the Escrow Agreement and/or relating to post-closing adjustments described under Section 5.2, such transfers and cancellations to take place in a series of steps, separated by one-minute intervals, with the number of steps and the number of Elected Shares to be acquired and cancelled at each step being determined by the Company and the Buyer at least two Business Days prior to the Effective Time. The Company shall, to the maximum extent permissible under Law without incurring penalty Taxes, designate first the maximum possible portion of the Net US Assets Proceeds as capital dividends, then next the maximum possible portion of the Net US Assets Proceeds as eligible dividends, and finally any remaining portion of the Net US Assets Proceeds as non-eligible dividends.

(i)	Upon the transfer of all of the Elected Share to the Company, commencing as of 12:05 a.m. on the day immediately following the Effective Date:

(i)	each holder of such Elected Shares shall cease to be the holder of such Elected Shares and to have any rights as holders of such Elected Shares other than the right to be paid the consideration to which such holder is entitled pursuant to Section 3.2(h) hereof;

(ii)	such holder’s name shall be removed from the applicable securities register of Company Shares; and

(iii)	such Elected Shares will be cancelled and cease to be outstanding.

(j)	At 1:01 a.m. on the day immediately following Effective Date, each outstanding Transferred Share outstanding immediately prior to 1:01 a.m. on the day immediately following Effective Date shall, as of 1:01 a.m. on the day immediately following Effective Date, be and be deemed to be irrevocably transferred to Buyer, free and clear of all Security Interests, in exchange for the Purchase Price Per Share (minus the Per Share Escrow Amount to be deposited in escrow with respect to each Transferred Share in accordance with this Plan of Arrangement).

(k)	Upon the transfer of all Transferred Shares to Buyer, as of 1:01 a.m. on the day immediately following Effective Date:

(i)	each holder of such Transferred Shares shall cease to be the holder of such Transferred Shares and to have any rights as holders of such Transferred Shares other than the right to be paid the consideration to which such holder is entitled pursuant to Section 3.2(j) hereof;

(ii)	such holder’s name shall be removed from the applicable securities register of Company Shares; and

(iii)	legal and beneficial title to such Transferred Shares will vest in Buyer and Buyer will be and be deemed to be the transferee and legal and beneficial owner of such Transferred Shares and will be entered in the applicable securities register of the Company as the sole shareholder thereof.

(l)	No purported transfer by any Company Shareholder of any Company Shares shall be made on the stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of the Company Shares (a “Company Share Certificate”) is presented to the Company, such Company Share Certificate shall be cancelled and shall be exchanged as provided in this Plan of Arrangement.

3.3	Condition precedent to the Implementation of this Plan of Arrangement

The implementation of this Plan of Arrangement is conditional upon the Arrangement Agreement not having been terminated in accordance with its terms.

ARTICLE 4

DISSENT RIGHTS

4.1	Dissent Rights

(a)	Company Shareholders may exercise Dissent Rights with respect to the Company Shares held by such holders in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA as modified by the Interim Order and this Section 4.1; provided that, notwithstanding Section 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Section 190(5) of the CBCA must be received by the Company not later than 5:00 pm (Vancouver time) on the Business Day that is two Business Days prior to the date of the Company Shareholder Meeting (as it may be adjourned or postponed from time to time.

(b)	If the Arrangement is concluded, the holders of Dissenting Shares shall be deemed to have transferred their Dissenting Shares to the Company, free and clear of all Security Interests, as provided in Section 3.2(e), and if they are (i) ultimately determined to be entitled to be paid the fair value of their Dissenting Shares, will be entitled to receive the fair value of such Dissenting Shares (which fair value shall take into account the purchase price adjustment provisions of Section 5.2 hereof and the indemnification obligations of the Company Shareholders pursuant to Article VI of the Arrangement Agreement) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; or (ii) ultimately determined not to be entitled, for any reason, to be paid the fair value of their Dissenting Shares, will be deemed to have participated in the Arrangement on the same basis as the Company Shareholders who did not exercise Dissent Rights and will be entitled to receive in respect of their Dissenting Shares consideration equal to the aggregate consideration that they would have received pursuant to Section 3.2(e).

(c)	In addition to any other restrictions under Section 190 of the CBCA, Company Shareholders who vote or have instructed a proxyholder to vote their Company Shares in favour of the Arrangement Resolution (but only in respect of such Company Shares) shall not be entitled to exercise Dissent Rights.

4.2	Recognition of Dissenting Shareholders

(a)	In no circumstances shall Parent, Buyer, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of the Company Shares in respect of which such Dissent Rights are sought to be exercised.

(b)	For greater certainty, in no circumstances shall Parent, Buyer, the Company or any other Person be required to recognize any Person as a holder of Company Shares in respect of which Dissent Rights have been validly exercised after the Effective Time and the name of each holder of Dissenting Shares shall be deleted from the applicable register of Company Shares as at the Effective Time as provided in Section 3.2(g).

ARTICLE 5

CERTIFICATES; PAYMENTS

5.1	Payment of Consideration

(a)	Prior to the Closing, the Parent, Buyer and Company, shall appoint the Paying Agent to effect the disbursement of the Share Purchase Price and the Net US Assets Proceeds and, if and when payable in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement, the Closing Adjustment Surplus and the Closing Net US Assets Proceeds Surplus.

(b)	On or before the Effective Date:

(i)	the Parent shall pay the US Assets Purchase Price to the Paying Agent, and on the Effective Date Parent, Buyer and the Company shall authorize and instruct the Paying Agent in writing to distribute (A) the Estimated Net US Assets Proceeds minus, for each Elected Share, the Per Share Escrow Amount, to the holders of Elected Shares in payment (together with the rights and obligations described in (ii) of Section 3.2(h)) of the purchase price for the Elected Shares, and (B) the Per Share Escrow Amount for each Elected Share to the Escrow Agent, the whole as described in Section 3.2(h);

(ii)	the Buyer shall pay the Share Purchase Price to the Paying Agent, and on the Effective Date shall authorize and instruct the Paying Agent in writing to distribute (A) the Share Purchase Price minus, for each Transferred Share, the Per Share Escrow Amount, to the holders of Transferred Shares in payment of the purchase price for the Transferred Shares, and (B) the Per Share Escrow Amount for each Transferred Share to the Escrow Agent, the whole as described in Section 3.2(j).

(c)	If any portion of the Share Purchase Price or the Net US Assets Proceeds is to be paid to a Person other than the Company Shareholder in whose name the Company Share Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such amount that (i) the Company Share Certificate so surrendered shall have been properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the Company Shareholder requesting such transfer shall have paid any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes are not required to be paid.

(d)	Subject to Section 5.5 hereof, as soon as practicable following the date of delivery to the Paying Agent of a duly completed letter of transmittal in the form provided by Parent and the Buyer and acceptable to the Company (which shall include, among other things, an acknowledgment and agreement to be bound by the provisions of Article VI of the Arrangement Agreement and Article 2 of this Plan of Arrangement) to the Company Shareholders, the Company Share Certificate(s) representing the Company Shares and/or all other documents as the Paying Agent may reasonably require (the “Required Documents”), Parent and Buyer shall cause the Paying Agent to forward to (or as directed by) the Company Shareholders, cheques representing the amounts payable for each Company Share held by such Company Shareholder pursuant to Section 3.2, in each case less any amounts withheld pursuant to Section 5.6 hereof.

(e)	Subject to Section 5.5 hereof, until such time as a Company Shareholder deposits the Required Documents, all amounts to which such Company Shareholder is entitled in respect of Company Shares shall, subject to Section 5.6 hereof, be held in trust for such Company Shareholder for delivery to such Company Shareholder upon delivery of the Required Documents. No Company Shareholder shall be entitled to receive interest with respect to any such amount.

(f)	On the Effective Date, the Parent and/or the Buyer shall deliver to the Escrow Agent the Original Escrow Amount for the purpose of (a) providing security for any adjustment to the amount of the Purchase Price pursuant to Section 1.11 of the Arrangement Agreement and Section 5.2 of this Plan of Arrangement and (b) securing the indemnification obligations of the Company Stockholders set forth in Article VI of the Arrangement Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.

5.2	Adjustment Before and After the Closing

The Purchase Price shall be subject to adjustment as follows:

(a)

Not later than five (5) Business Days prior to the Effective Date, the Company shall prepare and deliver to the Parent and Buyer a statement (the “Estimated Closing Adjustment Statement”) setting forth the Estimated Closing Adjustment, together with all relevant backup materials, in detail reasonably acceptable to the Parent and Buyer. Schedule II of the Arrangement Agreement reflects the Closing Adjustment Items to be included in the Estimated Closing Adjustment Statement, including estimated amounts in respect thereof as of the date of the Arrangement Agreement. If within two (2) Business Days following receipt of the Estimated Closing Adjustment Statement, the Parent and Buyer have not given the Company notice of their objection to the Estimated Closing Adjustment, the Base Purchase Price shall be adjusted as set forth in the Estimated Closing Adjustment Statement. If the Parent and Buyer give such notice of objection, the Company, the Parent and the Buyer will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed upon by the Parent, the Buyer and the Company shall be used to complete the Estimated Closing Adjustment. If the Parent, the Buyer and the

Company are unable to resolve all such disputed issues by the end of the third (3rd) Business Day following the Parent’s and the Buyer’s receipt of the Estimated Closing Adjustment Statement, the Estimated Closing Adjustment shall be as determined by the Parent and the Buyer, acting reasonably.

(b)	Not later than five (5) Business Days prior to the Effective Date, the Company shall prepare and deliver to the Parent and Buyer a statement (the “Estimated Net US Assets Proceeds Statement”) setting forth an estimate of the Net US Assets Proceeds (the “Estimated Net US Assets Proceeds”), together with all relevant backup materials, in detail reasonably acceptable to the Parent and Buyer. Such Estimated Net US Assets Proceeds shall be determined based on the Company’s most recent accounting and tax information available. If within two (2) Business Days following receipt of the Estimated Net US Assets Proceeds Statement, the Parent and Buyer have not given the Company notice of their objection to the Estimated Net US Assets Proceeds, the Estimated Net US Assets Proceeds shall be as set forth in the Estimated Net US Assets Proceeds Statement. If the Parent and Buyer give such notice of objection, the Company, the Parent and the Buyer will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amount as agreed upon by the Parent, the Buyer and the Company shall be the Estimated Net US Assets Proceeds. If the Parent, the Buyer and the Company are unable to resolve all such disputed issues by the end of the third (3rd) Business Day following the Parent’s and the Buyer’s receipt of the Estimated Net US Assets Proceeds Statement, the Estimated Net US Assets Proceeds shall be as determined by the Parent and the Buyer, acting reasonably.

(c)	Not later than 45 calendar days after the Effective Date, the Parent and Buyer shall deliver to the Representatives the Closing Adjustment Statement. The Closing Adjustment Statement shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP).

(d)	The Closing Adjustment Statement delivered pursuant to paragraph (b) above shall be accompanied by (i) all relevant backup materials, in detail reasonably acceptable to the Representatives, and (ii) a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment.

(e)

In the event that the Representatives dispute the Closing Adjustment Statement or the amount of the Closing Adjustment Items, the Representatives shall notify the Parent and Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Adjustment Statement. Any such Dispute Notice shall specify those items or amounts as to which the Representatives disagree, and the Representatives shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items delivered pursuant to paragraphs (c) and (d) above. In the event of such a dispute, the Parent, the Buyer and the Representatives shall first use their Reasonable Best Efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be less than the calculation by Parent and Buyer delivered pursuant to paragraph (d) above nor more than the Representatives’ calculation delivered pursuant to this paragraph (e). If the Parent, the Buyer and the Representatives are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Representatives, the Parent and the Buyer or, if the Representatives, the Parent and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by the Representatives, the Parent or the Buyer, such an independent nationally recognized accounting firm shall be Ernst & Young LLP, or if such firm is unable to act, Deloitte & Touche LLP (the “Neutral Accountant”). All determinations and calculations pursuant to this paragraph (e) shall consider only those Closing Adjustment Items as to which the Representatives have disagreed, shall be in writing and shall be delivered to the Parent, the Buyer and the Representatives as promptly as practicable. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties and will not be subject to appeal, absent manifest error. A judgment on the determination made by the Neutral Accountant pursuant to this Section 5.2 may be entered in and enforced by any court having jurisdiction thereover. The Neutral Accountant shall be deemed to be acting as experts and not as arbitrators.

(f)	The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to paragraph (e) shall be shared equally by the Representatives, on the one hand, and the Parent and Buyer, on the other hand; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the Closing Adjustment Statement or the amount of the Closing Adjustment Items that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party.

(g)	Immediately upon the expiration of the 30 calendar day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representatives to the Parent and Buyer that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 5.2, the Purchase Price shall be adjusted as follows (the “Adjusted Purchase Price”):

(i)	If the amount of the Final Closing Adjustment exceeds the amount of the Estimated Closing Adjustment, the Parent and the Buyer shall be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement;

(ii)	If the amount of the Final Closing Adjustment is equal to the amount of the Estimated Closing Adjustment, the Purchase Price shall not be adjusted; and

(iii)	If the amount of the Estimated Closing Adjustment exceeds the Final Closing Adjustment, the Parent and/or the Buyer shall deliver to the Paying Agent an amount in immediately available funds equal to the amount of such surplus (the “Closing Adjustment Surplus”) and 87% of such Closing Adjustment Surplus shall be distributed by the Paying Agent to the former Company Shareholders (with each Company Shareholder entitled to receive his Pro Rata Share of such proceeds), 3% of such Closing Adjustment Surplus shall be distributed by the Paying Agent to the Financial Advisor and the Paying Agent shall deposit with the Escrow Agent 10% of such Closing Adjustment Surplus in escrow pursuant to the Escrow Agreement.

(h)	Not later than 45 calendar days after the Effective Date, the Parent and Buyer shall deliver to the Representatives a statement setting forth the Net US Assets Proceeds (the “Net US Assets Proceeds Statement”). The Net US Assets Proceeds Statement shall be prepared in accordance with applicable Tax laws applied consistently with the Company’s past practices (to the extent such past practices are consistent with applicable Tax law).

(i)	Sections 5.2(e) and (f) of this Plan of Arrangement shall apply to the Net US Assets Proceeds Statement, mutatis mutandis, provided, however, that, among other changes, “Closing Adjustment Statement” shall be read as “Net US Assets Proceeds Statement”.

(j)	Immediately upon the expiration of the 30 calendar day period for giving the Dispute Notice in connection with the Net US Assets Proceeds, if no such notice is given, or upon notification by the Representatives to the Parent and Buyer that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 5.2, the following shall occur:

(i)	If the Estimated Net US Assets Proceeds exceed the Net US Assets Proceeds, the Parent and the Buyer shall be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement, which recovery shall only reduce the entitlements of the former holders of Elected Shares under the Escrow Agreement;

(ii)	If the Net US Assets Proceeds is equal to the Estimated Net US Assets Proceeds, there shall be no adjustments; and

(iii)

If the Net US Assets Proceeds exceed the Estimated Net US Assets Proceeds, the Parent and/or the Buyer shall deliver to the Paying Agent an amount in immediately available funds equal to the amount of such surplus (the “Closing Net US Assets Proceeds Surplus”) and 87% of such Closing Net US Assets Proceeds Surplus shall be distributed by the

Paying Agent to the former holders of Elected Shares pro rata to the number of Elected Shares they held, 3% of such Closing Net US Assets Proceeds Surplus shall be distributed by the Paying Agent to the Financial Advisor and the Paying Agent shall deposit with the Escrow Agent 10% of such Closing Net US Assets Proceeds Surplus in escrow pursuant to the Escrow Agreement.

5.3	Distribution with Respect to Unsurrendered Certificates

The former holders of Company Shares shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Company Shares other than the consideration which they are entitled to receive pursuant to this Plan of Arrangement.

5.4	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1 shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed certificate the consideration deliverable in accordance with Section 3.1. The Paying Agent, Parent or the Buyer may, in its reasonable discretion, and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to give the Paying Agent, Parent and/or the Buyer (a) a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Paying Agent, Parent or the Buyer with respect to the certificate alleged to have been lost, stolen or destroyed and/or (b) an affidavit of loss and an indemnity in a customary form satisfactory to Parent and Buyer against any claim that may be made against Parent or Buyer with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5	Extinction of Rights

(a)	Any certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred or were deemed to have been transferred pursuant to Section 3.1 that has not been deposited with the Company (accompanied by all documents required to evidence and effect such transfer) on or prior to the date that is three years less one day from the Effective Date shall cease to represent a claim or interest of any kind or nature to the consideration to which the former holder of such certificate was ultimately entitled, which shall be deemed to have been surrendered for no consideration to Buyer, together with all entitlements to interest in respect thereof held for such former holder.

(b)	Any payment made by way of cheque by the Paying Agent pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Paying Agent or that otherwise remains outstanding on the day that is three years less one day from the Effective Date shall cease to represent a right or claim by or interest of any kind or nature and the right of a former holder of Company Shares to receive the consideration for such Company Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered for no consideration to Buyer.

(c)	None of Company, Parent or Buyer or any of their respective successors shall be liable to any Person in respect of any such consideration delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar Law.

5.6	Withholding Rights

The Buyer, Company and the Paying Agent, will be entitled to deduct and withhold from any consideration otherwise payable to any Company Shareholder under this Plan of Arrangement (including any amounts payable pursuant to Section 4.1 hereof) such amounts as the Buyer, Company or the Paying Agent determines are required or reasonably believes to be required to be deducted and withheld from such consideration in accordance with the Income Tax Act (Canada), the United States Internal Revenue Code or any provision of federal, provincial, state, local or foreign Tax Law, as provided for and in accordance with the terms of Section 1.10 of the Arrangement Agreement. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such deducted and withheld amounts are remitted to the appropriate taxing authority.

ARTICLE 6

AMENDMENTS

6.1	Amendments

(a)	The Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time after the adoption of the Arrangement Resolution but prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved in writing by Parent and Buyer, (iii) filed and approved by the Court unless such amendment, modification and/or supplement concerns a matter which, in the reasonable opinion of Company, Parent and Buyer, is of an administrative nature, (iv) communicated to Company Shareholders if and as required by the Court, and (v) approved by the Representatives on behalf of the Company Shareholders or by resolutions of the holders of the Company Shares voting in the manner directed by the Court, as applicable and as determined by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholder Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company, Parent and Buyer; and (ii) if required by the Court or applicable Law, it is consented to the Company Shareholders.

(c)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent and Buyer, provided that it concerns a matter which, in the reasonable opinion of Parent and Buyer, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Company Shareholders.

Exhibit B

SUPPORT AGREEMENT

THIS AGREEMENT made this — day of —, 2012.

B E T W E E N:

[                    ] (“Supporting Party”)

- and -

Analogic Corporation, a corporation incorporated under the laws of Massachusetts (“Parent”)

- and -

8385998 Canada Inc., a corporation incorporated under the laws of Canada (“Buyer”)

WHEREAS:

A.	Ultrasonix Medical Corporation (“Company”), the Parent and Buyer intend to enter into an arrangement agreement (the “Arrangement Agreement”) concurrently herewith (substantially in the form attached hereto as Exhibit A) pursuant to which the Company, Buyer and the Parent have agreed, subject to the satisfaction of certain conditions, to complete a business combination.

B.	The Board of Directors of the Company has resolved to recommend approval by the Company Shareholders of the transactions contemplated by the Arrangement Agreement.

C.	It is one of the conditions to Parent and Buyer entering into the Arrangement Agreement that the Supporting Party enter into this Agreement with respect to, among other things, the voting of all Owned Securities (as defined below) by the Supporting Party in favour of approving the Arrangement, in order that all Owned Securities be voted on at any Company Shareholder Meeting in accordance with the terms hereof in favour of approving the Arrangement.

NOW THEREFORE in consideration of the premises, the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto), the Parties hereto hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used herein and not otherwise defined shall have the meaning given in the Arrangement Agreement. As used in this Agreement, the following terms, unless there is something in the context or subject matter inconsistent therewith, have the following meanings assigned to them:

(a)	“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Parent or Buyer, as the case may be) that could reasonably be expected to lead to an Acquisition Proposal;

(b)	“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by the Parent or Buyer, as the case may be) contemplating or otherwise relating to any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary;

(c)	“Affiliate” shall have the meaning set forth in the CBCA;

(d)	“Agreement” means this support agreement among the Parties hereto, together with any and all schedules and exhibits hereto, as the same may be amended, from time to time, and the expressions “herein”, “hereof”, “hereto” “above”, “below” and similar expressions refer to this Agreement and, where applicable, to the appropriate schedules or exhibits hereto;

(e)	“Arrangement” means the arrangement of the Company under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 6.1 of the Plan of Arrangement or made at the direction of the Court in Final Order;

(f)	“Arrangement Agreement” has the meaning given thereto in recital A above;

(g)	“Arrangement Resolution” means the special resolutions of the Company Shareholders to be considered at the Company Shareholder Meeting;

(h)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be filed with the Director after the Final Order has been made to give effect to the Arrangement;

(i)	“beneficially owned” or “beneficial ownership” with respect to any securities means having beneficial ownership of such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing;

(j)	“Business Day” means any day, other than any Saturday, Sunday or other day in which commercial banks in New York, New York or Calgary, Alberta are authorized or required by applicable Law to close;

(k)	“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as amended from time to time prior to the Effective Time;

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(l)	“Closing” means the consummation of the Arrangement and the other transactions contemplated by the Arrangement Agreement;

(m)	“Closing Date” means the date on which the Closing actually takes place;

(n)	“Company” has the meaning ascribed to such term in the recitals hereof;

(o)	“Company Option” means each option to purchase or acquire Company Shares;

(p)	“Company Shareholder Meeting” means the special meeting of Company Shareholders called pursuant to the Interim Order, including any adjournment thereof, to be held to consider and, if deemed advisable, approve, among other things, the Arrangement and all other matters requiring Company Shareholder approval pursuant to the terms and conditions of this Agreement, or the Interim Order;

(q)	“Company Shareholders” means the holders of Company Shares;

(r)	“Company Shares” means the common shares in the capital of the Company;

(s)	“Court” means the Court of Queen’s Bench of Alberta;

(t)	“Director” means the Director appointed under section 260 of the CBCA;

(u)	“Effective Date” means the date on which the Arrangement is effective under the CBCA;

(v)	“Effective Time” means the time at which the Articles of Arrangement are filed with the Director on the Effective Date;

(w)	“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Closing Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal and as satisfactory to each of the Company and the Parent;

(x)	“Governmental Entity” shall mean any federal, provincial, state, local or foreign government or any court, tribunal, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any provincial, state, local or foreign government;

(y)	“including” and “includes” shall be deemed to be followed by the statement “without limitation” and neither of such terms shall be construed to limit any word or statement which it follows to the specific or similar items or matters immediately following it;

(z)	“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by section 1.1(b) of the Arrangement Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court and as satisfactory to each of the Company, Buyer and Parent;

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(aa)	“Law” shall mean any Canadian or United States federal, provincial, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law;

(bb)	“Owned Securities” means Company Shares and other securities of Company, including Company Options, that are directly or indirectly beneficially owned by the Supporting Party or over which control or direction is exercised by the Supporting Party, which as at the date hereof are more particularly set forth in Schedule A, and includes any such Owned Securities acquired after the date hereof. For greater certainty, the Supporting Party shall not have control or direction over securities solely because the Supporting Party has been appointed as a proxy by some other Person for the purpose of voting Owned Securities at a meeting of shareholders of Company;

(cc)	“Parent” has the meaning ascribed to such term in the recitals hereof;

(dd)	“Party” means a party to this Agreement and “Parties” means all parties to this Agreement;

(ee)	“Person” shall mean an individual, a partnership, a corporation, an association, an unlimited liability company, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity;

(ff)	“Permitted Transfer” shall mean (i) a Transfer to an Affiliate of the Supporting Party, (ii) a Transfer by a Supporting Party which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, (iii) a Transfer by a Supporting Party to a company or family trust if all of the voting securities of such company are held by, or all of the beneficiaries of such trust are, one or more of the persons referred to in clause (v), (iv) a Transfer by a Supporting Party which is a limited liability company to a member of such limited liability company or a retired member who resigns after the date hereof or to the estate of any such member or retired member, (v) a Transfer to an immediate family member of such Supporting Party (including a spouse, parent, child, brother or sister) or (vi) a Transfer to a trust for tax or estate planning purposes or a registered retirement savings plan controlled by such Supporting Party; provided that the transferee in each case agrees in writing to be subject to the terms of this Agreement to the same extent as if it were the original Supporting Party hereunder;

(gg)	“Plan of Arrangement” means the plan of arrangement, substantially in the form and content set out in Exhibit A of the Arrangement Agreement, as amended, varied or supplemented from time to time in accordance with its terms or at the direction of the Court in the Final Order and as satisfactory to each of the Company, Buyer and Parent;

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(hh)	“Pre-Closing Period” means the period commencing on the date of the Arrangement Agreement and ending as of the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 5.1 hereof;

(ii)	“Representatives” means directors, officers, employees, agents, attorneys, accountants, advisors and representatives;

(jj)	“Restricted Territory” means each country in which the Company or any of its Subsidiaries has sold products or provided services at any time in calendar year 2011 or 2012, as set forth on Schedule B;

(kk)	“Security Interest” shall mean any mortgage, hypothec, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law);

(ll)	“Subsidiary” means any corporation, partnership, trust, unlimited liability company, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity;

(mm)	“Supporting Party” has the meaning ascribed to such term in the recitals hereof; and

(nn)	“Transfer” means, with respect to a security, the sale, gift, transfer, encumbrance (including the granting of a Security Interest), assignment or disposition of such security or any interest in such security or the beneficial ownership thereof, the offer to make such a sale, gift, transfer or other disposition and any option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

1.2	Number and Gender

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3	Interpretation not Affected by Headings

The division of this Agreement into Articles, Sections, subsections, clauses, subclauses and Schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Recitals and Schedules

The recitals and each of the Schedules annexed hereto form part of this Agreement.

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ARTICLE 2

COVENANTS OF THE SUPPORTING PARTY

2.1	Agreement not to Dispose prior to the Arrangement

The Supporting Party unconditionally and irrevocably agrees that from and after the date hereof until the termination of this Agreement in accordance with the provisions of Article 5, except as otherwise expressly permitted by this Agreement, the Supporting Party will not:

(a)	Transfer or agree to Transfer any Owned Securities (other than (i) an exercise of any Company Options in accordance with their terms which, for greater certainty, will be subject to this Agreement if exercised for Company Shares, (ii) any cancellation of Company Options in accordance with the terms of the Plan of Arrangement or the Arrangement Agreement, or (iii) a Permitted Transfer), other than with the prior written consent of the Parent and Buyer, or vote in any manner any such Owned Securities in respect of the Arrangement other than pursuant to this Agreement. If any Transfer is consented to by the Parent and Buyer, it shall be a condition precedent to such Transfer that the transferee agree to be bound by the terms of this Agreement to the same extent as the transferring Supporting Party is bound. The Supporting Party agrees that any Owned Securities acquired by it, him and her, or over which beneficial ownership and/or direction or control is directly or indirectly exercised, shall be subject to the provisions of this Agreement; or

(b)	Except for any proxy or power of attorney granted pursuant to the Plan of Arrangement, grant any proxy or power of attorney whatsoever, or otherwise enter into any voting agreement or similar agreement, with respect to any Owned Securities without the prior written consent of the Parent and Buyer.

2.2	Voting in respect of the Arrangement and other matters

(a)	The Supporting Party unconditionally and irrevocably agrees that from and after the date hereof until this Agreement is terminated pursuant to section 5.1 hereof,

(i)	at such time or times as Company conducts a Company Shareholder Meeting or otherwise seeks approval of its equityholders for the purpose of approving the Arrangement, the Supporting Party will vote or cause to be voted all Owned Securities in favour of approving the Arrangement Resolutions and any other matter contemplated by the Arrangement Agreement (including with respect to any vote of any Owned Securities as a single class or as a separate class), and

(ii)	the Supporting Party will, at any meeting of equityholders, vote all of the Supporting Party’s Owned Securities against, and the Supporting Party will not vote in favour of, any Acquisition Proposal or any action that would delay, prevent or frustrate the Arrangement (including with respect to any vote of any Owned Securities as a single class or as a separate class).

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Without limiting the foregoing, it is understood that the obligations under clause (i) and clause (ii) above shall remain applicable in respect of each duly called meeting of Company Shareholders for the purpose of approving the Arrangement or an Acquisition Proposal, regardless of the position of the board of directors of Company, as to the Arrangement or such Acquisition Proposal at the time of such meeting.

(b)	The Supporting Party covenants that it will not exercise any rights of dissent that may be provided under the Arrangement, under applicable Law (including under the CBCA) or otherwise in connection with the approval of the Arrangement or any other corporate transactions considered at the Company Shareholder Meeting.

(c)	The Supporting Party agrees to forthwith notify the Parent and Buyer in writing upon the acquisition of any additional Owned Securities other than upon the exercise of Company Options.

(d)	The Supporting Party agrees that it will promptly notify the Parent and Buyer in writing upon any representation or warranty of it contained in this Agreement becoming untrue in any material respect or upon an obligation of such Party not being complied with in any material respect.

(e)	Until this Agreement is terminated in accordance with Section 5.1, the Supporting Party shall not commence or participate in any claim, derivative or otherwise, against the Company, the Parent or the Buyer or any of their respective directors, officers, subsidiaries or affiliates, relating to the negotiation, execution and delivery of this Agreement, the Plan of Arrangement or the consummation of the transactions contemplated by the Arrangement Agreement.

2.3	Non-Solicitation

(a)	During the Pre-Closing Period, the Supporting Party shall not, directly or indirectly, and the Supporting Party shall ensure that its Representatives and Affiliates and the respective Representatives of its Affiliates do not, directly or indirectly:

(i)	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal or Acquisition Inquiry;

(ii)	furnish any information regarding the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, to any Person in connection with, in response to, or where such information or access would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Inquiry;

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(iii)	enter into or engage in discussions or negotiations, otherwise cooperate in any way with, or knowingly assist, participate in, or facilitate any effort by, any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv)	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

(v)	enter into any written or oral agreement in principle, letter of intent, term sheet or similar document or contract contemplating or otherwise relating to any Acquisition Transaction.

(b)	The Supporting Party shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the Parent and Buyer at first orally and then in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or otherwise submitted to the Supporting Party by any Person during the Pre-Closing Period. The Supporting Party shall keep the Parent and Buyer informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

(c)	The Supporting Party shall immediately cease and cause to be terminated any existing discussions by the Supporting Party with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Supporting Party

The Supporting Party represents and warrants to the Parent and Buyer as follows and acknowledges that the Parent and Buyer are relying on such representations and warranties in entering into this Agreement and for the Parent and Buyer to enter into the Arrangement Agreement:

(a)	If a corporate entity, the Supporting Party is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate or other power and authority to own the Owned Securities and to carry on its business as it is now being conducted;

(b)	it, he or she has full legal capacity and the right, power and authority to enter into this Agreement and to complete the transactions and perform its, his or her obligations contemplated hereby, and this Agreement has been duly executed and delivered by the Supporting Party;

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(c)	upon the due execution and delivery of this Agreement by the Parent, Buyer and the Supporting Party, this Agreement shall be a valid and binding agreement of the Supporting Party enforceable by the Parent and Buyer against the Supporting Party in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered;

(d)	there is no bankruptcy or other similar proceeding pending or in progress or, to the knowledge of the Supporting Party, threatened against the Supporting Party before any court, regulatory or administrative agency or tribunal;

(e)	neither the entering into this Agreement nor the performance by the Supporting Party of any of its, his or her obligations hereunder will constitute a breach of or violate or require any consent or constitute a default (whether after notice or lapse of time or both) under (i) any Law to which the Supporting Party or any of its, his or her properties or assets are subject, (ii) any mortgage, bond, indenture, agreement, instrument, obligation or any other document to which the Supporting Party is a party or by which any of its, his or her properties or assets are or may become bound, (iii) any judgment, order, injunction, decree or award of any Governmental Entity that is binding on the Supporting Party or (iv) any term or provision of any of the articles, by-laws or other constating documents of the Supporting Party, if applicable, that would impair its ability to perform its obligations under this Agreement;

(f)	the Supporting Party owns or exercises control or direction over the number and type of Owned Securities set forth opposite its, his or her name in Schedule A hereto, has the exclusive right to vote and grant proxies in respect thereof as contemplated by this Agreement and to dispose of his, her or its entire legal and beneficial interest in such Owned Securities;

(g)	the Owned Securities over which the Supporting Party owns or exercises control or direction are not subject to any Security Interest (other than any Security Interest created pursuant to this Agreement), and at the time such Owned Securities are acquired by Buyer under the Arrangement, the Supporting Party will have a good and marketable title to such Owned Securities free and clear of all Security Interests of any nature and any voting agreements (other than those created pursuant to this Agreement);

(h)	the Supporting Party does not beneficially own or exercise control or direction over, directly or indirectly, any equity interests of the Company except as set out in Schedule A hereto;

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(i)	other than as contemplated by this Agreement, it, he or she is not currently obligated to grant and has not granted and does not have outstanding, any proxy in respect of any of the Owned Securities and it, he or she has not entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Owned Securities;

(j)	no consent, waiver, approval, authorization or exemption of or by, or filing with, or notification to any Governmental Entity is required to be made or obtained by the Supporting Party in connection with (i) the execution and delivery by it, him or her and the enforcement against it, him or her of this Agreement, or (ii) the consummation of any transactions by it, him or her provided for herein or contemplated hereby, that, if not obtained, would impair its, his or her ability to perform its, his or her obligations under this Agreement; and

(k)	none of the Owned Securities held by the Supporting Party is the subject of any commitment, undertaking or agreement, the terms of which would affect in any way the ability of the Supporting Party to perform its, his or her obligations with respect to such Owned Securities as set out in this Agreement or, once acquired by Buyer, affect the ability of Buyer to vote or otherwise enjoy full rights of ownership thereof.

3.2	Representations and Warranties of Parent and Buyer

Each of the Parent and Buyer represents and warrants to the Supporting Party that:

(a)	It is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate or other power and authority to own its assets as now owned and to carry on its business as it is now being conducted;

(b)	It has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by the Parent and Buyer of the transactions contemplated by this Agreement have been duly authorized by their respective boards of directors, and no other corporate proceedings on the part of the Parent or Buyer are necessary to authorize the execution and delivery by either of them of this Agreement and the consummation by it of the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Parent and Buyer and constitutes a legal, valid and binding obligation of each of the Parent and Buyer enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered; and

(c)	Neither the execution and delivery of this Agreement or the Arrangement Agreement by the Parent and Buyer nor the consummation of the Arrangement

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by the Parent and Buyer nor compliance by the Parent and Buyer with any of the provisions hereof or thereof will violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any Law to which the Parent, Buyer or any of their respective properties or assets are subject, (ii) any mortgage, bond, indenture, agreement, instrument, obligation or any other document to which the Parent or Buyer is a party or by which any of their respective properties or assets are bound, (iii) any judgment, order, injunction, decree or award of any Governmental Entity that is binding on the Parent or Buyer, or (iv) any term or provision of any of the certificate of incorporation, by-laws, or other organizational documents of the Parent and Buyer that would impair their respective ability to perform their respective obligations under this Agreement.

ARTICLE 4

INDEMNIFICATION

4.1	Arrangement Agreement

The Supporting Party hereby acknowledges, confirms and agrees that pursuant to the Plan of Arrangement, the execution of the Arrangement Agreement by the Representatives will be deemed to be and always have been an execution of such agreement on behalf of each Company Shareholder whose Company Shares are acquired by Buyer, including the Supporting Party (if the Supporting Party continues to hold its Company Shares immediately prior to the Effective Time), and that each such Company Shareholder will be deemed to be and to always have been a party to the Arrangement Agreement effective on and after the execution thereof by the Representatives and, without limiting the generality of the foregoing, each Company Shareholder (other than one who has validly exercised its Dissent Rights), including the Supporting Party, will be bound by the provisions of Article VI (indemnification) and Section 1.15 (Representative) of the Arrangement Agreement. Without limiting the generality of the foregoing, subject to and from and after the Effective Time, Article VI of the Arrangement Agreement shall be deemed to be incorporated by reference into, and form a part of, this Agreement as if set out herein.

ARTICLE 5

TERMINATION

5.1	Termination

(a)	This Agreement shall terminate on the earliest to occur of the following:

(i)	the date upon which the Arrangement is completed;

(ii)	the date upon which the Parent, Buyer and the Supporting Party mutually agree in writing to terminate this Agreement; or

(iii)	the date upon which the Arrangement Agreement is validly terminated in accordance with its terms.

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(b)	Notwithstanding anything herein to the contrary:

(i)	the obligations of the Supporting Party under Article 6 hereof shall survive any termination of this Agreement pursuant to Section 5.1(a)(i) and

(ii)	the obligations of the Parties under Section Section 7.1 and 7.4 hereof shall survive the termination of this Agreement for any reason.

ARTICLE 61

PROPRIETARY INFORMATION;

NON-COMPETITION; NON-SOLICITATION

6.1	Proprietary Information.

(a)	From and after the Closing, the Supporting Party and each of its Affiliates shall not disclose or make use of any information relating to the business, assets or operations of the Company or any Subsidiary that provides the Company or such Subsidiary with a competitive advantage (or that could be used to the disadvantage of the Company or such Subsidiary by a competing business), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company or the Buyer as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that the Supporting Party can demonstrate (A) is generally available to the public (other than as a result of a disclosure by the Supporting Party), (B) was disclosed to the Supporting Party by a third party under no obligation to keep such information confidential, or (C) was independently developed by the Supporting Party without reference to Proprietary Information. Notwithstanding the foregoing, the Supporting Party

[1]	Article 6 to be removed entirely for non-director affiliated shareholders.

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shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by Law; provided, however, that in the event disclosure is required by Law, the Supporting Party shall use best efforts to provide the Buyer and Parent with prompt advance notice of such requirement so that the Buyer and Parent may seek an appropriate protective order.

(b)	The Supporting Party agrees that the remedy at Law for any breach of this Section 6.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 6.1.

6.2	No Solicitation or Hiring of Former Employees.

Except as provided by Law, during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, neither the Supporting Party nor any Affiliate thereof shall recruit, solicit or induce (or cause to be recruited, solicited, or induced) any person who was an employee or subcontractor of the Company or any of its Subsidiaries on the date hereof or the Closing Date to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or any of its Subsidiaries or to become an employee of the Supporting Party or any such Affiliate. In addition, the Supporting Party shall not hire or employ or use in any subcontracting arrangement any present or former employee of the Company or any of its Subsidiaries for a period of one year from the Closing without the prior written consent of an authorized executive officer of the Buyer or the Parent. In connection with the foregoing, the terms “recruit, solicit, or induce” and “cause to be recruited, solicited, or induced” shall not include (i) general solicitations of employment not specifically directed toward employees of the Company or any of its Subsidiaries; (ii) communications from independent recruiters who have not been advised by the Supporting Party or any Affiliate thereof to solicit any officers or employees of the Company or any of its Subsidiaries; and (iii) communications with officers or employees of the Company or any of its Subsidiaries who have not been so employed for at least ninety (90) days.

6.3	Non Competition and Non-Solicitation of Customers.[2]

(a)	During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, the Supporting Party shall not (other than in his or her capacity as an employee of the Buyer, the Company or any of their respective subsidiaries) directly or indirectly, whether as a partner, officer, director, employee, shareholder, joint venturer, member, investor (other than as the holder of not more than five percent of the total outstanding shares of a publicly-traded company) or otherwise:

(i)	carry on or be engaged in or have any financial or other interests in, or be otherwise commercially involved in any endeavor, activity or business in

[2]	To be included only in Support Agreements for Ron Poelzer, Scott Ratushny, Barry Irish and Laurent Pelissier

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all or part of the Restricted Territory which competes, in whole or in part, with the business of the Company or any of its Subsidiaries, being the development, manufacture, and marketing of medical ultrasound and interventional guidance systems, as carried on by the Company or such Subsidiaries on the date hereof or on the Closing Date; or

(ii)	solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any individual, corporation or other entity which was or is a prospective client, customer or account of the Company or any of its Subsidiaries on the Closing Date, or had been a client, customer or account of the Company or any of its Subsidiaries within a period of two years prior to the Closing Date.

(b)	Each of the Parties agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each of the Parties agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Each of the Parties agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer and the Company shall, whether or not they are pursuing any potential remedies at Law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

6.4	Transfer of Goodwill. The Supporting Party acknowledges that its ownership of Owned Securities represents a substantial interest in the Company and the Supporting Party intends to transfer to the Buyer the goodwill reflected in the Owned Securities owned by the Supporting Party. The Supporting Party further acknowledges that the Buyer would not enter into the Arrangement Agreement but for the restrictions in Sections 6.2 and 6.3.

ARTICLE 7

GENERAL

7.1	Disclosure

No press release or other disclosure (public or otherwise) with respect to the existence or details of this Agreement shall be made by the Parent or Buyer without the prior written consent of the Supporting Party, except to the extent required by applicable Law or stock exchange requirement. The Supporting Party acknowledges and agrees that a summary of this Agreement and the negotiations leading to its execution and delivery must appear in the disclosure material relating to the Arrangement and the fact that the Supporting Party has entered into this Agreement may appear in the press release announcing the Arrangement. No press release or other public disclosure with respect to this Agreement, the Arrangement Agreement and the transactions contemplated therein or with respect to the Parent or Buyer shall be made by the Supporting Party without the prior written consent of the Parent and Buyer except to the extent required by applicable Law.

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7.2	Assignment

This Agreement and the rights and obligations hereunder shall not be assigned by the Parties without each other Party’s prior consent; provided that the Parent or the Buyer may assign its rights, interests and obligations hereunder to an Affiliate of the Parent or the Buyer to the extent permitted by the Arrangement Agreement.

7.3	Subsequent Acquisitions

The Supporting Party agrees that this Agreement and the respective rights and obligations of the Supporting Party hereunder shall attach to any Owned Securities that may become directly or indirectly beneficially owned by the Supporting Party or over which control or direction may be acquired by such Party.

7.4	Expenses

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

7.5	Specific Performance; Injunctive Relief

The parties hereto acknowledge that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with the terms hereof or in the event of a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available upon any such violation, any non-breaching party will be entitled to specific performance and/or injunctive relief in addition to any other remedy to which such non breaching party may be entitled at law or in equity.

7.6	Exercise of Rights

All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

7.7	Time

Time shall be of the essence of this Agreement.

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7.8	Notice

Any notice, demand or other communication required or permitted to be given or made hereunder shall be in writing and shall be delivered personally or by courier (delivery confirmed) during normal business hours on a Business Day to the relevant address set forth below or sent by facsimile or other means of recorded electronic communication (provided such transmission is confirmed), in the case of:

(a)	the Supporting Party, addressed as follows:

(b)	Parent and Buyer, addressed as follows:

Analogic Corporation

8 Centennial Drive

Peabody, MA 01960

Attention: Vice President, Corporate Business Development, with a copy to

Senior Vice President and General Counsel

Facsimile: (978) 977-6811

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz

Facsimile: (617) 526-5000

and to:

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West, 40th floor

Montreal, Quebec H3B 3V2

Attention: John W. Leopold

Facsimile: (514) 397-3222

Any notice, demand or other communication so given shall be deemed to have been given or made and received on the day of delivery, if so delivered, and on the day of sending by facsimile or other means of recorded electronic communication (provided such day is a Business Day and, if not, on the first Business Day thereafter). Any Party may from time to time change its address for notice by notice to the other Parties hereto given in the manner aforesaid.

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7.9	Governing Law

This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each Party hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Alberta with respect to any matter arising hereunder or related hereto.

7.10	Entire Agreement

This Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and there are no warranties, representations, terms, conditions or collateral agreements with respect to the subject matter hereof, express or implied, between the Parent and Buyer on the one hand and the Supporting Party on the other hand, other than as expressly set forth in this Agreement.

7.11	Further Assurances

Each of the Parties hereto shall, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other Parties may, either before or after the completion of the Arrangement, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.12	Amendment and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

7.13	Agreement not Binding until Signed

This Agreement shall not be binding or effective until executed and delivered by the Supporting Party, the Parent and the Buyer. It is expressly understood and agreed by the Parties hereto that this Agreement shall have no force or effect unless and until the same is duly executed by the Supporting Party, Buyer and the Parent.

7.14	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or ..pdf shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering an executed counterpart of the signature page to this Agreement by facsimile or .pdf to any other Party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

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7.15	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.16	Independent Legal Advice

The Supporting Party acknowledges that:

(a)	It/he/she has: (i) read this Agreement in its entirety, understands it and agrees to be bound by its terms and conditions; and (ii) been granted the opportunity to ask questions of, and to receive answers from, the Company’s legal counsel concerning the terms and conditions of this Agreement;

(b)	the Supporting Party has been advised by legal counsel to seek independent legal advice with respect to the Supporting Party executing and delivering this Agreement and the Supporting Party has received such advice or has, without undue influence, elected to waive the benefit of any such advice; and

(c)	the Supporting Party is entering into this Agreement voluntarily.

7.17	No Limit on Fiduciary Duty

Nothing contained in this Agreement will: (a) restrict, limit or prohibit the Supporting Party from exercising in his or her capacity as a director or officer his or her fiduciary duties to the Company under applicable Law; or (b) require the Supporting Party, in his or her capacity as an officer of the Company, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with, instructions or directions of the Company’s board of directors undertaken in the exercise of his or her fiduciary duties.

7.18	Non-Public Information.

Supporting Party is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities, directly or indirectly, by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Accordingly, the Supporting Party agrees not to buy, sell, or otherwise deal in securities of Parent until three (3) trading days after the day on which Parent has publicly announced entering into the Arrangement Agreement.

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[Signatures on following page]

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

ANALOGIC CORPORATION	8385998 CANADA INC.

By:	By:

[SUPPORTING PARTY]

By:

SCHEDULE A

OWNED SECURITIES

The following chart indicates the number of Company Shares and/or Company Options beneficially owned, directly or indirectly, by the Supporting Party or over which the Supporting Party exercises control or direction (please provide the details of any indirect ownership).

Supporting Party	Number of Company Shares	Number of Company Options

SCHEDULE B

RESTRICTED TERRITORY

Algeria	Ghana	Netherlands	Turkey
Argentina	Greece	Nigeria	United Arab Emir.
Armenia	Hong Kong	Norway	United Kingdom
Australia	Hungary	Oman	USA
Austria	Iceland	Pakistan	Uzbekistan
Bangladesh	India	Peru	Venezuela
Belgium	Indonesia	Philippines	Vietnam
Bolivia	Iran	Poland	Yemen
Brazil	Ireland	Puerto Rico
Cambodia	Israel	Qatar
Cameroon	Italy	Romania
Canada	Japan	Russian Fed.
Chile	Jordan	Saudi Arabia
China	Kazakhstan	Serbia
Columbia	Kuwait	Singapore
Costa Rica	Laos	South Africa
Czech Republic	Latvia	South Korea
Denmark	Libya	Spain
Dominican Republic	Malaysia	Sweden
Ecuador	Mexico	Switzerland
Egypt	Mongolia	Syria
France	Morocco	Thailand
Germany	Myanmar	Tunisia

EXHIBIT A

ARRANGEMENT AGREEMENT

See attached.

Exhibit C

ESCROW AGREEMENT

This Escrow Agreement made this     day of         , 2013 (this “Escrow Agreement”) by and among                     , a                     (“Purchaser”),                     , Scott Ratushny, Ronald Polezer and Laurent Pellissier (“Representatives”, and together with the Purchaser, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank N.A. (“Escrow Agent”).

WHEREAS, Purchaser, Parent, Inc., a Massachusetts corporation (“Parent”), Target, Inc., a Canadian corporation (the “Company”) and the Representatives have entered into an Arrangement Agreement dated January     , 2013 (the “Agreement”), pursuant to which the Purchaser will acquire all of the issued and outstanding shares of capital stock of the Company on the terms and conditions set forth in the Agreement;

WHEREAS, pursuant to the Agreement and the Plan of Arrangement attached thereto (the “Plan”), the shareholders of the Company (“Shareholders”) have agreed to indemnify Purchaser under certain circumstances;

WHEREAS, pursuant to the Agreement and the Plan, the Shareholders have consented to the appointment of the Representatives as their representatives for purposes of this Escrow Agreement and as attorneys-in-fact and agents for and on behalf of each Shareholder, the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Escrow Agreement and have agreed to indemnify the Representatives under certain circumstance; and

WHEREAS, to provide for the potential indemnification obligations, Purchaser has placed in escrow with the Escrow Agent the sum of $8,300,000, subject to the terms and conditions of this Escrow Agreement and the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants of the Parties herein contained, which each of the Parties acknowledges as sufficient, the Parties hereto agree as follows:

1.	Definitions

(a)	“Claimed Loss” means the amount claimed by Purchaser with respect to an Indemnification Obligation.

(b)	“Closing” means the date of this Escrow Agreement.

(c)	“Escrow Account” means the account established pursuant to Section 2 of, and maintained in accordance with, this Escrow Agreement.

(d)	“Escrowed Funds” means (i) the sum of $8,300,000 deposited in the Escrow Account pursuant to Section 2, (ii) any additional amounts deposited in the Escrow Account in accordance with the provisions of Section 1.11(f)(iii) of the Agreement and (iii) any interest earned thereon.

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(e)	“Financial Advisor” means Leerink Swan LLC.

(f)	“Indemnifiable Loss” means the agreed or determined amount to be paid by Escrow Agent from the Escrowed Funds to compensate Purchaser for an Indemnification Obligation.

(g)	“Indemnification Obligation” means the obligation of the Shareholders to indemnify Purchaser pursuant to the Agreement, including for an adjustment to the Purchase Price in accordance with the provisions of Section 1.11 of the Agreement.

Unless otherwise defined herein, capitalized terms shall have the same meaning as in the Agreement.

2.	Deposit and Acknowledgment of Receipt. Purchaser has delivered to the Escrow Agent pursuant to the terms of the Agreement and this Escrow Agreement, the sum of $8,300,000, which represents a portion of the Purchase Price paid by Purchaser to Shareholders at the Closing of the transactions contemplated by the Agreement.

3.

Appointment of Escrow Agent and Administration and Investment of Escrowed Funds. Purchaser and Representatives hereby appoint JPMorgan Chase Bank N.A., as Escrow Agent for the purposes set forth herein, and Escrow Agent accepts such appointment. Escrow Agent shall hold the Escrowed Funds and shall invest and reinvest the Escrowed Funds and the proceeds thereof in a JPMorgan Money Market Deposit Account (“MMDA”); or a successor or similar investment offered by Escrow Agent and approved by the Authorized Representative (as defined in Section 4 below) of the Purchaser and the Representatives. MMDA Accounts have rates of compensation that may vary from time to time based upon market conditions. The Parties recognize and agree that instructions to make any other investment (“Alternative Investment”) must be in writing and executed by an Authorized Representative of the Purchaser and the Representatives, and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of such authorized Alternative Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction, provided such compensation has been disclosed in writing beforehand to the Authorized Representative of the Purchaser and the Representatives. Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and Escrow Agent shall not have any liability for any loss in an investment made pursuant to the terms of this Agreement. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or

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statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of the Buyer and Representatives to give Escrow Agent instructions to invest or reinvest the Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

4.	Distributions.

(a)	Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrowed Funds, must be in writing executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth in Schedule 1 (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile on a Business Day only at the fax number set forth in Section 9 below. No instruction for or related to the transfer or distribution of the Escrowed Funds shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day by facsimile only at the fax number or set forth in Section 9 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrowed Funds if delivered to any other fax number of Escrow Agent. The Parties each acknowledge that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the Purchaser and Representatives, respectively, without a verifying call-back as set forth in Section 12 below:

Purchaser:	Bank name:	Representatives:	Bank name:
	Bank Address:		Bank Address:
	ABA number:		ABA number:
	Account name:		Account Name:
	Account number:		Account Number:

(b)	The Escrowed Funds, if any, remaining in the Escrow Account on the date 15 months after the date of this Escrow Agreement (the “Expiration Date”) shall be released by the Escrow Agent under this Escrow Agreement (i) ninety seven percent (97%) to the Representatives for further distribution to the Shareholders and (ii) three percent (3%) to Purchaser for distribution to the Financial Advisor, as applicable.

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(c)	Notwithstanding the other provisions of this Section 4, if prior to 5:00 p.m. EST on the business day prior to the Expiration Date, Purchaser has delivered to Escrow Agent and Representatives a notice in accordance with Section 6.2 of the Agreement in substantially the form of Exhibit 1, the payment to be made on such date shall be reduced by an amount equal to the sum of (i) all indemnification payments made to Purchaser plus (ii) the amount of any unresolved indemnification claim made by Purchaser. For avoidance of doubt, any amounts remaining in the Escrow Account on the Expiration Date (minus an amount necessary to satisfy any pending unresolved claims) shall be paid (A) ninety seven percent (97%) to the Representatives for further distribution to the Shareholders and (B) three percent (3%) to Purchaser for distribution to the Financial Advisor, as applicable, and promptly upon subsequent resolution of any such unresolved indemnification claim, any amounts in the Escrow Account which are no longer subject to an unresolved indemnification claim shall be paid (x) ninety seven percent (97%) to the Representatives for further distribution to the Shareholders and (y) three percent (3%) to Purchaser for distribution to the Financial Advisor, as applicable.

5.	Covenants.

(a)	Representatives and Purchaser covenant that any and all interest or other consideration earned or received on or in respect of Escrowed Funds shall be held and maintained by Escrow Agent subject to the terms of this Escrow Agreement and the obligations of the Shareholders with respect to Indemnification Obligations.

(b)	At any time and from time to time, an Authorized Representative of Purchaser and Representatives will promptly take all actions and execute and deliver all further instruments and documents to Escrow Agent or others as any other party hereto may reasonably request for the purpose of obtaining or preserving the full intended benefits of this Escrow Agreement.

6.	Presentations of Claimed Loss and Dispute Resolution Procedure.

(a)	In the event that Purchaser at any time or from time to time during the term of this Escrow Agreement (but in no event later than 5:00 p.m. EST on the Business Day prior to the Expiration Date) shall determine that it is entitled to receive a payment of Escrowed Funds in respect of a Claimed Loss, Purchaser shall deliver to the Representatives and Escrow Agent a written notice in substantially the form of Exhibit 1 (an “Indemnification Notice”) setting forth the amount of the Claimed Loss, including a reasonably detailed itemization of all known items of loss, damage or expense incurred and/or (if possible) anticipated upon or arising out of the alleged Claimed Loss.

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(b)	If Representatives do not notify Purchaser and Escrow Agent in writing within fifteen (15) days of receipt of the Indemnification Notice that the Claimed Loss is disputed, then the full amount of the Claimed Loss shall be deemed to be an Indemnifiable Loss and promptly disbursed on the sixteenth (16th) day ( or, if not a Business Day, on the next Business Day) by Escrow Agent to Purchaser from Escrowed Funds without further authorization or notification from Purchaser and Representatives. If the Representatives dispute any Claimed Loss, within fifteen (15) days of receipt of the Indemnification Notice, the Representatives shall send written notice to Escrow Agent and Purchaser setting forth the basis upon which the Claimed Loss is disputed.

(c)	Any dispute between Purchaser and Representatives which cannot be resolved by Purchaser and Representatives shall be resolved in accordance with the provisions of Section 9.11 of the Agreement. In the event of any such dispute, Escrow Agent shall only be permitted to disburse Escrowed Funds in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both an Authorized Representative of the Purchaser and the Representatives or (ii) a final order of a court of competent jurisdiction, accompanied by a written certification from counsel for the presenting Party attesting that the order is final and non-appealable, along with written instructions from the presenting Party executed by its Authorized Representative which are consistent with the order, instructing that the Escrow Agent release the Escrowed Funds as set forth in such written instructions.

(d)	The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party. This Escrow Agreement shall be governed by and construed under the laws of the State of New York. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Except as expressly provided in Section 7 below, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrowed Funds or this Agreement. For any dispute involving the Escrow Agent, the parties hereto irrevocably waive any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consent to service of process by mail or in any other manner permitted by applicable law and consent to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.

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7.	Escrow Agent.

(a)	Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. Escrow Agent has no knowledge of, nor any requirement to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to either Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent receives instructions, claims or demands from any Party hereto which conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to (i) refrain from taking any action until it shall be given a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or by a final court order or (ii) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrowed Funds, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)

Representatives and Purchaser, jointly and severally, shall indemnify, defend, hold harmless, pay or reimburse the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”), from any and all losses, liability, expense, claims, penalties, judgments, settlements, litigation, investigations, damages, cost or expenses, (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with the Escrow Agent’s (i) execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such Losses, liability or expense is determined by a court of competent jurisdiction through a final order to have been caused by the gross negligence, willful misconduct, or bad faith of such indemnitee; or (ii) following of any instructions or other directions from an Authorized Representative of the Parties, whether joint or singular, except to the extent that its following any such instruction or direction from the Parties received in accordance with this Agreement is expressly

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forbidden by the terms hereof. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, willful misconduct, or bad faith was the primary cause of any loss to any Party to this Escrow Agreement. Purchaser, on the one hand, and Representatives, on the other hand, each shall be responsible for one-half of all fees charged by Escrow Agent for its services hereunder, as listed in Schedule 2. Representatives and Purchaser each shall be responsible for one-half of any amounts ultimately determined to be payable to the Escrow Agent with respect to the obligations of the parties to indemnify the Escrow Agent. The Parties hereby grant Escrow Agent a lien on, right of set-off against and security interest in the Escrowed Funds for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an indemnitee. In furtherance of the foregoing, Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrowed Funds for its own account or for the account of an indemnitee any amounts due to Escrow Agent or to an indemnitee under this Escrow Agreement.

(c)	In taking or omitting to take any action hereunder, Escrow Agent may rely upon any notice or other document reasonably believed by it to be genuine, or upon evidence reasonably deemed by it to be sufficient.

(d)	The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

(e)	In the event that the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held under the terms of this Escrow Agreement until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

(f)	The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation

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to the Representatives and Purchaser specifying a date when such resignation shall take effect. If the Representatives and Purchaser have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may (i) petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, or (ii) appoint a successor escrow agent of it own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrowed Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 hereunder. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

8. Term of Agreement. The term of this Escrow Agreement shall be from and after the date hereof to and including the date upon which all Escrowed Funds have been distributed in accordance with this Escrow Agreement.

9. Notices. All notices, demands, requests or other communications which may or shall be given or served by any party to this Escrow Agreement upon any other parties to this Escrow Agreement shall be in writing and shall be transmitted by facsimile or by a nationally-recognized overnight delivery service, against written acknowledgement of receipt to the party to whom it is to be given at the address set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9) with a copy to each of the other parties hereto. Any notice or other communication given by facsimile shall be deemed given on the date of confirmation of receipt from the recipient’s facsimile number. Any notice or other communication given by overnight delivery service shall be deemed given one (1) day following the date of deposit for delivery. Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to this Section 9, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth this section is authorized or required by law or executive order to remain closed.

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If to Purchaser:

If to Representatives:

If to Escrow Agent:

JPMorgan Chase Bank N.A.

1 Chase Manhattan Plaza, 21st floor

New York, New York 10005-14014

Attention: Shari Byer/Saverio A. Lunetta

Tel: 212-499.9418/212.499.9819         Facsimile: 212-552.2812

All parties shall have the right from time to time to designate by written notice to all other parties any other address or place to which such notice, demand, or request shall be addressed.

10. Counterparts and Facsimile Signatures. This Escrow Agreement may be executed in counterparts, all of which taken together shall constitute one agreement. For purposes of this Escrow Agreement, facsimile signatures shall be accepted and binding as original signatures.

11.	Miscellaneous.

(a)	This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, representatives, successors and permitted assigns. This Escrow Agreement may not be assigned by any party without the written consent of each other party except that Purchaser may, without such consent, assign its rights and obligations to any affiliate of Purchaser, provided that the Escrow Agent is notified in writing.

(b)	This Escrow Agreement shall be construed under and governed by the laws of the State of New York without giving effect to conflict of laws principles.

(c)	This Escrow Agreement may not be amended or altered except by an instrument in writing executed by Purchaser, Representatives and Escrow Agent.

(d)	No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.

12. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, whether in writing or by telecopier), the Escrow Agent is authorized to seek confirmation of such instructions by

9

telephone call-back to the person or persons designated on Schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1. The undersigned is authorized to certify that the signatories on Schedule 1 are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers (“Executive Officers”) as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or Representatives to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrowed Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

13.	Account Opening Information/TINs.

(a)	Important Information About Procedures for Opening an Account. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each individual or entity that opens an account. When an account is opened, the Escrow Agent will ask for information that will allow us to identify relevant parties.

(b)	TINs. Upon or prior to the execution of this Agreement, the Purchaser and Representatives shall provide the Escrow Agent with a fully executed Internal Revenue Service (“IRS”) Form W-8or Form W-9, which shall include that party’s TIN and claim exemption from “backup withholding” within the meaning of Section 3406 of the Internal Revenue Code of 1986, as amended. Provided there are any releases to the Shareholders listed on Schedule A, the Representatives, on behalf of the Shareholders, shall provide the Escrow Agent with either: (1) a fully executed IRS Form W-9, which shall include that party’s TIN and claim exemption from “backup withholding” within the meaning of Section 3406 of the Internal Revenue Code of 1986, as amended or (2) a fully executed IRS Form W-8, which for greater certainty shall not include a TIN. If a Shareholder listed on Schedule A does not provide the Escrow Agent with a fully executed IRS Form W-9, Form W-8, as required under the prior sentence, with respect to Shareholders which are not exempt from “backup withholding,” the Escrow Agent shall withhold tax under the “backup withholding” rules as directed by the Purchaser and Representatives from the amounts otherwise releasable to such Shareholders and the balance shall be released.

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(c)	All interest or other income earned under the Escrow Agreement (the “Escrow Earnings”) shall be paid as directed in a written direction of the parties. In the absence of timely direction, all Escrow Earnings shall be retained in the Escrow Account and reinvested from time to time by the Escrow Agent as provided in Section 3. In accordance with Proposed Treasury Regulation Section 1.468B-8, until and unless the Escrow Earnings are distributed to Representatives under this Escrow Agreement, the Escrow Agent shall report the Escrow Earnings as income of the Purchaser to the IRS and any other taxing authority until such time as the Escrow Fund is distributed to the Representatives pursuant to Section 4. The Representatives shall provide the Escrow Agent with a spreadsheet containing the name of each Shareholder and the Escrow Earning allocation to be distributed to each such Shareholder at the time the Escrow Fund is distributed pursuant to Section 4. Notwithstanding the foregoing, Escrow Agent shall report and withhold any taxes as it reasonably determines may be required by any law or regulation.

(d)	The Purchaser and Representatives further covenant and agree that, to the extent that the transaction memorialized in the Agreement constitutes an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority, the Purchaser and the Representatives will provide Escrow Agent prior to any disbursement, a detailed schedule indicating the allocation of the disbursement amount from the Escrowed Funds between (i) principal amount, (ii) imputed interest to be reported on IRS Form 1099-INT or 1042S or (iii) Original Issue Discount (“OID”) to be reported on IRS Form 1099-OID along with the relevant payee tax information, documentation, and proportionate interest thereof. Escrow Agent shall report to the IRS and any other taxing authority as required by law based upon the information so provided. To the extent that any portion of the principal amount of the Escrowed Funds represents part or all of the purchase price for shares of stock under the Agreement, the Purchaser and Representatives shall provide on or before the effective date of the Escrow Agreement and at appropriate times thereafter, including prior to any disbursement, all information reasonably requested by the Escrow Agent reasonably required for Escrow Agent to perform tax reporting, to the extent required by law. Unless otherwise directed in a joint written instruction executed by the Representatives and Purchaser, Escrow Agent shall report to the IRS and as appropriate withhold and remit taxes to the IRS, or any other taxing authority as required by law, based upon the information and documentation so provided (or lack thereof), prior to payment hereunder. Escrow Agent shall be entitled to rely on such information and documentation and shall not be responsible for and shall be indemnified by the Purchaser or Representatives, as the case may be, for any additional tax, interest, penalty or withholding arising from the inaccuracy or late receipt of such information or documentation.

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Any tax returns required to be filed will be prepared and filed by the Representatives and/or the Purchaser with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”).

[Signatures Next Page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

[PURCHASER]

By:

Name:

Title:

Scott Ratushny
Ronald Poelzer
Laurent Pelissier

JPMorgan Chase Bank N.A., as ESCROW AGENT

By:

Name:

Title:

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Schedule A

Pro Rata Share of Escrowed Funds

Name	Address	Taxpayer Identification Number	Percentage Share	Form 1099B? Y/N	Form 1099-INT or OID?

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Schedule 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If to Purchaser:

	Name	Telephone Number	Signature

1.

2.

If to Representatives:

	Name	Telephone Number	Signature

1.	Scott Ratushny

2.	Ronald Poelzer

3.	Laurent Pelissier

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Purchaser:

	Name	Telephone Number

1.

2.

If to Representatives:

	Name	Telephone Number

1.	Scott Ratushny

2.	Ronald Poelzer

3.	Laurent Pelissier

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Telephone call backs shall be made to both the Purchaser and Representatives if joint instructions are required pursuant to the Escrow Agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

Periodically, Purchaser and/or Representatives may issue payment orders to us to transfer funds by federal funds wire. The Escrow Agent reviews the orders to determine compliance with the governing documentation and to confirm signature by the appropriate party, in accordance with the incumbency list previously supplied to the Escrow Agent. The Escrow Agent’s policy requires that, where practicable, it undertake callbacks to a party other than the individual who signed the payment order to verify the authenticity of the payment order.

Inasmuch as a person is the only employee in his or her office who can confirm wire transfers, the Escrow Agent will call him or her to confirm any federal funds wire transfer payment order purportedly issued by him or her. Such person’s continued issuance of payment orders to the Escrow Agent and confirmation in accordance with this procedure will constitute such person’s agreement (1) to the callback security procedure outlined herein and (2) that the security procedure outlined herein constitutes a commercially reasonable method of verifying the authenticity of payment orders. Moreover, Purchaser and the Representatives agree to accept any risk associated with a deviation from this policy.

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Schedule 2

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	$	WAIVED

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

One-Time Administration Fee	$2,500

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees. Payment of the invoice is due upon receipt

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”). MMDA have rates of compensation that may vary from time to time based upon market conditions.

You acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

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Compliance

Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

Exhibit 1

[insert date]

JPMorgan Chase Bank, N.A.

I Chase Manhattan Plaza, 21st Floor

New York, NY 10005-1401

Attn: Shari Byer/Saverio A. Lunetta

Re:	Indemnification Notice

Dear Sir/Madam:

This Indemnification Notice is being delivered in accordance with Section 6(a) of the Escrow Agreement dated             , 2013 by and among                     , a                     (“Purchaser”), [                                ] (“Representatives”) and JPMorgan Chase Bank, N.A.

Purchaser has determined that it is entitled to receive a payment of Escrowed Funds in respect of a Claimed Loss.

The amount of the Claimed Loss is [insert US Dollar amount].

A reasonably detailed itemization of all known items of loss, damage or expense incurred and/or anticipated upon or arising out of the alleged Claimed Loss is as follows:

[insert details]

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If Representatives doe not object in writing within fifteen (15) days of this Indemnification Notice, then the full amount of the Claimed Loss shall be disbursed to Purchaser as per the following payment instructions:

[insert wire payment instructions]

Sincerely,

By:
Name:
Title:

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Exhibit D

FORM OF

ARRANGEMENT RESOLUTION

1.	The arrangement (as may be modified or amended, the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving [Target Inc.] (the “Company”) and its shareholders, all as more particularly described and set forth in the plan of arrangement (as may be modified or amended, the “Plan of Arrangement”) attached as Exhibit A to the arrangement agreement attached as Appendix “—” to the Management Information Circular of the Company dated — (the “Circular”), is hereby authorized, approved and agreed.

2.	The Arrangement Agreement dated — among [Parent], [Buyer], the Company and the Representatives of the Company’s shareholders named therein, as may be amended from time to time (the “Arrangement Agreement”), the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder be, and they are hereby confirmed, ratified, authorized and approved.

3.	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed) by the shareholders of the Company or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta (the “Court”) in accordance with the CBCA, the directors of the Company be, and they are hereby, authorized and empowered without further approval of the shareholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Plan of Arrangement).

4.	The Company be and is hereby authorized to apply for a final order from the Court to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	Any one director or officer of the Company be, and is hereby, authorized, empowered and directed, for and on behalf of the Company, to execute and deliver for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6.	Any one director or officer of the Company be, and is hereby, authorized, empowered and instructed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

Exhibit E

Our File: 60687-25

[—], 2013

Analogic Corporation

8 Centennial Drive

Peabody, MA 01960

8385998 Canada Inc.

8 Centennial Drive

Peabody, MA 01960

Dear Sirs:

Re:	Plan of Arrangement (the “Arrangement”) Involving Ultrasonix Medical Corporation, Analogic Corporation, 8385998 Canada Inc. and the holders of Common Shares of Ultrasonix Medical Corporation

We have acted as counsel to Ultrasonix Medical Corporation (the “Company”) in connection with the Plan of Arrangement under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving the Company, Analogic Corporation (the “Parent”), 8385998 Canada Inc. (the “Buyer”) and the holders (“Company Shareholders”) of common shares (“Company Shares”) of the Company, all as more particular set out in the arrangement agreement dated January 7, 2013 among Parent, Buyer, the Company and Scott Ratushny, Ronald Poelzer and Laurent Pellisier (as the “Representatives”) (the “Arrangement Agreement”).

This opinion is being delivered pursuant to subsection 5.2(k) of the Arrangement Agreement. Capitalized terms used herein, to the extent not otherwise defined herein, have the meaning set forth in the Arrangement Agreement.

Scope of Review and Assumptions

We have participated, together with Wilmer Cutler Pickering Hale and Dorr LLP and Stikeman Elliott LLP, counsel to the Parent and the Buyer, in the preparation of the Arrangement Agreement, the Plan of Arrangement and certain other documents related to the Arrangement. We have also examined such statutes, public records, corporate records and documents and certificates of public officials and have considered such matters of law and have made such enquiries of officers of the Company and other persons as we have considered appropriate or necessary as the basis for the opinions expressed herein. In such examinations we have assumed (a) the genuineness of the signatures and the authority of persons signing documents examined by us, other than the authority of officers of the Company, (b) the legal capacity at all relevant times of any natural person signing any documents, agreements or certificates; (c) the authenticity of all documents examined by us which were submitted to us as originals, (d) the conformity to authentic original documents of all documents examined by us which were submitted to us as certified, conformed, facsimile or photostatic copies of original documents and (e) the identity of all individuals acting or purporting to act as public officials.

As to various questions of fact material to our opinion, which we have not verified independently, we have relied upon the following documents or certificates (copies of which are attached to or delivered concurrently with this opinion) and on the minute books of the Company:

(a)	a certificate of compliance (the “Compliance Certificate”) dated [—], 2013 issued by the Director as to the status of the Company under the CBCA; and

BURNET, DUCKWORTH & PALMER LLP	[ ], 2013 Page 2
(b)	a certificate (the “Valiant Certificate”) dated [—], 2013 of Valiant Trust Company, the registrar and transfer agent of the Company Shares, as to certain factual matters; and

(c)	a certificate (the “Officer’s Certificate”) dated [—], 2013 of certain officers of the Company, as to certain factual matters.

While we have not performed an independent check or verification of all of the facts set out in such documents or certificates, nothing has come to our attention that leads us to believe that such documents or certificates are incorrect in any way.

We have also assumed that the Arrangement Agreement and each document delivered pursuant thereto has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, and is enforceable in accordance with its terms against, each of the other parties thereto other than the Company.

Qualifications

In rendering the opinion set out below in paragraph 1, we are relying on the Compliance Certificate.

The enforceability opinion expressed below in paragraph 4 is subject to the following qualifications and assumptions:

(a)	the enforceability of the Arrangement Agreement may be limited by any applicable bankruptcy, re-organization, winding-up, insolvency, moratorium or other laws of general application affecting creditors’ rights from time to time;

(b)	the enforceability of the Arrangement Agreement is subject to or may be limited by general principles of equity, including the fact that equitable remedies, such as specific performance and injunctions, may only be awarded by a court in its discretion and may therefore not be available in any particular instance;

(c)	the enforceability of the Arrangement Agreement may be limited by the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgements;

(d)	the enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court;

(e)	no opinion is expressed as to the enforceability of any provision which has the effect of requiring that, in order to be effective, modifications, amendments or waivers of or with respect to an agreement or document are to be in writing; and

(f)	no opinion is expressed as to the enforceability of Section 4.6 of the Arrangement Agreement with respect to the limitations on directors’ fiduciary duties arising as a result of the restrictions on the Company’s board of directors ability to consider competing offers.

In using the phrase “of which we are aware” in our opinion in paragraph 5 we are referring only to the actual knowledge and awareness of members of Burnet, Duckworth & Palmer LLP who have given substantive attention to the representation of the Company, including in connection with the transactions contemplated in the Arrangement Agreement, without conducting any investigations or review of our files or the records of the Company and does not include any constructive knowledge of matters or information. Other than the review of the Officer’s Certificate, the Arrangement Agreement and the agreements referred to therein and the minute books of the Company, and inquiries of the lawyers of our firm who are responsible for the files relating to the Company, in connection with such opinion, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Company. No inference as to our knowledge as to such facts and circumstances should be drawn from our representation of the Company.

BURNET, DUCKWORTH & PALMER LLP	[ ], 2013 Page 3

In rendering the opinions set out below we are relying on the Officer’s Certificate and the Valiant Certificate as to certain factual matters.

The use herein of the phrase “fully paid and non-assessable” in respect of securities means that the holder of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Company in respect of the issue price payable for such securities although no opinion is expressed as to the actual receipt or adequacy of any consideration received by the Company therefor.

For the purposes of the opinions expressed in paragraph 6, we have assumed that the representations and warranties of the Parent and the Buyer contained in Section 3.7 of the Arrangement Agreement are true and correct in all respects.

For the purposes of the opinions expressed in paragraph 9, we have relied exclusively upon a list of reporting issuers as at [—], 2013 provided in accordance with Alberta Securities Commission Policy 51-601 and retrieved from the Alberta Securities Commission website on [—], 2013 and we have assumed such list continues to be accurate on the date hereof.

We have also assumed that:

(a)	the representations, warranties and acknowledgements of each purchaser of Company Shares or other securities of the Company, as set out in the applicable subscription agreement, were true and correct in every respect, and that all Company Shares or other securities of the Company issued or issuable in connection with such agreements were issued in accordance with the terms thereof;

(b)	if any registration or delivery instructions of a purchaser in a subscription agreement for Company Shares or other securities of the Company refer to an address in any jurisdiction other than that in which the purchaser resides (as represented in the subscription agreement), such instructions and any acts carried out in connection therewith are solely administrative in nature and do not constitute or create a connection with such jurisdiction in any manner applicable to the sale of Company Shares or other securities of the Company to the purchaser;

(c)	purchasers of Company Shares or other securities of the Company who reside in the Province of Alberta and who have requested that the certificates representing such securities be registered and/or delivered in the name of someone with an address in another jurisdiction have done so only for safekeeping or as a bare trusteeship with respect to such certificates in accordance with their normal business practice;

(d)	all Company Shares issued in connection with the exercise of options or warrants to acquire Company Shares were issued in accordance with the terms of the applicable option or warrant agreement and the terms of any stock option plan governing the issuance of such options as applicable;

(e)	the issue and sale of all Company Shares or other securities of the Company has been effected without the preparation, use or delivery of an “offering memorandum”, as defined under Applicable Securities Laws;

(f)	the Company is not a “connected issuer” or “related issuer” (as those terms are defined in Applicable Securities Laws) of any registrant involved in a trade of securities of the Company; and

(g)	at all material times, no order of a competent regulatory authority has been issued to cease the trade or distribution of any of the Company Shares or any other securities of the Company or that affects any person or company who engages in such a trade and no court judgment, order, decree, injunction, decision or ruling shall have been in effect which prevents the trade or distribution of any of the Company Shares or other securities of the Company or that affects any person or company who engages in such a trade or distribution.

For the purpose of the opinions expressed herein, we have assumed that any broker or agent engaged by the Company and involved in a trade or distribution of Company Shares or other securities of the Company was duly registered and complied with its covenants and obligations under any applicable agreement with the Company and all applicable Laws in connection with the distribution of Company Shares or other securities of the Company.

BURNET, DUCKWORTH & PALMER LLP	[ ], 2013 Page 4

For the purposes of this opinion, the term “Applicable Securities Laws” means the laws set out in the Securities Act (Alberta) and the rules and regulations and, where applicable, blanket orders thereunder, and the instruments, orders, published policy statements, forms and notices of the Alberta Securities Commission.

We are qualified to practice law in the Province of Alberta and our opinions herein are restricted to the laws of the Province of Alberta and the federal laws of Canada applicable therein as such laws exist and are construed at the date hereof and do not take into account any proposed rules or legislative changes that may come into force following the date hereof.

Notwithstanding the foregoing and our opinions below, we express no opinion with respect to: (i) the compliance or non-compliance with applicable privacy laws in connection with the transactions contemplated by the Arrangement Agreement; and (ii) the Escrow Agreement.

Opinions

Based and relying on the foregoing, and subject to the qualifications and assumptions set forth above, we are of the opinion that:

1.	The Company has been duly incorporated, is validly subsisting and in good standing under the laws of Canada and has all requisite corporate power and authority to conduct the business in which, to our knowledge, it is currently engaged.

2.	The Company has all requisite corporate power and authority to enter into the Arrangement Agreement and perform its obligations thereunder.

3.	All necessary corporate proceedings of the Company have been taken to authorize the Arrangement Agreement and the transactions contemplated therein, including the Arrangement, the performance by the Company of its obligations thereunder and the execution and delivery by the Company of the Arrangement Agreement.

4.	The Arrangement Agreement has been duly executed and delivered by the Company and the Arrangement Agreement is valid and binding on the Company and enforceable in accordance with its terms.

5.	The execution and delivery by the Company of the Arrangement Agreement and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated therein, do not and will not result in a breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under:

(a)	any applicable laws of the Province of Alberta or the federal laws of Canada applicable therein;

(b)	any term or provision of the constating documents, by-laws, or resolutions of the directors or shareholders of the Company;

(c)	of which we are aware, any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Company is a party or by which the Company is contractually bound as of the date hereof; or

(d)	of which we are aware, any judgement, writ, decree or order, of any Court, governmental agency or body or regulatory authority having jurisdiction over the Company or its properties or assets.

6.	Except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Company of the Arrangement Agreement, nor the consummation by the Company of the transactions contemplated thereby require on the part of the Company any notice to or filing with, or require any permit, authorization, consent or approval of, any Governmental Entity.

BURNET, DUCKWORTH & PALMER LLP	[ ], 2013 Page 5
7.	The authorized capital of the Company consists of an unlimited number of common shares and an unlimited number of preferred shares, of which, as of the date hereof, the Company has [—] Company Shares outstanding and such Company Shares have been validly issued as fully paid and non assessable and no preferred shares outstanding. All of the issued and outstanding shares of capital stock of the Company were offered, issued and sold by the Company in compliance with Applicable Securities Laws.

8.	Except as set forth in Section 2.2 of the Disclosure Schedule, no person holds any securities convertible or exchangeable into shares of the Company or has any agreement, warrant, option, right or privilege being or capable of becoming an agreement, warrant, option or right (whether or not on condition(s)) for the purchase or other acquisition of any unissued securities of the Company.

9.	The Company is not a reporting issuer under Applicable Securities Laws.

10.	The transfer of the Transferred Shares to the to the Buyer in accordance with the terms and subject to the conditions set out in the Plan of Arrangement are exempt from the prospectus requirements of Applicable Securities Laws and no filings, proceedings, approvals, consents or authorizations are required to be made, taken or obtained by the Company, with or from the Alberta Securities Commission pursuant to Applicable Securities Laws to permit the transfer of the Transferred Shares to the Buyer.

This opinion is furnished to you pursuant to the Arrangement Agreement and is given solely for your use and benefit and may not be relied on by, nor may copies be delivered to, any other person without our prior express written consent.

Yours truly,

BURNET, DUCKWORTH & PALMER LLP

Exhibit F

[INSERT COMPANY LETTERHEAD]

TO:	Holders of Options to Purchase Common Shares of Ultrasonix Medical Corporation

FROM:	Ultrasonix Medical Corporation (the “Company”)

DATE:	December 27, 2012

RE:	Treatment of your Stock Options (“Options”) in connection with the acquisition of the Company by 8385998 Canada Inc. (the “Buyer”)

Concurrently herewith, the Company, Analogic Corporation (“Parent”) and the Buyer are entering into an arrangement agreement (the “Arrangement Agreement”) in connection with a plan of arrangement (the “Arrangement”) under which Parent has agreed to acquire the Company’s United States assets (the “US Assets”) and the Buyer has agreed to acquire all of the outstanding common shares (the “Common Shares”) on a fully diluted basis of the Company for an aggregate purchase price of US$83 million, less an adjustment based on the Company’s working capital, transaction expenses and net debt as at the effective date (the “Effective Date”) of the Arrangement, and the Corporation will become a wholly-owned subsidiary of the Buyer. US$8.3 million of the aggregate purchase price (the “Escrow Amount”), or approximately US$0.45 per Common Share, will be deposited in escrow under the terms of an escrow agreement (the “Escrow Agreement”) at the Effective Time. On the Effective Date, holders of Common Shares (“Company Shareholders”) will receive their pro rata portion of the aggregate adjusted purchase price (less the Escrow Amount) based on the number of Common Shares outstanding at the effective time (the “Effective Time”) of the Arrangement. Company Shareholders will receive their pro rata portion of any portion of the Escrow Amount that the Company Shareholders are entitled to receive in cash in accordance with the terms of the Escrow Agreement following the Effective Date.

Although the exact amount to be received per Common Share pursuant to the Arrangement cannot be determined at the current time, if it is assumed that all outstanding Options are surrendered for the cash payment described below prior to the Effective Time, that (a) the Company’s transaction expenses as at the Effective Date are $2 million, (b) the Company’s has no net debt as at the Effective Date, (c) the Company’s working capital as at the Effective Date is $14 million, and (d) that the Parent and the Buyer are not entitled to any portion of the Escrow Amount, each Company Shareholder will be entitled to receive total consideration of approximately US$4.20 per Common Share at the Effective Time pursuant to the Arrangement (the “Per Share Price”). The Per Share Price for the Company Shareholders is subject to adjustment in accordance with the provisions of the Arrangement Agreement.

This memorandum, including Schedule “A” attached hereto, is being sent to all holders of Options and is intended to provide holders of Options with an explanation regarding the treatment of your Options in relation to the Arrangement.

PLEASE BE ADVISED THAT THE SURRENDER OF YOUR OPTIONS MAY HAVE TAX CONSEQUENCES TO YOU. YOU SHOULD CONSULT YOUR OWN PROFESSIONAL TAX ADVISORS TO DISCUSS SUCH CONSEQUENCES.

Treatment of Your Options

You have a number of vested or unvested Options (or both), which were granted to you in your capacity as a director, officer or employee of or consultant to the Company or one of its subsidiaries. In connection with the Arrangement, the board of directors of the Company has authorized the accelerated vesting of all outstanding and unvested Options in order to provide you with the opportunity to exercise or surrender all of your Options immediately prior to the completion of the Arrangement.

With respect to all of your Options, including those for which accelerated vesting has been approved, the Company has agreed to offer you a cash payment (the “Cash Payment Option”) for each Option equal to the “in-the-money amount” of such Option (less applicable statutory withholdings), such “in-the-money” amount for each Option being the estimated Per Share Price payable at the Effective Time (converted to the Canadian dollar equivalent based on the Bank of Canada noon exchange rate on the last business day preceding the Effective Date) less the exercise price of such Option.

You are hereby cautioned that the exact amount of cash to be received for each Option will likely differ from the amount indicated above as a result of a number of factors including any difference in the actual amount of the Company’s transaction expenses, working capital and net debt as at the Effective Time of the Arrangement from the assumed amounts indicated above.

The Company is also required to make certain statutory withholdings in respect of the taxable benefit arising from the surrender and cancellation of your Options, as solely determined by the Company. As a result, the Company will withhold from any cash payments to be received by you pursuant to the Cash Payment Option, an amount equal to the amount of withholdings that the Company is required to remit in connection with the surrender of your Options. By signing the Option Surrender Form attached hereto as Schedule “A”, you are agreeing to surrender each of your outstanding Options (with effect immediately prior to the Effective Time) to the Company, in exchange for the right to receive that amount of cash consideration contemplated above (less applicable statutory withholdings). By signing the attached Option Surrender Form, you agree to accept such offer. The signing of the attached Option Surrender Form does not affect your ability to exercise any vested Options in accordance with their terms prior to the Effective Time.

Upon receipt by the Company of your executed Option Surrender Form, you will have irrevocably agreed that effective as of immediately prior to the Effective Time, all of your rights, title and interest in relation to all of the Options held by you will be terminated, other than your right to receive the cash payment as set forth herein and in the Option Surrender Form, and you will have released the Company, Parent and the Buyer and their affiliates from any and all claims you may have in respect of all Options held by you.

If the Arrangement is not completed, the documentation evidencing the surrender of your Options in accordance with this memorandum and the Option Surrender Form and the irrevocable direction will be ineffective. You will not receive any payment for your Options and your Options will continue to exist (both vested and unvested) as if the Arrangement Agreement was never executed. For greater clarity, if the vesting of any of your Options was accelerated in anticipation of the Arrangement, those Options will revert to their previous vesting schedules.

You must complete the Option Surrender Form attached hereto (by signing at the bottom of each document where indicated) and return such forms to the attention of Don Wright of the Company at Fax:(604) 279-8559 or email: Don.Wright@ultrasonix.com, as soon as possible and in any event not later than 4:30 p.m. on December 30, 2012.

THE INFORMATION CONTAINED IN THIS MEMORANDUM IS CONFIDENTIAL AND IS BEING PROVIDED TO YOU FOR THE PURPOSE OF DISCLOSING RELEVANT INFORMATION ABOUT THE ARRANGEMENT AND RELATED TRANSACTIONS DESCRIBED HEREIN. THE INFORMATION CONTAINED IN THIS MEMORANDUM IS NOT TO BE USED FOR ANY OTHER PURPOSE OR RELEASED TO ANY OTHER PERSON WITHOUT THE COMPANY’S EXPRESS PRIOR WRITTEN CONSENT.

Please direct any questions you may have regarding this memorandum or the Option Surrender Form to Don Wright at the Company at Don.Wright@ultrasonix.com.

SCHEDULE “A”

Option Surrender Form

To:	Ultrasonix Medical Corportaion (“the Company”)

From:
Name (please print)

As of the date hereof, I hold the following number of unvested or vested stock options (“Options”) (if the provided space is insufficient, attach a list in the form below) and no other unvested or vested Options:

Date of Grant	Number of Options	Exercise Price

Upon and subject to the terms and conditions described in the Memorandum of the Company dated December 27, 2012 to Holders of Options to Purchase Common Shares of the Company (the “Memorandum”), I hereby agree to the terms and conditions set out in the Memorandum and agree (with respect to all of my Options) to accept the Company’s offer of a cash payment (the “Cash Payment Option”) for each Option equal to the “in-the-money” value of such Option (less applicable statutory withholdings), such “in-the-money” value for each Option being the estimated Per Share Price payable at the Effective Time (as defined in the Memorandum) (converted to the Canadian dollar equivalent based on the Bank of Canada noon exchange rate on the last business day preceding the Effective Date) less the exercise price of such Option and agree that such cash shall be received in lieu of my right to receive Common Shares.

I hereby irrevocably agree that effective as of immediately prior to the Effective Time (as defined in the Memorandum), all of my rights, title and interest in relation to all of the Options held by me will be terminated, other than my right to receive the cash payment as set forth herein and in the Memorandum.

I hereby release the Company, Parent and the Buyer and each of their affiliates from any and all claims relating to my Options on the terms set out in the Memorandum.

I further understand that withholdings will apply in respect of the taxable benefit arising from the surrender of the Options, as solely determined by the Company, before the Company will process the surrender of my Options and I irrevocably direct the Company to withhold from any cash payments to be received by me pursuant to the Cash Payment Option, an amount equal to the amount of withholdings that the Company is required to remit in connection with the surrender of the Options.

I am aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities, directly or indirectly, by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Accordingly, I agree not to buy, sell, or otherwise deal in securities of Parent until three (3) trading days after the day on which Parent has publicly announced entering into the Arrangement Agreement.

I agree that the Parent and the Buyer are third party beneficiaries of my agreements and obligations under this Option Surrender Form.

Dated this day of	.

Signature

Name (please print)